     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1998
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    N2K INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7375                            06-1455771
   (State or other jurisdiction            (Primary Standard                   (I.R.S. Employer
of incorporation or organization)    Industrial Classification Code          Identification No.)
                                                Number)

                                    N2K INC.
                          55 BROAD STREET, 26TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 378-5555
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              JONATHAN V. DIAMOND
                                 VICE CHAIRMAN
                                    N2K INC.
                          55 BROAD STREET, 26TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 378-5555
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            FRANK E. MORGAN II, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 259-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                     PROPOSED          PROPOSED
                                               NUMBER OF SHARES      MAXIMUM            MAXIMUM
             TITLE OF EACH CLASS                    TO BE         OFFERING PRICE       AGGREGATE            AMOUNT OF
       OF SECURITIES TO BE REGISTERED             REGISTERED       PER SHARE(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share.....      169,779            $14.50          $2,461,796                $727
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(c) on the basis of the average of the high and low sale prices of the Common Stock on June 16, 1998, as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 22, 1998

                                 169,779 SHARES

                                [N2K INC. LOGO]

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the resale of 169,779 shares (the "AOL Shares") of Common Stock, par value $.001 per share (the "Common Stock") of N2K Inc. ("N2K" or the "Company") by America Online, Inc. ("AOL" or the "Selling Stockholder"). The Shares may be offered from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). AOL and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally sold by the Company in a private placement pursuant to a Common Stock Subscription Agreement dated October 22, 1997 (the "Purchase Agreement" or "AOL Purchase"). See "Selling Stockholder."

     None of the proceeds from the sale of the Shares by AOL will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of advisors (other than legal counsel) to AOL) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify AOL against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.

     The Common Stock is quoted on the Nasdaq National Market under the trading symbol "NTKI." On June 18, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $18.75 per share. See "Price Range of Common Stock."

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  The date of this Prospectus is June   , 1998

                               PROSPECTUS SUMMARY

  Fiscal year references are to the respective fiscal years ended December 31.

                                  THE COMPANY

     N2K is one of the leading on-line music entertainment companies using the Internet as a global platform for promoting, marketing and selling music and related merchandise. The Company's strategy is to build loyal user communities around genre-specific websites that provide music content and enable consumers to purchase compact discs ("CDs"), cassettes and related merchandise. The Company believes that as its user base continues to grow, it will be able to increase revenues from sales of music, related merchandise, advertising and sponsorship programs.

     The Company's music retail website is Music Boulevard (MUSICBLVD.COM), around which the Company organizes its genre-specific music websites, Rocktropolis (ROCKTROPOLIS.COM), Jazz Central Station (JAZZCENTRALSTATION.COM) and Classical Insites (CLASSICALINSITES.COM). In addition to these genre websites, the Company also operates websites for such artists as David Bowie, The Rolling Stones and Leonard Bernstein. The Company's websites allow users to view current music news, reviews, artist biographies and discographies, musicians' favorite artist recordings and historical and educational information, and to hear and view cybercasts and recording and video samples. Consumers may search, browse and purchase music recordings from a database of over 200,000 CDs, cassettes, LPs, videos and related music items, digitally access 30-second music samples from a selection of over 350,000 songs, read from over 60,000 reviews and related articles and view music video clips. (See "Technology -- Audio Encoding and Delivery" for information regarding the minimum hardware and software requirements to access the Company's audio formats.) In July 1997, the Company introduced its e_mod system, which allows consumers to purchase and digitally download from a collection of music singles. All product purchases are coordinated through Music Boulevard, which acts as the Company's on-line retail store. The Company believes that by providing a wealth of information in a highly personalized, interactive context, it creates an entertaining environment that attracts traffic to its websites, fosters brand awareness and encourages purchases of music and related merchandise.

     As part of its growth strategy, the Company seeks to establish strategic alliances with global on-line, music and media companies to attract additional users to, and increase brand awareness of, the Company's websites. For example, the Company has formed a strategic alliance with AOL under an interactive marketing agreement (the "AOL Contract"), pursuant to which, among other things, Music Boulevard is featured as the exclusive on-line music retailer within AOL's MusicSpace channel, receives an anchor tenant position on AOL's Shopping channel, participates in a variety of banner advertising opportunities and is assigned specific keywords within the AOL service. AOL shares in a portion of the Company's revenues generated from sales, advertising and sponsorships through AOL. The AOL Contract also provides for promotional and anchor tenant buttons on aol.com's home and principal shopping pages. Similarly, the Company has entered agreements with Excite, Inc. ("Excite") and Netscape Communications Corporation ("Netscape"), pursuant to which visitors to the websites of Excite and Netscape may access a co-branded Music Boulevard service. From this service, visitors may purchase music products and access music content and related information. N2K has established strategic agreements as most prominently featured music content provider and on-line music retailer for WebTV Networks ("WebTV"), as most prominently featured music content provider and exclusive music retailing anchor tenant for At Home Corporation's ("@Home") @Home Shopping Guide, as exclusive on-line product fulfillment source for the Virgin Records America, Inc. ("Virgin Records") website and, subject to a memorandum of understanding, to become the advertising music sponsor and a prominently featured on-line music retailer for the PointCast, Inc. ("PointCast") Network. In addition, the Company entered into an exclusive agreement with CBS Cable, owner and operator of The Nashville Network ("TNN") and Country Music Television ("CMT"), to create and promote country music retailing through its website, country.com, and to create a special co-branded area called Country Music Boulevard which became the exclusive on-line country music store on country.com and Music Boulevard. In addition, during April 1998 the Company signed exclusive strategic alliance agreements with Ticketmaster Ticketing Company, Inc. ("Ticketmaster"), AOL Bertelsmann Online ("AOL Bertelsmann") and Disney Online and a non-exclusive agreement with Microsoft Corporation ("Microsoft").

     The Company intends to capitalize on the global nature of the Internet to build an international user base by creating local language versions of, and localized content for, the Company's websites. For 1997, approximately 26% of the Company's on-line revenues are generated from sales of CDs, cassettes and related merchandise outside of the U.S. The Company has established a wholly-owned subsidiary in Japan, the world's second largest market for recorded music sales, and has launched Japanese versions of Music Boulevard (MUSICBLVD.COM/JP) and Jazz Central Station (JP.JAZZCENTRALSTATION.COM). The Company has expanded the number of titles offered and has provided more localized product to international markets through creating alliances with international fulfillment operations. The Company entered into an exclusive agreement with Shinseido Inc., a leading music retail chain in Japan, to add more than 175,000 new local-language music titles to the Japanese version of Music Boulevard beginning in the fourth quarter of 1998. The Company has entered into an agreement with MSI of Miami Corp. ("MSI") whereby MSI will provide at least 150,000 international titles to Music Boulevard's catalog of offerings and create a fulfillment center in the Netherlands to serve European markets commencing in the second quarter of 1998. The Company has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. The Company also offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

     The Company has also established its own record label, N2K Encoded Music, under the direction of Grammy Award-winning producer Phil Ramone who has produced records for such artists as Billy Joel, Paul Simon, Chicago, Barbra Streisand, Paul McCartney, Elton John and Frank Sinatra. N2K Encoded Music uses the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. Since January 1997, the Company has released 16 recordings on the N2K Encoded Music label. The Company currently has agreements with 15 artists for future recordings. Traditional domestic distribution for the Company's record label is handled by Sony Music Entertainment, Inc.'s distribution company, RED Distribution, Inc. ("Sony's RED Distribution").

     The Company's management team has significant experience in managing music industry and artist relationships, promoting and marketing recorded music and developing state-of-the-art music recordings. Larry Rosen and Dave Grusin founded and, together with Jon Diamond, built GRP Records, Inc. ("GRP") into one of the largest independent record labels and one of the first to digitally produce music titles from concept through finished recording in CD format. With more than 75 Grammy Award nominations and 20 Grammy Awards to its credit, GRP was purchased by MCA Inc. in 1990.

     The Company's executive offices are located at 55 Broad Street, New York, New York 10004, its telephone number is 212-378-5555 and its Internet address is n2k.com.

                                  THE OFFERING

Common Stock Offered by the
Selling Stockholder...........   169,779 shares

Common Stock to be Outstanding
  After the Offering(1).......   14,372,512 shares

Use of Proceeds...............   None of the proceeds from the sale of the
                                 169,779 shares of Common Stock offered by the Selling Stockholder will be received by the Company. See "Use of Proceeds."

Nasdaq National Market
symbol........................   NTKI
---------------
(1) As of May 15, 1998, excludes (i) 2,124,355 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,581,573 shares of Common Stock reserved for future grants under the Company's stock option and purchase plans, (iii) 414,818 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants and (iv) 184,736 shares of Common Stock reserved for issuance pursuant to the exercise of a warrant issued to AOL for the future purchase of shares of Common Stock at an exercise price of $19.00 per share (the "AOL Warrant"). The weighted average exercise price of all outstanding options and warrants is $11.37 per share. See "Management -- Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     In connection with this offering, prospective investors should carefully consider the factors set forth under "Risk Factors," including historical and anticipated losses; uncertainty of future results; new business challenges; competition; dependence upon strategic alliances; dependence on key suppliers and distributors; Internet-related risks (including dependence on the Internet; uncertain acceptance of the Internet as a medium for commerce; uncertain acceptance of the Company's Internet content; uncertain acceptance of the Internet as a medium for advertising; security risks; government regulation and legal uncertainties; and liability for information retrieved from the Internet); management of growth; dependence on key personnel; risks inherent in the record label industry; potential fluctuations in quarterly results; risk of system failure or inadequacy; risks of technology trends and evolving industry standards; risks associated with global expansion; possible need for additional funds; control by management; anti-takeover provisions; shares eligible for future sale; registration rights; volatility of stock price; and absence of dividends.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                           MARCH 31,
                              -------------------------------------------------------   --------------------------
                                 1994          1995           1996           1997          1997           1998
                              -----------   -----------   ------------   ------------   -----------   ------------
STATEMENT OF OPERATIONS
  DATA(1):
Net revenues................  $        --   $    96,505   $  1,655,704   $ 11,262,788   $ 1,115,897   $  7,031,422
Cost of revenues............           --        85,176      1,493,764      9,393,539       890,202      5,936,338
                              -----------   -----------   ------------   ------------   -----------   ------------
  Gross profit..............           --        11,329        161,940      1,869,249       225,695      1,095,084
Operating expenses..........    1,327,436     2,983,933     18,401,425     31,164,657     4,613,033     15,298,199
                              -----------   -----------   ------------   ------------   -----------   ------------
Operating loss(2)...........   (1,327,436)   (2,972,604)   (18,239,485)   (29,295,408)   (4,387,338)   (14,203,115)
Income (loss):
  Continuing operations.....   (1,302,475)   (2,884,471)   (17,939,235)   (29,255,497)   (4,358,390)   (13,704,266)
  Discontinued
    operations(3)...........    1,444,885     1,289,671       (968,674)     1,158,523      (159,943)            --
Extraordinary item(4).......           --            --             --       (639,262)           --             --
Net income (loss)...........      142,410    (1,594,800)   (18,907,909)   (28,736,236)   (4,518,333)   (13,704,266)
  Basic and diluted income
    (loss) per common
    share(5):
  Continuing operations.....  $     (0.83)  $     (1.84)  $      (6.50)  $      (5.99)  $     (1.49)  $      (1.13)
  Discontinued operations...        (0.92)         0.82          (0.35)          0.24          (.06)            --
  Extraordinary item........           --            --             --          (0.13)           --             --
                              -----------   -----------   ------------   ------------   -----------   ------------
  Basic and diluted net
    income (loss) per common
    share...................  $      0.09   $     (1.02)  $      (6.85)  $      (5.88)  $     (1.55)  $      (1.13)
                              ===========   ===========   ============   ============   ===========   ============
  Shares used in computing
    basic and diluted net
    income (loss) per common
    share(5)................    1,566,936     1,566,955      2,760,948      4,885,556     2,923,216     12,146,810
                              ===========   ===========   ============   ============   ===========   ============

                                                                            MARCH 31, 1998
                                                             ---------------------------------------------
                                                               ACTUAL       PRO FORMA(6)    AS ADJUSTED(7)
                                                             -----------    ------------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $27,781,516    $ 89,361,516     $ 92,361,511
Working capital............................................   34,696,007      96,276,007       96,276,007
Total assets...............................................   54,158,689     115,738,689      115,738,689
Stockholders' equity.......................................   39,599,141     101,179,141      104,179,136

---------------
(1) Telebase Systems, Inc. ("Telebase") was founded in 1984 as a provider of on-line information services. In 1994, Telebase expanded its on-line business strategy to include music entertainment and began expending significant resources to enter this market. In 1995, the Company began offering on-line sales of music through its Music Boulevard website. On February 13, 1996, Telebase merged with N2K Inc., a New York corporation ("New York N2K"), and changed its name to N2K Inc. (the "Merger"). In April 1997, the Company decided to discontinue its on-line information services business to focus exclusively on its music entertainment business. See note
    (3) below.

(2) Included in the 1996 operating loss are aggregate one-time charges totaling $5.2 million for purchased research and development incurred in connection with the acquisitions of New York N2K ($4.1 million in February 1996) and the rock website, Rocktropolis ($1.1 million in June 1996). See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(3) In April 1997, the Company's board of directors (the "Board of Directors") approved a formal plan of disposal for its on-line information services business and in August 1997, the Company sold substantially all of the net assets of this business. Accordingly, the operating results and assets and liabilities of this business have been accounted for as a discontinued operation and reflected separately from continuing operations. See Note 3 of Notes to Consolidated Financial Statements.

(4) The Company incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that were issued in connection with the Management and Senior Notes (as defined herein). The extraordinary charge was incurred when the outstanding balance on the Management and Senior Notes was satisfied prior to maturity upon consummation of the Company's initial public offering in October 1997 (the "IPO").

(5) See Note 1 of Notes to Consolidated Financial Statements.

(6) Pro forma to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company in a public offering which closed on April 20, 1998 (the "Public Offering") after deducting underwriting discounts and commissions and estimated offering expenses. See "Capitalization."

(7) As adjusted to reflect the expiration of the put right associated with the AOL Purchase upon the effectiveness of this registration statement.
                            ------------------------

     The preceding summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company, including statements relating to (i) the Company's business objectives and strategy, (ii) the Company's planned websites and (iii) the development of the N2K Encoded Music label. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated. Such risks and uncertainties include, but are not limited to, the impact from competition for Internet content, merchandise and recorded music; dependence on strategic alliance partners, suppliers and distributors; market acceptance of the Internet for commerce and as a medium for advertising; technological changes and difficulties; and other risks detailed in this Prospectus.
                            ------------------------

     Music Boulevard(R) (and its related logo) is a registered service mark of the Company. The Company has also applied for trademark and/or service mark registrations for Music Blvd.(TM), N2K Encoded(TM) and Rocktropolis(TM). In addition, the Company is also using allstar(TM), Classical Insites(TM), e_mod(TM), Jazz Central Station(TM) (and its related logo), N2K(TM), Need To Know(TM) and RAM(TM) as trademarks and/or service marks. All other trademarks or service marks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

HISTORICAL AND ANTICIPATED LOSSES; UNCERTAINTY OF FUTURE RESULTS

     The Company has incurred significant losses and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of March 31, 1998, the Company had an accumulated deficit of $69.8 million. The Company has incurred losses from continuing operations of $17.9 million, $29.3 million and $13.7 million for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its websites, to establish marketing and distribution relationships and to build an administrative organization. The Company currently intends to increase substantially its operating expenses as a result of the Company's strategic alliances, to fund increased sales and marketing, to enhance existing websites and to implement strategic relationships important to the success of the Company. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will be able to generate sufficient revenues from the sale of music recordings, related merchandise, advertising and sponsorships to achieve or maintain profitability on a quarterly or annual basis in the future. The Company expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its business. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEW BUSINESS CHALLENGES

     Although the Company was founded in 1984 and has been conducting an on-line information services business for more than ten years, it began development of its central website, Music Boulevard, in 1994. To date, the Company has only a limited operating history in its music entertainment business upon which an evaluation of N2K and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other things, expand its customer base, respond to competitive developments, continue to attract, retain and motivate qualified employees and continue to upgrade its technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in developing and expanding its music entertainment business, including its N2K Encoded Music label, sales of advertising on its websites and development of related business opportunities, the Company's ability to achieve profitability will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The market for Internet content providers is highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. With no substantial barriers to entry, the Company expects that competition will continue to intensify. With respect to competition for consumers' attention, in addition to intense competition from Internet content providers, the Company also faces competition from traditional media such as radio, television and print. N2K Encoded Music competes with the major, and other independent, record labels. See "-- Risks Inherent in the Record Label Industry." With respect to recorded music sales, the Company competes with numerous Internet retailers, including traditional music retail chains, record labels and independents with websites on the Internet. In addition, the Company competes with traditional retail stores, including chains and megastores, mass merchandisers, consumer electronics stores and music clubs. The Company believes that the primary competitive factors in providing music entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. The Company's success will depend heavily upon its ability to provide high quality, entertaining content, along with cutting-edge technology and value-added Internet services. Other factors that will affect the Company's success include the Company's continued ability to attract experienced marketing, sales and management talent. The Company's failure to compete successfully in the music entertainment business would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the competition for advertising revenues, both on Internet websites and in more traditional media, is intense. To the extent the Company is not able to attract significant sources of revenues from paid advertisements and sponsorships on its websites, the Company's business, results of operations and financial condition will be materially adversely affected.

     Many of the Company's current and potential competitors in the Internet and music entertainment businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than the Company. There can be no assurance that the Company will be able to compete successfully. See "Business -- Competition."

DEPENDENCE UPON STRATEGIC ALLIANCES

     The Company relies on certain strategic alliances to attract users to its websites to purchase recorded music and related merchandise, as well as to attract paid advertising to its websites. The Company's ability to generate revenues from Internet commerce may depend on the increased traffic, purchases, advertising and sponsorships that the Company expects to generate through such strategic alliances. There can be no assurance that the Company's infrastructure will be sufficient to handle the expected increased traffic from such alliances. There can also be no assurance that these relationships will be maintained through their initial terms or that additional third-party alliances will be available to the Company on acceptable commercial terms or at all. The Company and MTV Networks entered into an agreement on December 17, 1996, which had an initial term of two years from March 1, 1997, the date of launch of the MTV CD Lounge service on Music Boulevard. MTV Networks recently exercised its right to terminate the agreement at the end of the first year of the service. On March 3, 1998, MTV Networks granted the Company a 60-day extension of the agreement in exchange for the Company's commitment to purchase advertising on MTV Networks of at least $40,000 per month during the extension period. The agreement with MTV Networks terminated after the extension period. The inability to enter into new, and to maintain any one or more of its existing, strategic alliances could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY SUPPLIERS AND DISTRIBUTORS

     The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley Record Distributors ("Valley"), the Company's primary provider of order fulfillment for direct-to-consumer music products, or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Valley (the current term of which expires in February 2000) or that it will be able to find an alternative, comparable supplier capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Valley terminate. An unanticipated termination of the Company's relationship with Valley, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative fulfillment house. Valley may terminate its existing agreement with the Company upon 30 days' written notice, in the event that Valley decides to discontinue providing services to all of Valley's on-line service customers. To date, Valley has satisfied the Company's requirements on a timely basis. However, to the extent that Valley does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of the Company, such capacity constraint would have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company does not have a distribution operation of its own for the N2K Encoded Music label and, accordingly, is dependent upon maintaining its existing relationship with Sony's RED Distribution or establishing a new distribution relationship with a comparable distributor. There can be no assurance that the Company will maintain its relationship with Sony's RED Distribution (the current term of which expires in October 1999). The termination of such relationship would, absent establishing a substitute relationship with another distributor, have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- N2K Encoded Music" and
"Business -- Ordering, Fulfillment and Customer Service."

INTERNET-RELATED RISKS

     Dependence on the Internet; Uncertain Acceptance of the Internet as a Medium for Commerce

     Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. The Company's future success will depend on its ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- On-line Music Industry."

     Uncertain Acceptance of the Company's Internet Content

     The Company's future success will be significantly dependent upon its ability to create, license and deliver entertaining and compelling Internet music-related content in order to attract users to its websites to purchase recorded music and related merchandise and to attract advertisers to its websites. The Company launched its first music website, Music Boulevard, in August 1995 and has limited experience in the on-line music entertainment business. There can be no assurance that the Company's content will be attractive to a sufficient number of users to generate significant revenues. There can also be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to continually attract a sufficient number of users to its websites. If the Company is unable to develop Internet content that allows it to attract, retain and expand a loyal user base, its business, results of operations and financial condition will be materially adversely affected.

     Uncertain Acceptance of the Internet as a Medium for Advertising

     In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet and, specifically, to the Company's Internet websites. To date, sales of Internet advertising represent only a small percentage of total advertising sales. The Company has begun to sell advertising on its websites but has not recognized material advertising revenues to date. There can be no assurance that advertisers and advertising agencies will accept the Internet as a medium. If Internet advertising is not widely accepted by, or if the Company is not successful in generating significant advertising revenues from, advertisers and advertising agencies, the Company's business, results of operations and financial condition could be materially adversely affected. See
"Business -- On-line Music Industry."

     Security Risks

     Despite the implementation of network security measures by the Company, its infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by its customers or others. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to the Company's customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

     Government Regulation and Legal Uncertainties

     The Company is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. The Company believes it is currently in compliance with such laws and that they do not have a material impact on its operations. Moreover, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. The enactment of any such laws or regulations in the future may slow the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain and could expose the Company to substantial liability for which the Company might not be indemnified by content providers. See "-- Liability for Information Retrieved from the Internet." The Company believes that its use of material on its websites is protected under current provisions of copyright law. However, legal rights to certain aspects of Internet content and commerce are not clearly settled. There can be no assurance that the Company will be able to continue to maintain rights to information, including downloadable music samples and artist, record and other information. The failure to be able to offer such information would have a material adverse effect on the Company's business, results of operations and financial condition.

     Liability for Information Retrieved from the Internet

     Due to the fact that material may be downloaded from websites and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against on-line services in the past. In addition, the Company could be exposed to liability with respect to the material that may be accessible through the Company's branded products and websites. For example, claims could be made against the Company if material deemed inappropriate for viewing by children could be accessed through the Company's websites. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is currently not aware of any such claims.

MANAGEMENT OF GROWTH

     The Company has recently experienced a period of rapid and significant growth, including a substantial increase in the number of its employees. Such growth has placed, and may continue to place, significant demands on the Company's management, operations and systems. To the extent that the Company continues to grow internally, through strategic alliances or through acquisitions, the Company will be faced with risks, including risks associated with the assimilation of new operations, websites and personnel, the diversion of resources from the Company's existing business and the inability of management to integrate any acquired businesses. The Company's ability to compete effectively will depend, in part, upon its ability to overcome these risks and to revise, improve and effectively use its operational, management, marketing and financial systems, both domestically and on an international basis, as necessitated by changes in the Company's business. There can be no assurance that the Company will be able to effectively manage such growth and changes. Any failure of the Company to effectively manage its growth and to respond to changes in its business would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on the continued contributions of its senior management team, and technical and marketing personnel. In particular, the Company's business is highly dependent upon the services and music industry expertise of Larry Rosen, Dave Grusin, Jon Diamond and Phil Ramone. The Company does not maintain "key man" life insurance for any of its employees. The Company does have employment agreements with Messrs. Rosen, Grusin, Diamond and Ramone and certain other members of senior management. However, such employment agreements do not assure the services of such employees. Despite employment agreements and non-competition arrangements with certain members of management, the Company's employees may voluntarily terminate their employment with the Company at any time. The Company's success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in the Internet and music entertainment industries. There can be no assurance that the Company will be able to attract and retain key personnel. The loss of one or more key employees could have a material adverse effect on the Company. See
"Business -- Employees" and "Management."

RISKS INHERENT IN THE RECORD LABEL INDUSTRY

     The record label industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. Accordingly, there can be no assurance as to the financial success of any particular release, the timing of any such success or the popularity of any particular artist, or the Company's ability to attract and sign artists to the N2K Encoded Music label. Furthermore, the Company believes that it is standard practice for record companies to pay substantial advances to artists. The Company may incur significant expenses in connection with paying its artists such advances, which could materially adversely affect the Company's results of operations. In circumstances when the Company does not pay such advances, it will be competing for artistic talent at a disadvantage to other record labels that do pay such advances. There can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases. The record label industry is dominated by a small number of large record companies that have significantly greater experience and financial, marketing and distribution resources than the Company. There can be no assurance of the Company's ability to compete effectively in that market. The failure of the Company to grow N2K Encoded Music would have a material adverse effect on the Company's growth, financial condition and results of operations. See "Business -- N2K Encoded Music."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, without limitation, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the announcement or introduction of new or enhanced websites, products and strategic alliances by the Company and its competitors, (iii) the mix of products sold by the Company, (iv) seasonality of the recorded music industry, (v) seasonality of advertising sales, (vi) Company promotions and sales programs, (vii) price competition or higher recorded music prices in the industry, (viii) the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company, (ix) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner, (x) the level of traffic on the Company's websites, (xi) technical difficulties, system downtime or Internet brownouts, (xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic alliances, (xiii) the number of recorded music releases introduced during the period, (xiv) the level of merchandise returns experienced by the Company and (xv) general economic conditions and economic conditions specific to the Internet, on-line commerce and the recorded music industry. While the Company has a limited operating history in the music entertainment business, it anticipates that revenues will eventually track traditional music purchase and advertising sales patterns. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter or quarters the Company's operating results will be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF SYSTEM FAILURE OR INADEQUACY

     The Company's operations are dependent on its ability to maintain its computer and telecommunications equipment in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, the growth of the Company's customer base may strain or exceed the capacity of its computer and telecommunications systems and lead to degradations in performance or systems failure. From time to time, the Company has experienced capacity constraints and failure of its information systems which have resulted in decreased levels of service delivery or interruptions in service to its customers. While the Company continually reviews and seeks to upgrade its technical infrastructure and provides for certain system redundancies and backup power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, substantially all of the Company's computer and telecommunications operations, including its processing operations, are located at its facility in Wayne, Pennsylvania. In the event of a catastrophic loss at the Wayne, Pennsylvania facility resulting in the destruction of the Company's computer and telecommunications operations, the Company would experience a significant interruption of its business. Although the Company maintains insurance, such insurance may not be adequate to compensate the Company for all property damage and business interruption losses that may occur.

RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

     The Company's success will depend upon its ability to develop and provide new services that meet customers' changing requirements. The music entertainment industry has been characterized by significant technological changes, such as the introduction of CDs which have had a significant impact on the industry and industry participants, and further technological changes are expected to occur. The Internet is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technological expertise, to enhance its current services, to develop new services that meet changing customer needs and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. See "Business -- Technology."

RISKS ASSOCIATED WITH GLOBAL EXPANSION

     An important component of the Company's growth strategy is its planned expansion into global markets. The Company has established a wholly-owned subsidiary in Japan. There can be no assurance that the Company will be able to successfully market, sell and distribute its products in global markets due to legal, contractual and practical considerations. In addition, there are certain risks inherent in doing business on a global level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's global operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future global operations, and consequently, on the Company's business, results of operations and financial condition.

POSSIBLE NEED FOR ADDITIONAL FUNDS

     The Company may well require additional funds to sustain and expand its sales and marketing and research and development activities and its strategic alliances, particularly if a well-financed competitor emerges or if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. The inability to obtain sufficient funds from operations and external sources would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY MANAGEMENT

     The Company's executive officers and directors and their respective affiliates beneficially own an aggregate of 22.7% of the Company's Common Stock. Such stockholders if voting together may, as a practical matter, have sufficient voting power to elect the Board of Directors, exercise significant control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions and prevent or cause a change in control of the Company, all of which may adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Delaware General Corporation Law (the "Delaware GCL") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's stockholders to fix the rights, privileges and preferences of, and to issue shares of, the Preferred Stock, which may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital
Stock -- Preferred Stock" and "-- Anti-Takeover Effects of Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Immediately following this offering, the Company will have outstanding 14,372,512 shares of Common Stock. Of these shares, the 169,779 shares of Common Stock sold in this offering, the 3,125,722 shares of Common Stock sold in the Public Offering, the 3,829,754 shares of Common Stock sold in the IPO, the 116,616 shares of Common Stock issued pursuant to the Company's Stock Plans; and the 32,110 shares sold under Rule 144 since the IPO will be freely tradable in the public market without restriction under the Securities Act, except that any shares purchased by "affiliates" of the Company may generally only be sold in compliance with the applicable provisions of Rule 144. The directors and executive officers of the Company, who collectively hold 2,566,343 of the outstanding shares of Common Stock, have agreed not to offer to sell, sell, contract to sell, grant any option to sell, encumber, pledge or otherwise dispose of, or exercise any demand rights with respect to, any Common Stock or securities convertible into or exercisable or exchangeable for

Common Stock for a period of 90 days after the date of the prospectus for the Public Offering without the prior written consent of PaineWebber Incorporated. Of the remaining 4,532,188 outstanding shares of Common Stock that are "restricted securities" not sold in the Public Offering, 620,077 shares may be publicly resold pursuant to the current public information, manner of sale and volume limitations of Rule 144 and 3,832,529 shares may be publicly resold without limitation pursuant to Rule 144(k). The Company has granted to holders of 4,403,388 shares of Common Stock not sold in the Public Offering certain demand and incidental registration rights, which rights, in general, may be exercised at any time, unless such holders agree to the lockup arrangement described in this paragraph or otherwise voluntarily agree to limit such registration rights. The Company has granted AOL certain registration rights with respect to the 169,779 shares that AOL agreed to purchase simultaneously with the IPO (the "AOL Shares"), including incidental registration rights if the Company files a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4). The Company has also granted AOL the right to require the Company to register the AOL Shares for resale by filing a shelf registration statement; to have such registration statement declared effective no later than April 16, 1998; and to use its best efforts to continuously maintain the effectiveness of such registration statement until October 22, 1999. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right to require the Company to repurchase the AOL Shares for cash at a price equal to the greater of $3.0 million or the value of the AOL Shares based on the closing price of the Company's shares on the trading day immediately preceding the day notice of the desired repurchase was given to the Company by AOL. The Company's repurchase obligation is supported by an escrow arrangement currently secured by the $3.0 million purchase price of such shares and requiring the periodic delivery by the Company of additional funds in the form of cash and/or irrevocable letter of credit calculated with reference to the market value of the Company's shares in an amount to be agreed upon by the Company and AOL, which amount shall not be less than $3.0 million nor more than $7.5 million. The Company is obligated to honor its repurchase obligation to AOL within five days after receiving notice from AOL that AOL wishes the repurchase to occur. The current market value of the Company's Common Stock as of June 18, 1998 was $18.75 per Common share. As of June 18, 1998, these shares had not been registered and AOL had not exercised its put right. If the Company is required to purchase the AOL Shares, the Common Stock subject to put rights on the Company's consolidated balance sheets will be accreted to its fair value based upon the price of the Company's Common Stock at each reporting date. The fair value will be recorded as a charge to retained earnings at each reporting date and will reduce earnings available to Common shareholders. As of June 18, 1998, there is no charge as the market value of the Company's Common Stock is below $19.00 per Common share. In addition, AOL was granted registration rights comparable to those of other holders who have registration rights with respect to the shares of Common Stock for which the AOL Warrant is exercisable. The Company has filed registration statements on Form S-8 under the Securities Act to register an aggregate of 4,080,632 shares of Common Stock pursuant to certain employee stock option and purchase plans which will thereafter be available for sale in the public market, subject to the resale limitations of Rule 144 applicable to "affiliates" of the Company. As a result of these factors, a large number of shares of Common Stock could be sold in the public market and could have an adverse effect on the market price of the Common Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

VOLATILITY OF STOCK PRICE

     The trading price of the Common Stock has been and could continue to be subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new services or products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. See "-- Potential Fluctuations in Quarterly Results." Recent history relating to the market prices of other recently public companies indicates that the market price of the Common Stock may be highly volatile. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies, particularly Internet-related companies, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market since October 17, 1997. The following table sets forth, for the periods indicated, the high and low closing sales prices for Common Stock on the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------    ------
1997
Fourth Quarter (beginning October 17, 1997).................  $30.75    $13.06
1998
First Quarter...............................................  $32.50    $16.00
Second Quarter (through June 18, 1998)......................  $34.63    $14.75

     On June 18, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $18.75 per share. As of May 15, 1998, there were 14,202,733 shares of Common Stock outstanding, held by approximately 248 holders of record. This figure does not reflect beneficial ownership of shares held in street or nominee name.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future and intends to retain all available funds for use in the operation and development of its business. The Board of Directors intends to review the Company's dividend policy from time to time. Any payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent on the earnings and financial requirements of the Company and other factors, including restrictions imposed by the Delaware GCL on the payment of dividends, covenants restricting the payment of dividends in future loan agreements and such other factors as the Board of Directors deem relevant.

                                USE OF PROCEEDS

     None of the proceeds from the sale of the 169,779 shares of Common Stock offered by the Selling Stockholder will be received by the Company.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of March 31, 1998, (ii) the pro forma capitalization of the Company as of such date giving effect to the Public Offering after deducting underwriting discounts and commissions and estimated offering expenses and (iii) the capitalization of the Company as adjusted to give effect to the expiration of the put right associated with the AOL Purchase upon the effectiveness of this registration statement. This table should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. See "Description of Capital Stock."

                                                                  MARCH 31, 1998
                                                    -------------------------------------------
                                                      ACTUAL        PRO FORMA      AS ADJUSTED
                                                    -----------    ------------    ------------
Common stock subject to put rights(2).............  $ 2,999,995    $  2,999,995    $         --
                                                    -----------    ------------    ------------
Stockholders' equity:
  Common stock, $0.001 par value; 100,000,000
     shares authorized; 12,162,004 shares issued
     and outstanding, actual; 14,162,004 shares
     issued and outstanding, pro forma; 14,331,783
     shares issued and outstanding, as
     adjusted(1)..................................       12,162          14,162          14,332
  Additional paid-in capital......................  109,353,226     170,931,226     173,931,051
  Accumulated deficit.............................  (69,766,247)    (69,766,247)    (69,766,247)
                                                    -----------    ------------    ------------
     Total stockholders' equity...................   39,599,141     101,179,141     104,179,136
                                                    -----------    ------------    ------------
          Total capitalization....................  $42,599,136    $104,179,136     104,179,136
                                                    ===========    ============    ============

---------------
(1) As of May 15, 1998, excludes (i) 2,124,355 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,581,573 shares of Common Stock reserved for future grants under the Company's stock option and purchase plans, (iii) 414,818 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants and (iv) 184,736 shares of Common Stock reserved for issuance pursuant to the exercise of the AOL Warrant. The weighted average exercise price of all outstanding options and warrants is $11.37 per share. See "Management -- Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements. See note (2) below.

(2) Represents shares of Common Stock which are subject to certain put rights of AOL and are being registered under this registration statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1997 and the related balance sheets at December 31, 1996 and 1997, which have been audited by Arthur Andersen LLP, have been included elsewhere in this Prospectus. The selected balance sheet data as of March 31, 1998 and the selected statement of operations data for the three months ended March 31, 1997 and 1998 have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for these interim periods. The results of operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                                  MARCH 31,
                              --------------------------------------------------------------------   --------------------------
                                 1993         1994          1995           1996           1997          1997           1998
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
STATEMENT OF OPERATIONS
  DATA(1):
Net revenues................  $       --   $        --   $    96,505   $  1,655,704   $ 11,262,788   $ 1,115,897   $  7,031,422
Cost of revenues............          --            --        85,176      1,493,764      9,393,539       890,202      5,936,338
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
  Gross profit..............          --            --        11,329        161,940      1,869,249       225,695      1,095,084
Operating expenses:
  Operating and
    development(2)..........          --       257,826     1,034,617      7,954,616     14,851,666     2,601,838      6,001,282
  Sales and marketing.......          --       173,415     1,077,649      2,726,291     11,470,149     1,065,838      8,102,123
  General and
    administrative..........     541,241       896,195       871,667      2,477,995      4,842,842       945,357      1,194,794
  Charge for purchased
    research and
    development(3)..........          --            --            --      5,242,523             --            --             --
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
  Operating loss............    (541,241)   (1,327,436)   (2,972,604)   (18,239,485)   (29,295,408)   (4,387,338)   (14,203,115)
Interest and other income...      43,761        73,359       106,370        352,531        693,881        47,890        523,165
Interest expense............     (82,890)      (48,398)      (18,237)       (52,281)      (653,970)      (18,942)       (24,316)
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
Loss from continuing
  operations................    (580,370)   (1,302,475)   (2,884,471)   (17,939,235)   (29,255,497)   (4,358,390)   (13,704,266)
Income (loss) from
  discontinued
  operations(4).............   1,085,256     1,444,885     1,289,671       (968,674)      (415,970)     (159,943)            --
Gain on disposal of
  discontinued
  operations(4).............          --            --            --             --      1,574,493            --             --
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
Income (loss) before
  extraordinary item........     504,886       142,410    (1,594,800)   (18,907,909)   (28,096,974)   (4,518,333)   (13,704,266)
Extraordinary item(5).......          --            --            --             --       (639,262)           --             --
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
Net income (loss)...........  $  504,886   $   142,410   $(1,594,800)  $(18,907,909)  $(28,736,236)  $(4,518,333)  $(13,704,266)
                              ==========   ===========   ===========   ============   ============   ===========   ============
Basic and diluted income
  (loss) per common
  share(6):
  Continuing operations.....  $    (0.37)  $     (0.83)  $     (1.84)  $      (6.50)  $      (5.99)  $     (1.49)  $      (1.13)
  Discontinued operations...        0.69          0.92          0.82          (0.35)         (0.08)         (.06)            --
  Gain on disposal of
    discontinued
    operations..............          --            --            --             --           0.32            --             --
  Extraordinary item........          --            --            --             --          (0.13)           --             --
                              ----------   -----------   -----------   ------------   ------------   -----------   ------------
  Basic and diluted net
    income (loss) per common
    share...................  $     0.32   $      0.09   $     (1.02)  $      (6.85)  $      (5.88)  $     (1.55)  $      (1.13)
                              ==========   ===========   ===========   ============   ============   ===========   ============
Shares used in computing
  basic and diluted net
  income (loss) per common
  share(6)..................   1,566,917     1,566,936     1,566,955      2,760,948      4,885,556     2,923,216     12,146,810
                              ==========   ===========   ===========   ============   ============   ===========   ============

                                                     YEAR ENDED DECEMBER 31,                              MARCH 31, 1998
                                 ----------------------------------------------------------------   --------------------------
                                    1993         1994         1995         1996          1997         ACTUAL      PRO FORMA(7)
                                 ----------   ----------   ----------   -----------   -----------   -----------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents......  $  858,272   $1,469,764   $  547,624   $ 4,483,450   $36,831,748   $27,781,516   $ 89,361,516
Working capital................     543,947    1,756,815        3,960     2,054,665    49,442,561    34,696,007     96,276,007
Total assets...................   1,645,275    2,685,317    1,973,332     9,386,470    65,532,355    54,158,689    115,738,689
Stockholders' equity...........     542,130    2,243,704      648,984     4,908,379    53,147,935    39,599,141    101,179,141

---------------
(1) Telebase was founded in 1984 as a provider of on-line information services. In 1994, Telebase expanded its on-line business strategy to include music entertainment and began expending significant resources to enter this market. In 1995, the Company began offering on-line sales of music through its Music Boulevard website. In 1993, the Company's costs consisted primarily of corporate expenses, i.e., the salaries of the Company's officers and other general overhead expenses. On February 13, 1996, Telebase merged with New York N2K, and changed its name to N2K Inc. In April 1997, the Company decided to discontinue its on-line information services business to focus exclusively on its music entertainment business. See note (4) below.

(2) For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company incurred costs of $0.7 million, $3.1 million, $4.1 million, $0.9 million and $1.5 million, respectively, relating to research and development. These amounts are included in operating and development expenses. Research and development costs in 1994 were immaterial.

(3) In 1996, aggregate one-time charges of $5.2 million for purchased research and development were incurred in connection with the acquisitions of New York N2K ($4.1 million in February 1996) and the rock website, Rocktropolis ($1.1 million in June 1996). See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(4) In April 1997, the Board of Directors approved a formal plan of disposal for its on-line information services business and in August 1997, the Company sold substantially all of the net assets of this business. Accordingly, the operating results and assets and liabilities of this business have been accounted for as a discontinued operation and reflected separately from continuing operations. See Note 3 of Notes to Consolidated Financial Statements.

(5) The Company incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that were issued in connection with the Management and Senior Notes. The extraordinary charge was incurred when the outstanding balance on the Management and Senior Notes was satisfied prior to maturity upon consummation of the Company's IPO.

(6) See Note 1 of Notes to Consolidated Financial Statements.

(7) Pro forma to give effect to the Public Offering after deducting underwriting discounts and commissions and estimated offering expenses. See "Capitalization."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     N2K is a music entertainment company using the Internet as a global platform for promoting, marketing and selling music and related merchandise. The Company's strategy is to build loyal user communities around genre-specific websites that provide music content and enable consumers to purchase CDs, cassettes, LPs, videos and related music items. The Company has also established its own record label, N2K Encoded Music, which uses the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings.

     The Company was founded as Telebase in 1984 as a provider of on-line information services. In 1994, recognizing increasing opportunities in the consumer entertainment market, Telebase expanded its on-line business strategy to include music entertainment and began expending significant resources to enter this market. Telebase launched its Music Boulevard website and began selling recorded music and related merchandise in 1995. In February 1996, Telebase merged with New York N2K, a New York corporation founded in 1995 as a developer of on-line music entertainment content, and the merged entity changed its name to N2K Inc. In April 1997, the Company decided to focus exclusively on its music entertainment business and, accordingly, the Board of Directors approved a formal plan of disposal for its on-line information services business. In August 1997, the Company sold substantially all of the net assets of this business. See "-- Discontinued Operations." In October 1997, the Company, which had previously been incorporated in Pennsylvania, was reincorporated as a Delaware corporation and consummated the IPO. On April 20, 1998, the Company closed on the sale of 2,000,000 shares of Common Stock in a public offering.

     The Company launched its first Internet website, Music Boulevard, in August 1995, and introduced its first music genre website, Jazz Central Station, in January 1996. In January 1997, the Company launched its first release on the N2K Encoded Music label. Company revenues have grown significantly while the Company incurred net losses for 1995, 1996, 1997 and the three months ended March 31, 1998 as it built its business. The Company is currently generating revenues from the sale of CDs and cassettes produced by others, N2K Encoded Music CDs, the sale of advertising on its websites and the sale of related merchandise. The Company believes that increased sales of N2K Encoded Music CDs and advertising on its websites will contribute to higher margins in the future. The margins from the sale of CDs and cassettes produced by others are affected by product costs, shipping and handling fees, credit card fees and promotional discounts, such as discounted selling prices and free shipping and handling. The Company believes that frequent promotional discounts will be necessary to build repeat customer traffic to its websites, which will reduce its gross margins. The Company believes that its future financial performance will be determined by its success in improving margins on the sale of CDs and cassettes produced by others, introducing new products and services, selling advertising and sponsorship programs on its websites and by selling recorded music under its N2K Encoded Music label. Management has increased the resources within the Company to support these functions.

     The Company's strategy to develop products and services for the music entertainment business was primarily responsible for the decline in net income and increase in net loss for the years ended December 31, 1994, 1995, 1996 and 1997. See "Risk Factors -- Historical and Anticipated Losses; Uncertainty of Future Results," "-- New Business Challenges" and "-- Management of Growth." The Company has only a limited operating history in its continuing operations upon which an evaluation of N2K and its prospects can be based. Accordingly, N2K believes that the results of its operations for the past five years, during which time the Company had minimal revenues, are not meaningful indications of future performance. The Company incurred losses from continuing operations of $2.9 million for the year ended December 31, 1995 and $17.9 million for the year ended December 31, 1996, of which $5.2 million represented aggregate one-time charges in connection with the write-off of purchased research and development. The Company incurred losses from continuing operations of $29.3 million and $13.7 million for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

     The Company currently intends to increase substantially its operating expenses as a result of the Company's strategic alliances, to fund increased sales and marketing, to enhance existing websites and to complete strategic relationships important to the success of the Company. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will be able to generate sufficient revenues from the sale of music recordings, related merchandise, advertising and sponsorship programs to achieve or maintain profitability on a quarterly or annual basis in the future. The Company expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its business.

     Pursuant to the Merger, the shareholders of New York N2K received an aggregate of 1,684,819 shares of Common Stock valued at $4.2 million. The Merger was accounted for as a purchase transaction with a total purchase price, including transaction costs, of approximately $4.4 million. In connection with the Merger, $4.1 million was charged to expense as of the date of the transaction as it represented purchased research and development. The Company allocated the remainder of the purchase price ($280,000) to acquired technology costs which is being amortized over five years on a straight-line basis. The results of the acquired business and the shares issued in connection with the transaction have been included in the Company's financial statements since February 13, 1996.

     On June 21, 1996, the Company acquired the rock website, Rocktropolis, from Rocktropolis Enterprises, LLC, for $633,000 in cash and 44,790 shares of Common Stock. The acquisition has been accounted for as a purchase. The Company incurred a one-time charge of $1.1 million for purchased research and development. The Company also recorded an intangible asset (tradename) of $100,000 that is being amortized over five years on a straight-line basis.

RESULTS OF OPERATIONS

  Quarterly Results

     The following table sets forth certain financial information for each of the last nine quarters. This unaudited quarterly information has been prepared on the same basis as the audited financial statements included elsewhere in this Prospectus and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the information for the periods covered. The table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                             MARCH 31,     JUNE 30,      SEPT. 30,     DEC. 31,      MARCH 31,     JUNE 30,      SEPT. 30,
                               1996          1996          1996          1996          1997          1997          1997
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net revenues..............  $   216,800   $   312,779   $   446,889   $   679,236   $ 1,115,897   $ 1,820,998   $ 3,569,969
Cost of revenues..........      196,745       272,337       397,800       626,882       890,202     1,307,065     2,866,281
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit..............       20,055        40,442        49,089        52,354       225,695       513,933       703,688
Operating expenses:
 Operating and
   development............      751,924     1,442,452     1,973,770     3,786,470     2,601,838     3,222,558     3,514,269
 Sales and marketing......      254,223       489,142       825,506     1,157,420     1,065,838     1,600,048     2,557,674
 General and
   administrative.........      433,500       564,332       596,275       883,888       945,357     1,088,293     1,227,684
 Charge for purchased
   research and
   development............    4,133,281     1,109,242            --            --            --            --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Operating loss...........   (5,552,873)   (3,564,726)   (3,346,462)   (5,775,424)   (4,387,338)   (5,396,966)   (6,595,939)
Interest and other
 income...................       24,903        80,298       155,472        91,858        47,890        37,531        80,891
Interest expense..........      (16,551)      (14,351)      (11,191)      (10,188)      (18,942)      (31,158)     (434,386)
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss from continuing
 operations...............   (5,544,521)   (3,498,779)   (3,202,181)   (5,693,754)   (4,358,390)   (5,390,593)   (6,949,434)
Income (loss) from
 discontinued
 operations...............      160,309        (3,038)     (363,455)     (762,490)     (159,943)     (256,027)           --
Gain on disposal of
 discontinued
 operations...............           --            --            --            --            --            --     1,574,493
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss before
 extraordinary item.......   (5,384,212)   (3,501,817)   (3,565,636)   (6,456,244)   (4,518,333)   (5,646,620)   (5,374,941)
Extraordinary item........           --            --            --            --            --            --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss..................  $(5,384,212)  $(3,501,817)  $(3,565,636)  $(6,456,244)  $(4,518,333)  $(5,646,620)  $(5,374,941)
                            ===========   ===========   ===========   ===========   ===========   ===========   ===========

                              DEC. 31,      MARCH 31,
                                1997           1998
                            ------------   ------------
Net revenues..............  $  4,755,924   $  7,031,422
Cost of revenues..........     4,329,991      5,936,338
                            ------------   ------------
Gross profit..............       425,933      1,095,084
Operating expenses:
 Operating and
   development............     5,513,001      6,001,282
 Sales and marketing......     6,246,589      8,102,123
 General and
   administrative.........     1,581,508      1,194,794
 Charge for purchased
   research and
   development............            --             --
                            ------------   ------------
 Operating loss...........   (12,915,165)   (14,203,115)
Interest and other
 income...................       527,569        523,165
Interest expense..........      (169,484)       (24,316)
                            ------------   ------------
Loss from continuing
 operations...............   (12,557,080)   (13,704,266)
Income (loss) from
 discontinued
 operations...............            --             --
Gain on disposal of
 discontinued
 operations...............            --             --
                            ------------   ------------
Net loss before
 extraordinary item.......   (12,557,080)   (13,704,266)
Extraordinary item........      (639,262)            --
                            ------------   ------------
Net loss..................  $(13,196,342)  $(13,704,266)
                            ============   ============

     In August 1995, the Company launched its first Internet website, Music Boulevard, and in January 1996, introduced Jazz Central Station, its first music genre website. The Company released its initial recordings on the N2K Encoded Music label during the first quarter of 1997.

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by a variety of factors, including, without limitation, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the announcement or introduction of new or enhanced websites, products and strategic alliances by the Company and its competitors, (iii) the mix of products sold by the Company, (iv) seasonality of the recorded music industry, (v) seasonality of advertising sales, (vi) Company promotions and sales programs, (vii) price competition or higher recorded music prices in the industry, (viii) the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company, (ix) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner, (x) the level of traffic on the Company's websites, (xi) technical difficulties, system downtime or Internet brownouts, (xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic alliances, (xiii) the number of recorded music releases introduced during the period, (xiv) the level of merchandise returns experienced by the Company and (xv) general economic conditions and economic conditions specific to the Internet, on-line commerce and the recorded music industry. While the Company has a limited operating history in the music entertainment business, it anticipates that revenues will eventually track traditional music purchase and advertising sales patterns. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. See "Risk Factors--Potential Fluctuations in Quarterly Results."

     Three Months Ended March 31, 1998 Compared with Three Months Ended March 31, 1997

     The Company incurred net losses of $13.7 million and $4.5 million for the three months ended March 31, 1998 and 1997, respectively.

     Net Revenues. Net revenues for the three months ended March 31, 1998 totaled $7.0 million compared to $1.1 million for the three months ended March 31, 1997. Net revenues for the three months ended March 31, 1998 and 1997 consisted primarily of sales of CDs and cassettes produced by others. Net sales of CDs produced by the Company totaled $807,000 for the three months ended March 31, 1998 compared to $352,000 for the three months ended March 31, 1997. Net sales derived from advertising sold on the Company's websites totaled $712,000 for the three months ended March 31, 1998 compared to $35,000 for the three months ended March 31, 1997.

     Cost of Revenues. Cost of revenues totaled $5.9 million for the three months ended March 31, 1998 compared to $890,000 for the three months ended March 31, 1997. Cost of revenues consists of payments to third parties for distribution of CDs and cassettes, fulfillment of customer orders, manufacturing expenses, royalties, copyrights, credit card processing charges and profit participations payable to strategic alliance partners. The Company's gross profit as a percentage of revenues decreased primarily due to increased marketing promotions including certain shipping promotions. The Company expects revenues from the sale of advertising and related merchandise to increase in future periods, which the Company believes will contribute to higher margins and reduce the cost of revenues as a percentage of revenues.

     Operating and Development Expenses. Operating and development expenses increased from $2.6 million for the three months ended March 31, 1997 to $6.0 million for the three months ended March 31, 1998, primarily due to increased staffing and related overhead expenses as the Company expanded its operations. Operating and development personnel totaled 167 full-time employees as of March 31, 1998 compared to 100 full-time employees as of March 31, 1997. Operating and development expenses consist primarily of software engineering, multimedia production, graphic design, certain nonrecoverable advances and recoupable costs, artist relations, telecommunications charges, inventory management and computer operations which support the Company's music entertainment business. This infrastructure is sufficient to support higher revenues and, accordingly, the Company expects that, as revenues increase, operating and development expenses will decrease as a percentage of revenues.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $1.1 million for the three months ended March 31, 1997 to $8.1 million for the three months ended March 31, 1998. The increase in sales and marketing expenses was primarily attributable to the amortization of the costs associated with the Company's various strategic alliances, the expansion of the Company's on-line and print advertising, public relations and other promotional expenditures, as well as increased personnel and related expenses required to implement the Company's marketing strategy. Sales and marketing personnel totaled 54 full-time employees as of March 31, 1998 compared to 22 full-time employees as of March 31, 1997. Sales and marketing expenses consist primarily of the amortization of the costs associated with the Company's various strategic alliances, external advertising, promotion, trade show, advertising sales and personnel expenses associated with marketing of the Company's websites and N2K Encoded Music CDs. The Company expects that levels of sales and marketing expenditures will increase in future periods due to the execution of new advertising programs to promote the Company's websites and N2K Encoded Music releases, but total sales and marketing expenses will decline as a percentage of revenues.

     General and Administrative Expenses. General and administrative expenses increased from $945,000 for the three months ended March 31, 1997 to $1.2 million for the three months ended March 31, 1998, primarily due to increased staffing expenses, related overhead expenses and expenses associated with being a public company. General and administrative personnel totaled 32 full-time employees as of March 31, 1998 compared to 27 full-time employees as of March 31, 1997. General and administrative expenses consist of executive management, accounting and human resources personnel, and expenditures for applicable overhead costs. The Company expects general and administrative expenses to continue to increase in absolute dollars as the Company expands its staff and incurs additional costs related to the growth of its business.

     Interest and Other Income and Interest Expense. Interest and other income and interest expense primarily consists of interest income on short-term liquid investments of the Company's excess cash and interest expense incurred as a result of the financing of equipment through capital leases and the use of the Company's revolving credit line. Interest and other income increased from $48,000 for the three months ended March 31, 1997 to $523,000 for the three months ended March 31, 1998 primarily due to the Company investing the proceeds of the IPO which occurred in the fourth quarter of 1997.

     Fiscal 1997 Compared with Fiscal 1996

     Net Revenues. Net revenues for 1997 totaled $11.3 million compared to $1.7 million for 1996. Net revenues for 1997 and 1996 consisted primarily of sales of CDs and cassettes produced by others. Net sales of CDs produced by the Company, which began in 1997, totaled $3.2 million.

     Cost of Revenues. Cost of revenues totaled $9.4 million for 1997 compared to $1.5 million for 1996. Cost of revenues consists of payments to third parties for distribution of CDs and cassettes, fulfillment of customer orders, manufacturing expenses, royalties, copyrights, credit card processing charges and profit participations payable to strategic alliance partners. The Company's gross profit as a percentage of revenues increased due to the sale of advertising, as well as the sale of CDs produced by the Company which began in 1997. The Company expects revenues from the sale of CDs produced by the Company, as well as the sale of advertising and related merchandise to increase in future periods, which the Company believes will contribute to higher margins and reduce the cost of revenues as a percentage of revenues.

     Operating and Development Expenses. Operating and development expenses increased from $8.0 million for 1996 to $14.9 million for 1997, due to costs incurred in connection with advances and recoupable costs related to projects of artists or producers with no past recording history. Additionally, the increase was due to increased staffing as the Company expanded its operations. Operating and development personnel totaled 139 full-time employees as of December 31, 1997 compared to 102 full-time employees as of December 31, 1996. Operating and development expenses consist primarily of software engineering, multimedia production, graphic design, certain nonrecoverable advances and recoupable costs, artist relations, telecommunications charges, inventory management and computer operations which support the Company's music entertainment business. This infrastructure is sufficient to support higher revenues and, accordingly, the Company expects that, as revenues increase, operating and development expenses will decrease as a percentage of revenues.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $2.7 million for 1996 to $11.5 million for 1997. The increase in sales and marketing expenses was primarily attributable to the amortization of the costs associated with the Company's various strategic alliances, the expansion of the Company's on-line and print advertising, public relations and other promotional expenditures, as well as increased personnel and related expenses required to implement the Company's marketing strategy. Sales and marketing personnel totaled 39 full-time employees as of December 31, 1997 compared to 24 full-time employees as of December 31, 1996. Sales and marketing expenses consist primarily of the amortization of the costs associated with the Company's various strategic alliances, external advertising, promotion, trade show, advertising sales and personnel expenses associated with marketing of the Company's websites and N2K Encoded Music CDs. The Company expects that levels of sales and marketing expenditures will increase in future periods due to the execution of new advertising programs to promote the Company's websites and N2K Encoded Music releases, but total sales and marketing expenses will decline as a percentage of revenues.

     General and Administrative Expenses. General and administrative expenses increased from $2.5 million for 1996 to $4.8 million for 1997, primarily due to increased staffing and overhead expenses. General and administrative personnel totaled 30 full-time employees as of December 31, 1997 compared to 18 full-time employees as of December 31, 1996. General and administrative expenses consist of executive management, accounting and human resources personnel, and expenditures for applicable overhead costs. The Company expects general and administrative expenses to continue to increase in absolute dollars as the Company expands its staff and incurs additional costs related to the growth of its business and being a public company.

     Interest and Other Income and Interest Expense. Interest and other income and interest expense consists of interest income on short-term liquid investments of the Company's excess cash and interest expense incurred as a result of the financing of equipment through capital leases, the use of the Company's revolving credit line and interest incurred on the Management and Senior Notes. Interest income for 1997 and 1996 related to the Company investing the proceeds of equity financings received in 1997 and 1996.

     Extraordinary Item. The Company incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that were issued in connection with the Management and Senior Notes. The extraordinary charge was incurred when the outstanding balance on the Management and Senior Notes was satisfied prior to maturity upon consummation of the Company's IPO.

     Fiscal 1996 Compared with Fiscal 1995

     Net Revenues. Net revenues for 1996 totaled $1.7 million compared to $97,000 for 1995. Net revenues in 1996 and 1995 consisted primarily of sales of CDs and cassettes produced by others and a limited amount of advertising revenues. The Company did not have any revenues from continuing operations prior to August 1995 when the Company launched Music Boulevard.

     Cost of Revenues. Cost of revenues totaled $1.5 million for 1996 compared to $85,000 for 1995. Cost of revenues consists of payments to a third-party fulfillment operation for the shipment to the Company's customers of music CDs and cassettes produced by others, credit card processing charges and profit participations payable to strategic alliance partners.

     Operating and Development Expenses. Operating and development expenses increased from $1.0 million for 1995 to $8.0 million for 1996 due to increased staffing resulting from the Merger and an increased development effort for the Company's music websites. Operating and development personnel increased from 26 as of December 31, 1995 to 102 as of December 31, 1996. The Company believes that costs associated with the development and maintenance of its websites will continue to increase in absolute dollars.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $1.1 million for 1995 to $2.7 million for 1996 due to increased staffing and supporting higher levels of sales. Sales and marketing personnel increased from two as of December 31, 1995 to 24 as of December 31, 1996. Advertising and promotional costs increased from $389,000 for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996.

     General and Administrative Expenses. General and administrative expenses increased from $872,000 for 1995 to $2.5 million for 1996 due to the addition of personnel as a result of the Merger. General and administrative personnel increased from 11 as of December 31, 1995 to 18 as of December 31, 1996.

     Interest Income and Expense. Interest income increased from $106,000 for 1995 to $353,000 for 1996 due to the Company investing the proceeds of equity financings received in 1996. Interest expense increased from $18,000 for 1995 to $52,000 for 1996 due to the addition of capital leases from the Merger and the use of the Company's revolving credit line in 1996 to fund working capital.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations and capital expenditures primarily from equity financings, lease financings, a revolving bank credit line and short-term loans described herein. At March 31, 1998, the Company had a cash balance of $27.8 million. The Company believes that the proceeds of the Public Offering completed in April 1998, together with its existing cash balance, will be sufficient to finance the Company's planned operations and capital expenditures until at least December 1999. The Company expects negative cash flow from operations to continue for the foreseeable future, as it continues to develop and market its operations. Inflation has not had any material impact on the Company's operations. See "Risk Factors -- Historical and Anticipated Losses; Uncertainty of Future Results" and "-- Possible Need for Additional Funds."

     Net cash of $874,000, $10.7 million, $43.7 million and $7.4 million was used for operating activities for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively, primarily as a result of the net losses generated during those periods. During 1997, the Company made payments of $18.3 million to AOL, Excite and Netscape under the AOL, Excite and Netscape contracts which are reflected in the increase in prepaid expenses. The Company financed these activities through the private placement of three series of preferred stock, which yielded net proceeds of $19.0 million in 1996 and $7.2 million in 1997. In July and August 1997, the Company received $7.8 million from the issuance of the Management and Senior Notes. In August 1997, the Company also sold substantially all of the net assets of its discontinued operations and received $3.0 million, which was paid in cash at closing. In October 1997, the Company received net proceeds of $65.3 million from the IPO. The Company also borrowed $400,000 under its revolving line of credit in 1995 to fund operating activities, which was repaid in 1996 with the proceeds of the sale of preferred stock. The Company borrowed $850,000 under its revolving credit line in the first half of 1997 to fund operating activities, the outstanding balance of which was repaid with the proceeds of the IPO.

     Purchases of property and equipment totaled $339,000, $2.9 million, $4.3 million and $1.7 million for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively. The Company projects that total purchases of property and equipment will be approximately $7.3 million in 1998, which includes $2.5 million for the creation of a redundant system and $4.8 million to support the expansion of facilities and operating systems for its websites and obtain computer-related equipment to support increased personnel levels. The Company also invested cash of $672,000 to acquire the rock website, Rocktropolis, in June 1996.

     In July 1997, the Company issued $1.75 million aggregate principal amount of promissory notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the "Management Notes"), each of whom loaned the Company $583,333. The Management Notes bore interest at 14% per annum and were due on the earlier of
(i) a change of control of the Company, as defined, and (ii) March 31, 1998. The Management Notes, including interest, converted into an aggregate of 95,354 shares of Common Stock upon the consummation of the IPO in October 1997 (the "Management Note Conversion"). In consideration for these loans, the Company issued an aggregate of 48,609 warrants to purchase 48,609 shares of Common Stock, representing 16,203 warrants to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12.00 per share and expire in July 2004. The Management Notes were recorded net of the value ($150,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. When the Management Notes were converted into Common Stock in October 1997, the Company recorded an extraordinary charge to its statement of operations which was equal to the unamortized portion of the discount (approximately $102,000).

     In August 1997, the Company issued $6,021,600 aggregate principal amount of Senior Notes (the "Senior Notes") to a group of five institutional investors affiliated with an insurance company and one existing stockholder of the Company in return for loans in that amount to the Company. The Senior Notes bore interest at 14% per annum and were due on the earlier of (i) consummation of the Company's initial public offering, (ii) a change of control of the Company, as defined, and (iii) March 31, 1998. In consideration for these loans, the Company issued an aggregate of 167,266 warrants to purchase 167,266 shares of Common Stock. The warrants are exercisable at a price of $12.00 per share and expire in August 2004. The Senior Notes were recorded net of the value ($800,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. In connection with the early repayment of the Senior Notes upon the consummation of the IPO, the Company recorded an extraordinary charge to its statement of operations equal to the unamortized portion of the discount (approximately $537,000). In addition, the Company issued warrants to purchase 83,389 shares of Common stock at an exercise price of $12.00 per share as a placement fee relating to this transaction.

     N2K and AOL formed a strategic alliance as of September 1, 1997 under the AOL Contract, pursuant to which N2K is featured as the exclusive on-line music retailer within the MusicSpace channel of AOL's on-line service. In addition, pursuant to the terms of the AOL Contract, an N2K banner continuously appears in a prominent place on the main screen of the MusicSpace channel and links to a customized Music Boulevard website. N2K also receives an anchor tenant position in the music retailing department of AOL's Shopping channel. Although a limited number of other music retailers may appear in the Shopping channel, none will be featured or promoted more prominently than N2K. The AOL Contract also provides for an integrated package of placements, promotions and links through aol.com, which link to the customized Music Boulevard website. N2K is also promoted on the results pages for certain music-related searches conducted through the AOL NetFind search engine on aol.com. N2K and AOL have also agreed to cooperate in the sale of advertising on the websites governed by the terms of the AOL Contract. Each party has the first right to sell any advertising or promotional spaces which reside on their servers. In consideration of the marketing, promotion, advertising and other services AOL provides under the AOL Contract, N2K agreed to pay AOL a total of $18.0 million over a three-year contract term, of which an aggregate of $12.0 million has been paid, with additional payments of $3.0 million to be made on each of November 1, 1998 and November 1, 1999. On November 1, 1997, the Company amended the AOL Contract to provide for promotional and anchor tenant buttons on aol.com's home and principal shopping pages with a guaranteed minimum number of impressions for a one-year term in exchange for a fee of $4.0 million to be paid on November 1, 2000, and revenue sharing on sales and advertising resulting from button-generated traffic to Music Boulevard. The Company is amortizing the costs associated with the AOL Contract over the contract terms of one to three years, primarily on a straight-line basis. The Company will continually evaluate the realizability of this asset and if necessary, write down the asset to its net realizable value. After the initial three year term, the AOL Contract may be renewed at the option of AOL for additional one-year terms. In connection with the agreement by AOL to purchase $3.0 million in aggregate value of the Company's Common Stock simultaneously with the IPO, the Company granted the AOL Warrant for the future purchase of up to 184,736 additional shares of Common Stock. The Company has granted AOL certain shelf and other registration rights with respect to the AOL Shares, including incidental registration rights if the Company files a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4). The Company has also granted AOL the right to require the Company to register the AOL Shares for resale by filing a shelf registration statement; to have such registration statement declared effective no later than April 16, 1998; and to use its best efforts to continuously maintain the effectiveness of such registration statement until October 22, 1999. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right to require the Company to repurchase the AOL Shares for cash at a price equal to the greater of $3.0 million or the value of the AOL Shares based on the closing price of the Company's shares on the trading day immediately preceding the day notice of the desired repurchase was given to the Company by AOL. The Company's repurchase obligation is supported by an escrow arrangement currently secured by the $3.0 million purchase price of such shares and requiring the periodic delivery by the Company of additional funds in the form of cash and/or irrevocable letter of credit calculated with reference to the market value of the Company's shares in an amount to be agreed upon by the Company and AOL, which amount shall not be less than $3.0 million nor more than $7.5 million. The Company is obligated to honor its repurchase obligation to AOL within five days after receiving notice from AOL that AOL wishes the repurchase to occur. The current fair market value of the Company's Common Stock as of June 18, 1998 was $18.75 per Common share. As of June 18, 1998, these shares had not been registered and AOL had not exercised its put right. If the Company is required to purchase the AOL Shares, the Common Stock subject to put rights on the Company's consolidated balance sheets will be accreted to its fair value based upon the price of the Company's Common Stock at each reporting date. The fair value will be recorded as a charge to retained earnings at each reporting date and will reduce earnings available to Common shareholders. As of June 18, 1998, there is no charge as the market value of the Company's Common Stock is below $19.00 per Common share. See "Description of Capital Stock -- Registration Rights" and Note 1 of Notes to Consolidated Financial Statements.

     On September 23, 1997, N2K entered into a sponsorship agreement with Excite (the "Excite Contract") pursuant to which N2K is the exclusive retail music store sponsor of the excite.com website, provides certain music-related content to the excite.com website, created a co-branded area of Music Boulevard, the Company's website, and participates in joint promotions to customers of this co-branded area. The Excite Contract provides for the Company to pay Excite an initiation fee, an annual exclusivity fee and an annual sponsorship fee for on-going programming, links, placements, advertisements and promotions. Under the terms of the Excite Contract, the Company also pays Excite a specified share of gross margins realized by the Company on transactions, advertising, sponsorship, promotions and other revenues generated during the term of the Excite Contract on Music Boulevard as a result of users referred from the excite.com website. In consideration of the sponsorship opportunity afforded to the Company under the Excite Contract, N2K agreed to pay Excite a guaranteed minimum total of $9.8 million over a two-year contract term, of which $3.8 million has been paid (including $500,000 paid in April 1998), with additional payments of $1.9 million to be paid during 1998 and $4.1 million to be paid during 1999. The Company is amortizing the costs associated with the Excite Contract over the initial contract term which expires on November 17, 1999. The amortization method is primarily based upon the number of impressions received during the contract term. The Company will continually evaluate the realizability of this asset and, if necessary, write down the asset to its net realizable value. Pursuant to the terms of the Excite Contract, Excite is obligated to offer the Company the right of first refusal to negotiate with Excite for renewal of the Excite Contract.

     On September 27, 1997, N2K entered into a website services agreement with Netscape (the "Netscape Services Agreement") pursuant to which the Company produced, developed and manages a retail website, maintained on the Company's servers and linked to Netscape's website, modeled after, but differentiated from, the Company's Music Boulevard website. Under this Netscape Services Agreement, visitors to Netscape's website may readily access the retail website, which is promoted by Netscape using content provided by the Company, for the on-line purchase of music products and access to related information. The Netscape Services Agreement provides for the Company to pay Netscape $1.0 million on December 18, 1998, 12 months after the date on which the service was fully functional and accessible to end users, and a second payment of $1.0 million on June 18, 1999, 18 months after such date. The Company is amortizing this cost, primarily as impressions are received during the two-year contract term. In addition, over the two-year contract term, Netscape and the Company will share net revenues from the sale of certain music products, advertising services, subscriptions to content, fees paid by content providers for the provision of pay-per-view access to end users and sponsorships. N2K has entered into one additional agreement with Netscape. Under a trademark license agreement (the "Netscape License Agreement") effective as of September 28, 1997, Netscape granted to the Company a license to use Netscape's trademark in connection with the retail website that, in part, promotes Netscape's products and services. In exchange for the rights granted to the Company under the license, the Company has agreed to pay Netscape a one-time license fee of $4.0 million, $3.0 million of which was paid by December 31, 1997 and the remainder of which was paid in April 1998. The Company is amortizing this cost over the two-year contract term, primarily on a straight-line basis. The Company will continually evaluate the realizability of these assets and, if necessary, write down the asset to its net realizable value. Pursuant to the terms of the Netscape License Agreement, Netscape is obligated to offer the Company the right of first refusal to negotiate with Netscape for its renewal.

     On April 23, 1998, N2K entered into a cross-promotional marketing, advertising and retail agreement with Ticketmaster (the "Ticketmaster Contract") pursuant to which N2K and TM Online will create a co-branded music store. N2K, as the exclusive music retailer of TM Online, will manage and maintain the co-branded store and share net revenues (as defined in the Ticketmaster Contract) with Ticketmaster from the sale of music products through the co-branded store. Ticketmaster will provide N2K with on-line and off-line marketing, advertising and promotional opportunities. Under the terms of this contract, N2K will pay Ticketmaster $12.0 million in four installments over the contract term: (i) $4.0 million upon execution of the contract; (ii) $3.0 million on or before November 1, 1998; (iii) $3.0 million on or before May 1, 1999; and (iv) $2.0 million on or before November 1, 1999. The Company is amortizing the costs associated with the Ticketmaster Contract over the contract term. The Company will continually evaluate the realizability of this asset and, if necessary, write down the asset to its net realizable value. The agreement expires in April 2000.

     During April 1998, the Company signed three additional strategic alliance agreements with AOL Bertelsmann Online, Disney Online and Microsoft Corporation. The Company's commitments under all of its strategic alliance agreements, including those signed in April 1998, include cash payments of approximately $17.1 million, $13.5 million and $4.0 million in 1998, 1999 and 2000, respectively. No payments were made under any of the Company's strategic alliances during the three months ended March 31, 1998. Subsequent to March 31, 1998 and through the date of this prospectus, $6.4 million of the $17.1 million for 1998 was paid.

     The Company has a commitment for a $2.0 million revolving line of credit with CoreStates Bank, N.A. (the "CoreStates Facility"), which will expire on June 30, 1998. The Company is currently negotiating the terms of a new facility. The CoreStates Facility bears interest at the bank's prime rate and is secured by a security interest in substantially all of the Company's assets. Maximum borrowings under the CoreStates Facility are limited to certain percentages of eligible accounts receivable. The CoreStates Facility is subject to an unused commitment fee in the amount of 0.5% of the unused portion of the facility on a quarterly basis. As of March 31, 1998, the Company did not have any outstanding borrowings under the CoreStates Facility.

     From time to time, in the ordinary course of business, the Company evaluates possible acquisitions of, or investments in, businesses, products and technologies that are complementary to those of the Company. A portion of the Company's cash resources may therefore be used to fund acquisitions or investments. See "Risk Factors -- Management of Growth."

DISCONTINUED OPERATIONS

     Beginning in 1984, the Company operated an on-line information services business. In 1994, the Company expanded its business strategy to include music entertainment. In April 1997, the Company decided to focus exclusively on its music entertainment business, and, as such, elected to discontinue its on-line information services business. At that time, the Board of Directors approved a formal plan of disposal for its on-line information services business. In August 1997, the Company sold substantially all of the net assets of this business.

     The on-line information services business has been accounted for as a discontinued operation. Accordingly, the operating results and assets and liabilities of this business have been reflected separately from continuing operations. The sale of the on-line information services business in August 1997 resulted in a gain of approximately $1.6 million, which was recorded in the period ended September 30, 1997. See Note 3 of Notes to Consolidated Financial Statements.

     For the years ended December 31, 1995, 1996 and 1997, the discontinued operations generated revenues of $11.0 million, $7.9 million, and $2.4 million, respectively. The discontinued operations generated net income of $1.3 million in 1995, and net losses of $969,000 in 1996 and $416,000 in 1997.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for the Company's 1998 year-end financial statements. The Company is evaluating the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

RISKS ASSOCIATED WITH THE YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the Year 2000. The Company has begun to conduct an analysis in 1998 to determine the extent to which its major suppliers' systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company. In addition, most of the purchases from Music Boulevard are made with credit cards, and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.

                                    BUSINESS

     N2K is one of the leading on-line music entertainment companies using the Internet as a global platform for promoting, marketing and selling music and related merchandise. The Company's strategy is to build loyal user communities around genre-specific websites that provide music content and enable consumers to purchase CDs, cassettes and related merchandise. The Company believes that as its user base continues to grow, it will be able to increase revenues from sales of music, related merchandise, advertising and sponsorship programs.

     The Company's music retail website is Music Boulevard (MUSICBLVD.COM), around which the Company organizes its genre-specific music websites, Rocktropolis (ROCKTROPOLIS.COM), Jazz Central Station (JAZZCENTRALSTATION.COM) and Classical Insites (CLASSICALINSITES.COM). In addition to these genre websites, the Company also operates websites for such artists as David Bowie, The Rolling Stones and Leonard Bernstein. The Company's websites allow users to view current music news, reviews, artist biographies and discographies, musicians' favorite artist recordings and historical and educational information, and to hear and view cybercasts and recording and video samples. Consumers may search, browse and purchase music recordings from a database of over 200,000 CDs, cassettes, LPs, videos and related music items, digitally access 30-second music samples from a selection of over 350,000 songs, read from over 60,000 reviews and related articles and view music video clips. In July 1997, the Company introduced its e_mod system, which allows consumers to purchase and digitally download from a collection of music singles. All product purchases are coordinated through Music Boulevard, which acts as the Company's on-line retail store. The Company believes that by providing a wealth of information in a highly personalized, interactive context, it creates an entertaining environment that attracts traffic to its websites, fosters brand awareness and encourages purchases of music and related merchandise.

     As part of its growth strategy, the Company seeks to establish strategic alliances with global on-line, music and media companies to attract additional users to, and increase brand awareness of, the Company's websites. For example, the Company has formed a strategic alliance with AOL under an interactive marketing agreement, pursuant to which, among other things, Music Boulevard is featured as the exclusive on-line music retailer within AOL's MusicSpace channel, receives an anchor tenant position on AOL's Shopping channel, participates in a variety of banner advertising opportunities and is assigned specific keywords within the AOL service. The AOL Contract also provides for promotional and anchor tenant buttons on aol.com's home and principal shopping pages. Similarly, the Company has entered agreements with Excite and Netscape, pursuant to which visitors to the websites of Excite and Netscape may access a co-branded Music Boulevard service. From this service, visitors may purchase music and related products and access music content and related information. N2K has established strategic agreements as most prominently featured music content provider and on-line music retailer for WebTV, as most prominently featured music content provider and exclusive music retailing anchor tenant for @Home, as exclusive on-line product fulfillment source for the Virgin Records website and the advertising music sponsor and a prominently featured on-line music retailer for the PointCast Network. In addition, the Company has entered into an exclusive agreement with CBS Cable, owner and operator of TNN and CMT, to create and promote country music retailing through its website, country.com, and to create a special co-branded area called Country Music Boulevard which became the exclusive on-line country music store on country.com and Music Boulevard. In addition, during April 1998 the Company signed exclusive strategic alliance agreements with Ticketmaster, AOL Bertelsmann and Disney Online and a non-exclusive agreement with Microsoft.

     The Company intends to capitalize on the global nature of the Internet to build an international user base by creating local language versions of, and localized content for, the Company's websites. The Company has established a wholly-owned subsidiary in Japan, the world's second largest market for recorded music sales, and has launched Japanese versions of Music Boulevard (MUSICBLVD.COM/JP) and Jazz Central Station (JP.JAZZCENTRALSTATION.COM). The Company has expanded the number of titles offered and has provided more localized product to international markets through creating alliances with international fulfillment operations. The Company has entered into an exclusive agreement with Shinseido Inc., the leading music retail chain in Japan, to add more than 175,000 new local-language music titles to the Japanese version of Music Boulevard beginning in the fourth quarter of 1998. The Company has entered into an agreement with MSI whereby MSI will provide at least 150,000 international titles to Music Boulevard's catalog of offerings and create a fulfillment center in the Netherlands to serve European markets commencing in the second quarter of 1998. The Company has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. The Company also offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

     The Company has also established its own record label, N2K Encoded Music, under the direction of Grammy Award-winning producer Phil Ramone. N2K Encoded Music uses the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. Traditional domestic distribution for the Company's record label is handled by Sony's RED Distribution.

ON-LINE MUSIC INDUSTRY

     The Company believes that substantial growth opportunities exist in the on-line music industry. According to Jupiter Communications ("Jupiter"), total on-line music revenues, which include prerecorded music sales, music related merchandising, advertising and concert ticketing, are expected to grow to $2.8 billion by the year 2002, up from an estimated $22.5 million in 1996 and $71.0 million in 1997. Jupiter estimates that the number of on-line households making purchases is expected to grow from an estimated 15.2 million households in 1996 to 57.0 million households, representing over 50% of U.S. households, by the year 2002. During the same time period, Jupiter estimates that the percentage of on-line households making on-line purchases annually is expected to grow from approximately 20% to 70%.

     The Company believes that the multimedia features available through the Internet, including audio, video and graphics, make it an ideal medium for promoting, marketing and selling music and related merchandise. Potential purchasers of music recordings can preview their purchases by listening to high-quality sound samples, viewing text and video clips (including cover art, artists' discographies, music videos and reviews) and searching from an extensive catalog of available titles. The Internet and current technologies also allow users to digitally download music in a compressed format to a personal computer ("PC") and store it on a CD using a read/write CD-ROM drive. Internet users can also search for music by genre or artist, access a wealth of information and events, including music history and news, artists' biographies, cybercast concerts and radio broadcasts, and participate in live interviews with artists. Because the Internet is a highly interactive medium and user responses can be tracked, the Company believes that advertisers will become increasingly attracted to opportunities to focus their marketing efforts on specific user groups and individuals.

     The Company believes that Internet-based retailers have certain advantages over traditional retail channels. Traditional retail stores limit the amount of inventory they carry and tend to focus on carrying a greater percentage of hit releases. The Company estimates that a traditional retail store stocks an average of 10,000 stock keeping units ("SKUs") and megastores stock an average of approximately 39,000 SKUs out of a total of more than 200,000 SKUs generally available in the U.S. and offered by the Company. According to SoundScan, Inc. ("SoundScan"), a retail audio sales data collection company, the number of new releases in 1996 alone was more than 28,000 titles. According to Jupiter, 80% of unit sales at traditional retail stores come from only 20% of available titles. The Company believes that traditional retail stores do not have the same capability to track individual customer purchases and demographic data for use in direct marketing programs and in developing a one-to-one relationship with the consumer. Internet-based stores can operate 24-hours a day, seven days a week, and are not limited by geographic boundaries.

     An individual electronic commerce website can maximize its awareness and traffic through the use of strategic alliances with other websites having high user traffic. Through the use of embedded hyperlinks, higher traffic websites can refer potential customers to electronic commerce websites for potential purchases of goods or services. These agreements generally involve economic arrangements including upfront payments or commissions on the dollar volume of goods sold. These payments are analogous to rent paid by traditional "brick and mortar" retail locations, and can be critical to an electronic commerce website's ability to expand.

     The Company believes that the demographic profile of consumers of recorded music has aged along with the population. According to the Recording Industry Association of America ("RIAA"), domestic purchases of recorded music by those 30 and over have increased from approximately 34% of U.S. sales in 1986 to approximately 47% of sales, or approximately $5.9 billion, in 1996. The Company believes that the Internet represents an attractive retail and promotion medium for customers in this age group as they are less "hits-driven" than younger age groups, typically can afford to buy more titles at one time, often own PCs and generally have credit cards, which are generally used to make electronic payments.

     Historically, the music industry has benefited from innovations in technology, such as the introduction of the CD in 1983. Over the last ten years, much of the industry's growth resulted from consumers replacing existing music collections with the CD format. According to the RIAA, domestic music sales grew from $5.6 billion in 1987 to $12.5 billion in 1996. In recent years, however, music sales growth has slowed due to a number of factors, including a shortage of major releases by new artists and a slowdown in the rate of growth of CD sales, as consumers have replaced most of their music collections. Nevertheless, the number of retailers distributing music during this time period has increased, resulting in greater competition and the closure of a number of traditional record stores. For example, according to the RIAA, traditional record stores' market share of music sales dropped from a peak of 72% in 1989 to 50% in 1996. During the same time period, stores such as mass merchandisers, discount chains and consumer electronics stores have increased their market share from 16% to 32% and music clubs have increased their market share from 8% to 14%.

BUSINESS STRATEGY

     The Company's strategy includes the following key elements:

     Create Strong Brand Awareness. The Company believes that building brand awareness of the N2K websites is critical to attracting and expanding its global Internet user base. N2K promotes its brand identities through on-line and traditional media, event sponsorships and other marketing activities. The Company enhances brand awareness of its individual websites by providing original and proprietary content, providing consumers the ability to purchase music and related merchandise and establishing strategic and bounty relationships whereby other websites engage Music Boulevard as their on-line music retailer and content provider.

     Develop Key Industry and Website Alliances. The Company seeks to establish strategic alliances with global music and media companies to attract additional users to, and increase brand awareness of, the Company's websites. Strategic alliances include those with AOL, Excite, Netscape, Ticketmaster, AOL Bertelsmann, Disney Online, Microsoft, WebTV, @Home, CBS Cable (country.com), Virgin Records and PointCast, pursuant to which N2K is the exclusive or a prominently featured on-line music retailer or fulfillment source for each of these companies' respective websites. The Company views these agreements as a significant competitive advantage. In addition, N2K has established its Remote Access Music ("RAM") program, whereby third-party websites may register with N2K and establish hyperlinks to Music Boulevard for on-line music retailing.

     Offer Largest Selection of Music and Related Merchandise. The Company's merchandising strategy centers around offering users one of the largest collections of music and related items (including over 200,000 CDs, cassettes, LPs, videos, and related music items) in a multimedia, interactive and personalized environment. Through the Company's e_mod system, users can also digitally download a select number of singles. The Company believes that its extensive music catalog, combined with specific artist features, music reviews, sound samples and music videos, draws users into areas of personal interest and generates incremental sales by exposing consumers to music for which their knowledge or access may be limited or which may be unavailable in traditional retail environments.

     Build User Communities and Attract Advertising. The Company's strategy is to build global on-line communities around specific genres of music, all of which link to the Company's retail website, Music Boulevard. The Company believes that organizing its websites by music genres such as rock, jazz, country and classical music parallels traditional radio and other media formats as well as consumer buying patterns. By organizing its websites by music genre, the Company is able to aggregate targeted demographic user groups, thereby offering advertisers and sponsors access to highly defined audiences. These targeted user groups enable advertisers and sponsors to customize their messages through banner advertisements, event and program sponsorships and music recording promotions. The Company provides its advertisers and sponsors with quantitative feedback on the effectiveness of their website advertising and sponsorship programs.

     Expand International Presence. The Company intends to capitalize on the global nature of the Internet to build an international user base by creating local language versions of, and culture-specific content for, the Company's websites. The Company has established a wholly-owned subsidiary in Japan, the world's second largest market for recorded music sales, and has launched Japanese versions of Music Boulevard and Jazz Central Station. The Company has also entered into other agreements with Shinseido, Inc. and MSI to provide a significant number of additional local-content music titles in Japan and European markets. The Company has also entered into an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia.

     Leverage Infrastructure Through Multiple Websites. The Company intends to utilize its current infrastructure to enhance existing, and add new, genre and artist websites. Retailing components in each genre website are dynamically driven from Music Boulevard databases, and are presented within the interface and design of the genre website. The Company believes that both users and advertisers prefer websites designed for specific audiences and that a multiple website approach enhances the Company's ability to promote content within each website, encourages more users to bookmark the Company's websites and attracts greater numbers of third-party hyperlinks to the Company's websites.

     Build and Leverage N2K Encoded Music Label. The Company has established its own record label, N2K Encoded Music, which uses the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. The Company believes that it can leverage its Internet platform by promoting and selling its own proprietary titles produced by N2K Encoded Music. The artists and products of N2K Encoded Music also provide an additional source of engaging content for the Company's genre websites.

N2K WEBSITES

     The Company's music retail website is Music Boulevard (MUSICBLVD.COM), around which the Company organizes its genre-specific music websites, Rocktropolis (ROCKTROPOLIS.COM), Jazz Central Station (JAZZCENTRALSTATION.COM) and Classical Insites (CLASSICALINSITES.COM). In addition to these genre websites, the Company also hosts websites for such artists as David Bowie (DAVIDBOWIE.COM), The Rolling Stones (STONESWORLD.COM) and Leonard Bernstein (LEONARDBERNSTEIN.COM). As part of its multiple website strategy, the Company assigns, whenever possible, a separate universal resource locator or "URL" to each of its genre and artist websites, and continually reviews and revises these websites to provide both an interesting and easy to use on-line experience. The Company believes that both users and advertisers prefer websites with distinct URLs designed for specific audiences.

     Music Retail and Genre Websites. The Company believes that by providing a wealth of information in a highly personalized, interactive context, it creates an entertaining environment that attracts traffic to its websites, fosters brand awareness and encourages purchases of music and related merchandise. The Company's existing music retail and genre websites include the following:

MUSICBLVD.COM

     Music Boulevard is the Company's flagship website, featuring a rich graphical and musical environment containing over 75,000 graphic images and offering over 200,000 CDs, cassettes, LPs, videos and related music items. The Music Boulevard URL leads to a home page containing site navigation, featured store specials, site features, search capability and links to genre-specific store departments. Users may choose desired locations by clicking on a navigation bar or hyperlinked text allowing them to begin (i) purchasing music items on-line and checking their order status; (ii) searching for artists, titles, songs or compositions; (iii) accessing specials and sales promotions;
(iv) linking to genre departments including Rock/Pop, Alternative, R&B/Hip-Hop, Jazz, Classical, Country, World Music, Shows & Soundtracks and Various & Family;
(v) accessing features such as music news, pre-release ordering section, Billboard and Music Boulevard charts, over 60,000 reviews and features from allstar, Jazz Track (news from Jazz Central Station) and CI Classical Review (news from

Classical Insites), and articles from SPIN, JazzTimes, Puncture, Fanfare, Dirty Linen, Relix, Blues Access and IAJE Jazz Educators Journal magazines; (vi) joining the Frequent Buyer's Club; (vii) linking to the area containing the most recently purchased albums in each genre; and (viii) listening to sound samples in MPEG, RealAudio or Liquid Audio formats.

     A personal shopping cart allows the user to select merchandise for purchase while navigating through Music Boulevard. Items can be added to or subtracted from a shopping cart at any time. As a user completes a search, similar or complementary artists and titles are suggested. By pressing the "buy" button, the customer completes the ordering process. See "-- Ordering, Fulfillment and Customer Service." Music Boulevard customers can join a Frequent Buyers Club and receive a free CD after purchasing a certain quantity of CDs. To join the Frequent Buyers Club, customers complete a brief survey which provides valuable demographic data. The Company currently utilizes the Frequent Buyers Club data to analyze customer shopping trends and demographics, and is evaluating ways in which it may utilize this data to customize marketing programs. Each Music Boulevard department contains new releases, on sale items, daily and weekly featured reviews, a sales promotion billboard and virtual endcaps with sale pricing, icons for audio samples and short editorial copy.

  ROCKTROPOLIS.COM

     The Rocktropolis website is an in-depth, multimedia entertainment and information resource for the global rock and pop music communities. Rocktropolis offers a comprehensive guide to the world of rock and pop music, enabling users to listen to live performances, discuss their favorite artists and access music reviews on-line. Each area of Rocktropolis has a unique design and advanced multimedia elements, as well as engaging content. Rocktropolis' primary areas include: Events, Talk, Search, Rocktropolis Radio and News. Events features live and archived cybercasts of artist concerts and interviews. Featured artists have included David Bowie, Sting, Beck, Sex Pistols, Porno for Pyros, Bush, The Tragically Hip, Chemical Brothers, Motley Crue, Los Lobos and Sheryl Crow. Talk features special-event chats, 24-hour chat rooms and bulletin boards. Search enables users to retrieve news stories, gossip items, album reviews and other information about their favorite artists. Search also features links to the Company's artist websites, including the David Bowie and Rolling Stones websites. Rocktropolis Radio features four separate pre-selected streaming audio stations covering Rock, Electronic, Punk and College genres. News is the home of the award-winning allstar on-line music magazine, which provides daily music news and gossip. allstar features album and live reviews, as well as in-depth interviews with some of rock music's most important musicians.

  JAZZCENTRALSTATION.COM

     Jazz Central Station is an in-depth jazz, multimedia music entertainment and information resource bringing together jazz fans, musicians, educators and industry leaders from around the globe. Jazz Central Station features live chats with renowned artists, in-depth information, artist interviews, sound clips and educational resources for music students. The site spotlights a rotating roster of jazz artists as well as listings of current and upcoming album releases, tour schedules, concerts and festivals worldwide. Jazz Central Station is home to the Chick Corea website, and official sites for Miles Davis (milesdavis.com) and Wynton Marsalis (wyntonmarsalis.com). The Wynton Marsalis site is expected to be launched in mid-1998. Jazz Central Station also hosts artist sites for Joshua Redman and Gerry Mulligan. Additionally, Jazz Central Station is the only website to offer a continuous audio stream of WBGO 88.3 FM, a leading jazz radio station.

     Jazz Central Station is the official website for JazzTimes magazine, the International Association of Jazz Educators (IAJE), George Wein's Festival Productions (producer of the JVC Jazz Festival), the Playboy Jazz Festival and the North Sea Jazz Festival. In 1996, Jazz Central Station inaugurated the first annual JCS Global Jazz Poll.

     Jazz Central Station has an acclaimed Board of Advisors, including Chick Corea, Quincy Jones, Ramsey Lewis, Bruce Lundvall, Dan Morgenstern and George Wein.

  CLASSICALINSITES.COM

     Classical Insites is an in-depth, multimedia music entertainment and information resource for the global classical music community. Classical Insites offers a comprehensive guide to the world of classical music, enabling users to explore the history and personalities of classical music, listen to performances and discussions by legendary artists, seek out worldwide classical music events and purchase music and related merchandise on-line. In addition to text, features are enhanced by graphic and multimedia elements. Classical Insites' primary areas include: The Hall of Fame, a gallery of great classical composers and performers (including recent inductees Luciano Pavarotti, Leontyne Price, Yo-Yo Ma and Pierre Boulez); and The Performance Center, including a concert hall (featuring broadcasts, performances and other events), a spotlight area (introducing the work of important, lesser-known composers and performers), an information booth (providing links to performing organizations around the world) and a screening room (featuring exciting new films and great film scores). Other highlights of Classical Insites include the official website of Leonard Bernstein (leonardbernstein.com).

     Classical Insites also hosts the official website of WQXR (96.3 FM), one of the country's leading classical music radio stations, offering music listings, program information and a live audio stream to allow users worldwide to hear WQXR's classical programming. Classical Insites' users can enjoy on-line editions of Fanfare Magazine (a leading classical music publication) and CI Classical Review (an in-house publication of CD reviews and feature articles). Among its plans for 1998, Classical Insites intends to launch the official website of Cecilia Bartoli (ceciliabartoli.com), one of the world's renowned mezzo-sopranos, and to produce and present special on-line programming through the Company's relationship with the Library of Congress. Classical Insites will also announce the winners of its first Global Classical Music Poll, in which users voted for their favorite artists. The Lifetime Achievement category of this award is being voted on by Classical Insites' distinguished Board of Advisors, which includes Betty Allen, Marilyn Bergman, Nina Bernstein, John Corigliano, Peter Gelb, Charles Hamlen, Omus Hirschbein, Bobby McFerrin, Arnold Steinhardt, Michael Tilson Thomas and Charles Webb. The Board of Advisors is composed of artists and industry leaders that as a whole represent the various aspects of the diverse classical music community.

     Artist Websites. The Company's artist websites include interviews, discographies, sound and video samples, artists' best recordings, artists' recommended listening and touring and biographical information. These artist websites each have a separate URL.

  DAVIDBOWIE.COM

     The David Bowie website contains many features on the artist, including an exploration of his latest album releases, Outside and Earthling. The website also takes visitors inside the murder-mystery world explored in Bowie's short story, "The Diaries of Nathan Adler." The website features sound samples, band biographies, concert clips and information, interviews, cover art, the full text of "The Diaries of Nathan Adler" and information on Bowie's latest releases and tours (including coverage of his 50th Birthday Concert at Madison Square Garden). David Bowie's Telling Lies was one of the first singles to be released exclusively on the Internet. The single has been digitally downloaded over 300,000 times by website visitors. In addition, the website contains a special section featuring the artist's selected websites and samples of his digital art. Bowie fans can communicate with each other and with the artist via the website's Message Board.

  STONESWORLD.COM

     Stones World is a Rolling Stones website that features an extensive overview of the band. The website features a comprehensive catalog of the Rolling Stones' music, comprised of five separate sections: Discography, Down on the Corner, Mile Stones, Index and a welcome message from Mick Jagger and Keith Richards. This website incorporates sound samples, live concert clips, band and concert information, interviews, archival photos, full lyrics and an interactive poker game. Stones fans can communicate with each other via the website's Message Board.

  LEONARDBERNSTEIN.COM

     The Leonard Bernstein website is the official website celebrating Leonard Bernstein's life and legacy, developed in conjunction with the Bernstein family and estate. Drawing primarily on the vast archive of Bernstein materials left to the Library of Congress, this website presents a multifaceted portrait of Leonard Bernstein through an extensive collection of rare documents, photographs, interview excerpts, audio samples and video material. Visitors to the Leonard Bernstein website enter a virtual rendition of Bernstein's actual studio and can explore "themes" that offer unique insight into this great American musician's creative mind. The website offers users the opportunity to read from a selection of Leonard Bernstein's private letters and peruse his manuscript scores, working notes, rare photographs, programs and more. Among some of the website's offerings were exhibits featuring West Side Story (including documentation of its long and complicated genesis), The Young People's Concerts with the New York Philharmonic (including letters from devoted fans of all ages whose lives were changed by these ground-breaking educational programs) and Bernstein's 1943 debut with the New York Philharmonic. Many of the elements featured on the website have never before been available to the public. Special Leonard Bernstein recordings and related merchandise are available exclusively through Music Boulevard.

     International Websites. The Company intends to capitalize on the global nature of the Internet to build an international user base by creating local language versions of, and localized content for, the Company's websites. The Company has established a wholly-owned subsidiary in Japan, the world's second largest market for recorded music sales, and has launched Japanese versions of Music Boulevard (musicblvd.com/jp) and Jazz Central Station (jp.jazzcentralstation.com). The Company has expanded the number of titles offered and has provided more localized product to international markets through creating alliances with international fulfillment operations. The Company has entered into an exclusive agreement with Shinseido Inc., the leading music retail chain in Japan, to add more than 175,000 new local-language music titles to the Japanese version of Music Boulevard beginning in the fourth quarter of 1998. The Company has entered into an agreement with MSI whereby MSI will provide at least 150,000 international titles to Music Boulevard's catalog of offerings and create a fulfillment center in the Netherlands to serve European markets commencing in the second quarter of 1998. The Company has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. The Company also offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

N2K ENCODED MUSIC

     In January 1997, the Company launched its own record label, N2K Encoded Music, to create, produce, license, acquire and market high-quality recorded music, which is distributed through the Company's websites as well as through record stores and other traditional retail and distribution channels. N2K Encoded Music currently produces recordings across several music genres, including rock, pop, jazz, classical and blues. In building and expanding the N2K Encoded Music record label, the Company licenses master recordings from other record labels, acquires master recordings and publishing catalogs and signs artists to the record label. Through its websites, the Company features and promotes individual artists who are signed to the N2K Encoded Music label. The Company anticipates that in the short-term the majority of N2K Encoded Music's new recordings will be sold in traditional record stores.

     Phil Ramone, a noted independent record producer, is the President of N2K Encoded Music. In such capacity, Mr. Ramone is responsible for managing, conducting and developing the business of N2K Encoded Music, including signing recording artists to perform for the N2K Encoded Music label and serving as Producer or Executive Producer for one or more of its albums. Mr. Ramone has produced albums for a variety of well-known recording artists, including Billy Joel, Paul Simon, Chicago, Barbra Streisand, Paul McCartney, Elton John and Frank Sinatra, among many others. He has also produced soundtracks or albums for the following films: A Star is Born, Flashdance, Ghostbusters, On Her Majesty's Secret Service, Midnight Cowboy, Reds, Shampoo, Stand By Me, White Nights and Yentl, as well as sixteen Broadway plays including Chicago, A Funny Thing Happened on the Way to the Forum, Hair, Passion, The Wiz, Starlight Express and Promises,

Promises. In addition to numerous platinum and gold albums and singles, Mr. Ramone has received eight Grammy Awards and many other music awards. See "Management -- Employment Agreements."

     On October 16, 1996, the Company and Sony's RED Distribution entered into a letter agreement providing that Sony's RED Distribution will be the exclusive distribution agent in the United States for the N2K Encoded Music label. The agreement has a three-year term which expires on October 15, 1999 and provides for payment to Sony's RED Distribution of a distribution fee equal to a graduated percentage of net sales. The agreement also provides that the Company will deliver at least 12 previously unreleased, newly compiled or recorded studio albums during each year of the term of the agreement.

     N2K Encoded Music promotes its image as a multimedia, Internet-oriented label. The Company uses its websites to promote the N2K Encoded Music label and intends to create a website or featured artist area within an existing N2K website for each of its recording artists.

     For each artist recording, N2K Encoded Music creates a tailored marketing plan. In conjunction with an artist's release, N2K Encoded Music employs traditional marketing efforts, including the coordination of radio advertisements, distribution of CDs to radio syndicates to encourage air-time play, distribution of point-of-purchase displays to retail locations and organization of live performances and appearances for the artist. The Company also uses its websites to promote artists' releases. Users are directed to an artist's website or featured area for editorial content, sound and video samples, digital downloading of singles and samples and artist cybercasts. The Company also creates banner ads on its websites announcing an artist's release and intends to utilize its strategic partners for co-marketing. The Company believes that these promotional tactics differentiate N2K Encoded Music from other labels.

STRATEGIC ALLIANCES

     The Company has formed a strategic alliance with AOL under an interactive marketing agreement, pursuant to which, among other things, N2K is featured as the exclusive on-line music retailer within AOL's MusicSpace channel, receives an anchor tenant position on AOL's Shopping channel, participates in a variety of banner advertising opportunities and is assigned specific keywords within the AOL service. In addition, AOL shares in a portion of the Company's sales proceeds and advertising revenues. The Company has also entered into an agreement with AOL for promotional and anchor tenant buttons on aol.com's home and principal shopping pages. Similarly, the Company has entered into the Excite Contract, pursuant to which Music Boulevard is the exclusive retail music store sponsor of the excite.com website, provides certain music-related content to the excite.com website, created a co-branded area of Music Boulevard and participates in joint promotions to customers of this co-branded area. The Company has also entered into the Netscape Services Agreement, pursuant to which the Company produced, developed and manages a retail website modeled after Music Boulevard that is promoted by Netscape and is readily accessible by visitors to Netscape's website to purchase music products and access related information. N2K has established strategic agreements as most prominently featured music content provider and on-line music retailer for WebTV, as most prominently featured music content provider and exclusive music retailing anchor tenant for @Home, as exclusive on-line product fulfillment source for the Virgin Records website, and the advertising music sponsor and a prominently featured on-line music retailer for the PointCast Network.

     Some of the key aspects of the Company's strategic alliances include the following:

     - Under the terms of the AOL Contract, N2K and AOL share revenues generated from the sale of advertising, sponsorships, CDs and related merchandise. Music Boulevard is featured as the exclusive on-line music retailer within AOL's MusicSpace channel, receives an anchor tenant position on AOL's Shopping channel, participates in a variety of banner advertising opportunities and is assigned specific keywords within the AOL service. The AOL Contract has a term of three years and is renewable at the option of AOL for additional one-year terms. The AOL Contract also provides for promotional and anchor tenant buttons on aol.com's home and principal shopping pages for a one-year term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Under the terms of the Excite Contract, N2K and Excite share the gross margins realized by the Company on revenues generated from transactions, advertising, sponsorship and promotions on Music Boulevard as a result of users referred from the excite.com website. The Excite Contract provides for the Company to pay Excite an initiation fee and an annual exclusivity fee, as well as an annual sponsorship fee for on-going programming, links, placements, advertisements and promotions. The Excite Contract has an initial term which expires on November 17, 1999. Pursuant to the terms of the agreement, Excite is obligated to offer the Company the right of first refusal to negotiate with Excite for renewal of the Excite Contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Under the terms of the Netscape Services Agreement, N2K and Netscape share revenues from the sale of certain music products, advertising services, subscriptions to content, fees paid by content providers for the provision of pay-per-view access to end users and sponsorships over the two-year contract term. The Netscape Services Agreement provides for the Company to pay Netscape $1.0 million on December 18, 1998, 12 months after the date on which the service was fully functional and accessible to end users and a second payment of $1.0 million 18 months after such date. Under the Netscape License Agreement, the Company has agreed to pay Netscape a one-time license fee of $4.0 million, $3.0 million of which was paid by December 31, 1997 and the remainder of which was paid in April 1998.

     - The Company's agreement with WebTV involves the sharing of revenue generated as a result of traffic on the Company's pages within the WebTV Network, including net revenues and royalties from advertising, premium services (including, but not limited to, periodic pay-per-view or pay-per-play programs) and transactions (including, but not limited to, revenues from merchandising products/services, other promotions and follow-on transactions). The WebTV agreement expires in September 1998.

     - The agreement between the Company and @Home requires the Company to share net revenues with @Home from the sale of both music products and non-music products such as clothing, videotapes and computer accessories. Any net fees or net advertising revenues generated from any of the five exclusive events to be created annually by the Company for @Home customers only are shared. The agreement with @Home is for an initial term of one year, expiring June 6, 1998, and provides for an automatic renewal for an additional one-year term.

     - The Company's agreement with CBS Cable, owner and operator of TNN, CMT, and its website, country.com, requires the Company to share (i) net revenues with CBS Cable from the sale of both music products and non-music products, such as apparel, video tapes, and other music related products and (ii) any net fees or net advertising revenues generated from advertising placed on any of the co-branded pages on both Country Music Boulevard and country.com. The agreement expires five years following the launch date of the co-branded site named Country Music Boulevard and can be terminated earlier by either party in the event that certain revenue targets are not achieved.

     - The agreement between the Company and Ticketmaster requires the Company to share net revenues with Ticketmaster from the sale of music products through a co-branded store. The agreement also provides for the Company to purchase on-line and off-line marketing, advertising and promotional opportunities from Ticketmaster. The agreement with Ticketmaster expires in April 2000.

     - The agreement between the Company and AOL Bertelsmann makes Music Boulevard the anchor tenant on AOL Europe service. The agreement has a one-year term from the date of launch with a one-year option to renew.

     - The agreement with Disney Online calls for the Company to pay marketing and sponsorship fees and to pay a royalty on merchandise purchases consummated through links with Music Boulevard. The agreement has a one-year term from the launch of the Disney Boutique with an option for an additional one-year term on mutually acceptable terms.

     - The agreement with Microsoft calls for the Company to pay a monthly fee and a royalty on gross revenue generated by customers linking to Music Boulevard from Microsoft Plaza. The agreement has a one-year term from the launch of the link between Music Boulevard and Microsoft Plaza with continuous six-month extensions unless terminated by either party.

     - The Company's agreement with Virgin Records involves the payment by the Company to Virgin Records of a royalty on sales of all products sold by the Company to customers who have linked from the Virgin Records website prior to making a purchase. The agreement with Virgin Records had an initial term of one year, was extended for one year on October 27, 1997, and has automatic renewal terms.

     - The Company has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. The agreement involves the payment of a royalty on sales of all products coming through the local MTV-Music Boulevard sites. The Company has one year from the date of the agreement (July 29, 1997) to launch each local Music Boulevard site, and the agreement has a one-year term from the launch date of each site.

     - The Company pays an annual sponsorship fee to PointCast and also pays PointCast a royalty on the sales of all products sold by the Company to designated PointCast users.

     - The Company receives an administration fee based on a percent of gross advertising revenues, and shares net advertising revenues with WBGO. The Company is required to incur certain non-material development and maintenance expenses for the related website during the contract term. The agreement expires in September 1999, with automatic one-year renewals.

     - Pursuant to the Company's website development agreement with Interstate Broadcasting Company, Inc., the licensee of WQXR, the Company is required to pay for all design and production costs related to the development and maintenance of the WQXR website. The WQXR agreement provides for an initial contract term which extends one year from the website's launch date of November 14, 1996, with one automatic one-year renewal.

SALES AND MARKETING

     The Company's overall sales and marketing strategy is designed to effectively merchandise music and related products sold through Music Boulevard by building brand awareness, attracting repeat users and driving traffic to N2K's websites. The Company utilizes a combination of external advertising and promotion, internal promotion and product merchandising and on-line partnering programs, including the RAM program, to accomplish these objectives. The Company currently employs approximately 55 people in its sales and marketing department.

     Website Promotion

     The Company utilizes strategic alliances to increase brand awareness and drive traffic to Music Boulevard. In addition, the RAM program enables independent websites to offer their users the ability to purchase CDs, cassettes and music-related merchandise through a link to Music Boulevard, earning a commission on items sold through their website. The Company also employs a combination of on-line and off-line advertising and promotion campaigns to stimulate traffic to its websites. The Company purchases targeted "keyword" advertising on search engines and directories such as Lycos, Hot Bot and Infoseek, and on selected destination websites such as E!Online, Billboard.com and PointCast, which have targeted demographics similar to those of N2K's users. In addition, the Company attracts customers through negotiated cost-per-lead and cost-per-click arrangements with such sites as AudioNet, Preview Travel, Big Yellow and the DoubleClick Direct network. Generally, these advertisements are in the form of interactive banners. The Company establishes hyperlinks between N2K websites and artist and fan club websites, posts in music-related newsgroups and secures reviews and event notices in appropriate directory websites.

     The Company is building its brand awareness through television and print advertising. The Company expects to spend between $8.0 million and $10.0 million in traditional advertising during the 1998 calendar year. The Company also intends to run an extensive print advertising campaign in appropriately targeted publications in the late spring and summer months of 1998. The Company has a proactive public relations program and participates in trade shows, conferences and speaking engagements.

     The Company also promotes its Music Boulevard website through hyperlinks from record label websites and through its relationship with SoundScan. The Company believes that hyperlinks between Music Boulevard and record label websites are attractive to record companies who do not sell to consumers directly on their own websites because of conflicts with retailers. In its relationship with SoundScan, the Company reports its weekly recorded music transactions taking place on its Music Boulevard website. SoundScan uses this information, along with data from the vast majority of music retail locations nationwide, to tally U.S. music sales. This data is the exclusive criteria for compiling the Billboard charts, and qualifies the N2K network of websites as a potential advertising medium for record labels.

     Merchandising and Customer Programs

     A key part of the Company's merchandising and customer acquisition and retention strategies is its ability to link its music genre, artist and title-specific content, such as record reviews, artist profiles and special promotions, to the music ordering section of Music Boulevard and stimulate and facilitate consumer purchases of CDs, cassettes and related merchandise.

     Pricing. The Company adjusts pricing strategies and tactics as necessary to maintain competitiveness. The Company's strategy is to price aggressively all recent releases and popular titles. The Company seeks to encourage the purchase of multiple titles by capping shipping costs and guaranteeing two-day delivery within the U.S. for purchases of five titles or more.

     In-Store Merchandising. The Company utilizes numerous merchandising features to encourage and enhance a consumer's buying experience. The Company believes that the user's ability to listen to audio samples from a selection of over 350,000 songs is a significant incentive to purchase. Prior to making a purchase on Music Boulevard, a consumer can also access a variety of information about an artist, music group, album or music genre.

     The Company regularly creates artist and sales programs on its music websites to maximize visibility and sell-through. The Company contracts with Billboard to display the top selling music charts on the Music Boulevard website, which the Company believes provides the consumer with an effective resource for locating samples and sale pricing. The Company has enabled its customers to purchase upcoming popular album releases not yet appearing in conventional retail stores. These titles are delivered to Music Boulevard customers on their respective titles' release dates. The Company promotes these sales events via ad banners both on N2K websites and others' websites.

     Exclusive Product Distribution. Through its relationships with music artists and their business representatives, N2K has in the past made arrangements with several well known artists to sell selected recordings exclusively through the Music Boulevard distribution channel. The Company intends to continue to pursue such relationships in the future. In addition to generating a higher profit margin, these exclusive releases are not available through any other music retailers, giving Music Boulevard a significant competitive advantage.

     Push Marketing. The Company has created virtual listening posts, which consist of CD covers prominently displayed with audio samples in multiple formats, competitive sale pricing and "Order Now" buttons on Music Boulevard and in the individual music genre department storefronts. The Company believes that record labels find the virtual listening posts attractive for promoting new CD releases.

     Customer Acquisition and Conversion. The Company collects user information through a variety of programs which require registration on both Music Boulevard and the genre websites and enable the Company to collect demographic data which can be used to market directly to the Company's customer base. Such programs include sweepstakes, contests, coupon giveaways, free shipping and other sales promotions to generate new business.

     Customer Retention. The Company has implemented a Frequent Buyers Club membership program, allowing members to receive a free CD after a certain number of purchases. The Company believes that a major benefit of this club is the ability to collect user demographics and attempt to capture all or a greater portion of a member's on-line music purchases. The Company uses an existing technology, known as "cookies," to keep track of basic user actions and sessions on the Music Boulevard website. The Music Boulevard cookie is able to restore a customer's shopping basket and on-line session, even if the customer leaves the website and returns later. The Company believes the use of this technology facilitates and encourages customers to spontaneously visit N2K's websites.

     One-To-One Marketing. The Company believes that database marketing enhances its ability to know its customers' music and lifestyle preferences which provides its customers with a more personal and enhanced experience. After collecting consumer data, the Company uses e-mail to send customers compelling messages of discount coupons, new releases and special sales, among other things, depending on the customer's previous purchasing and browsing behavior. The Company is implementing Collaborative Filtering software developed by Net Perceptions Inc. to personalize the Music Boulevard website to each individual customer and provide CD recommendations derived from past buying behavior and buying patterns among the entire Music Boulevard community of customers.

ADVERTISING SALES AND SPONSORSHIPS

     The Company has positioned its websites as an interconnected on-line music network, offering advertisers and marketers the ability to reach highly targeted communities of music fans worldwide. Advertisers on the Company's websites have included MCA Records, Intel, Microsoft Corp., Sony Online Ventures, IBM and MasterCard, among others. Advertisers are offered a variety of advertising options which can be combined in different percentages to reach the desired advertising mix. The Company has implemented NetGravity's software package for advertising space management, tracking of page impressions and reporting to advertisers.

     The Company utilizes various advertising models to allow for a high degree of flexibility in responding to individual advertisers' needs. The Company has implemented a graduated cost per thousand ("CPM") rate structure, charging a higher CPM for its more highly targeted audiences. The Company intends to reserve a portion of its available advertising inventory in order to promote the sale of merchandise and to feature content and events on its websites.

     The forms of advertising currently offered on the Company's websites include banners, virtual endcaps, featured content presentations and integrated page icons. Advertisements are displayed on home pages, store departments, search results, artist discographies and on sale and new release listings, among other high traffic Music Boulevard locations. These advertising spaces can be dynamically served through the use of NetGravity software to rotate, change or target existing messages or increase the number of advertisements delivered in a given space.

     The Company also offers advertisers and marketers alternative forms of website advertising. The Company's advertising model includes sponsorship packages to encourage users to associate specific content with an identified sponsor. Sponsorship fees are fixed according to time-based arrangements. The Company utilizes a combination of internal direct sales personnel and external agencies to solicit and service advertisers on the Company's websites.

ORDERING, FULFILLMENT AND CUSTOMER SERVICE

     The Company has designed its ordering system to be easy-to-use and simple to understand. In order to maintain high customer satisfaction and price competitiveness, the Company places an emphasis on reliable product fulfillment. At any time during a visit to Music Boulevard, a customer can click on the "Order Now" button to place an item in his or her personal shopping basket. The customer can continue to shop the website, adding chosen items. When the customer is ready to submit an order, he or she simply returns to the order page, chooses a shipping method (U.S. Mail, 2-Day Federal Express or Federal Express Overnight to customers from the U.S. and air mail and DHL Express to non-U.S. customers) and a payment method. If not previously registered with Music Boulevard, a customer is prompted to register at the time of purchase and to enter his or her name, address and password. The customer then has the option of securely submitting credit card information on-line or calling or faxing the information to the Music Boulevard Customer Service Department. Music Boulevard also provides the option of payment by check or money order. By assigning a password to every buyer, the Music Boulevard ordering process facilitates repeat purchases by eliminating the need to re-submit credit card and shipping information for subsequent orders. The Company keeps customers informed regarding the status of their orders by sending e-mail messages, including notification of the receipt and shipment of each order and whether an item is back-ordered.

     The Company primarily uses Valley, a third-party fulfillment operation, to ship CDs, cassettes, LPs, videos and related music items. All inventory is owned and stored by Valley. Four times daily, the Company batches customer orders and electronically transmits them to Valley. The Company uses a secure network through which it transmits data to Valley, thereby helping to ensure customer security as well as data integrity. Valley picks, packs and ships customer orders and charges the Company negotiated rates for merchandise, shipping and handling. Customer billing is performed by the Company, which utilizes a third-party credit card processor, First USA, Inc. If a customer's selection is not in stock, Music Boulevard sends an e-mail to notify the customer of the backlogged items. To date, the Company has experienced a return rate of approximately 1% of all CDs and cassettes sold.

     The Company has expanded the number of titles offered and has provided more localized product to international markets through creating alliances with international fulfillment operations. The Company has entered into an exclusive agreement with Shinseido Inc., a leading music retail chain in Japan, to add more than 175,000 new local-language music titles to the Japanese version of Music Boulevard beginning in the fourth quarter of 1998. The Company has entered into an agreement with MSI whereby MSI will provide at least 150,000 international titles to Music Boulevard's catalog of offerings and create a fulfillment center in the Netherlands to serve European markets commencing in the second quarter of 1998. The Company also offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

     The Company believes that high levels of customer service and support are critical to the value of its services and to retaining and expanding its user base. Accordingly, the Company has significantly increased its staffing levels in the Customer Service Department and currently employs 25 representatives on a full-time basis and 7 representatives on a part-time basis. Music Boulevard Customer Service representatives are available 24 hours a day on weekdays, and 10:00 AM to 6:00 PM EST on weekends for customer service through a combination of e-mail, fax and a toll free telephone number, 1-800-99MUSIC. Customer service is assisted by automated e-mail notifications which greatly assist in keeping customers up-to-date on the status of their orders. Company representatives handle general questions about the service as well as register customers' credit card information over the phone. The Company believes that these representatives are a valuable source of feedback regarding user satisfaction, which the Company uses to improve its services. Customers of the Company are not charged for service and support.

TECHNOLOGY

     The Company has developed sophisticated information services delivery and user tracking systems by integrating third-party systems, when available, and by developing proprietary tools. The Company's integrated systems and tools provide functionality in seven primary areas: (i) multimedia asset management, (ii) website development, (iii) audio encoding and on-line delivery, (iv) fault tolerance, (v) security, (vi) scalability and (vii) advanced technologies. At the same time, the systems and tools provide scalability to maintain performance as the number of users of the system and the amount of data processed increases and to add new functionality as new needs and technologies emerge.

     Multimedia Asset Management. Central to the Company's system is a database management system necessary to index, retrieve and manipulate the Company's continuously growing multimedia content. The database management system allows for rapid searching, sorting, viewing and distribution of, among other things, audio samples, video clips, cover art and photos. The Company has chosen Oracle
7.3 as its database management system. Based on the quality and creativity of the Company's interfaces, Oracle Corporation selected the Company as one of its featured developers for Oracle Open World, its infomercial and international product roadshow which was introduced in 1996.

     Website Development. The catalog of CDs and cassettes, stored in an Oracle database, forms the core of the music entertainment content collection and contains links to related content (e.g., audio samples, images, editorial content and charts). Each individual page of the Company's Music Boulevard website is built dynamically from these elements using a proprietary web page template technology. This template technology results in the separation of the page look and feel from the individual data elements, which eliminates software updates for page layout changes and greatly reduces the programming required to maintain a growing amount of content. Templates also enable websites with different formats to seamlessly integrate Music Boulevard store elements such as "search" and "discography" pages. The Company has developed software specifically to enable its editorial and creative staff to develop content tightly linked into this environment. As a result, the Company can efficiently import editorial content from third-party sources such as magazines. For high-volume, non-secure Web transactions the Company uses the Apache web server, a modular, high-performance server.

     Audio Encoding and Delivery. The Company uses a variety of audio compression technologies for its audio samples and downloads, tailoring them to specific applications. In light of current user patterns, the Company uses the popular RealNetworks' RealAudio format for delivering realtime streaming 30-second audio previews and feature-length web broadcasts. The Liquid Audio streaming format, which employs high quality DOLBY Digital compression, is used for realtime preview samples for those tracks which are available for digital distribution. Thirty-second downloadable preview samples are also available in the industry standard MPEG format.

     Each of the Company's audio formats has certain minimum system requirements for hardware and software in order for a user to listen to the audio samples on Music Boulevard. A user must have a multimedia-equipped personal computer and must download software in each format. For example, the minimum system PC requirements for a user desiring to play an audio sample in the MPEG audio format are an MPEG Audio Player and a 386/40mhz CPU on a Windows 3.1 operating system with eight megabytes of random access memory.

     The Company is also actively pursuing new and emerging audio compression technologies for the digital distribution of music. Full-length downloadable master recordings, available via the Company's emod system, are available as DOLBY Digital downloads suitable for transfer to standard audio CDs. emod is the Company's delivery system developed using Music Boulevard's secure transaction engine and music database in tandem with Liquid Audio's encoding and digital distribution systems. The emod system makes it possible to deliver high quality audio on-line to consumers.

     Fault Tolerance. The Company has operated a 24-hour a day, seven-day a week computing facility in the on-line information industry for over ten years. Drawing on this experience, the Company's website architecture uses redundant servers and RAID (redundant array of independent drives) storage systems so that downtime due to system outages or maintenance needs is minimized. The Company is deploying an architecture in which all components of the on-line systems are redundant, allowing continuous operation even in the event of occasional component failures. The Company runs its Oracle database on the Sun Enterprise 4000 server because of its fault tolerant characteristics including redundant, hotswappable components.

     Security. The Company employs a combination of proprietary and commercially available firewalls to keep its Internet connections secure. The Company uses the Apache SSL Server for secure electronic transactions over the Internet. It uses proprietary EDI (electronic data interchange) interfaces and private networks to ensure the security of customer credit card transactions and other order information shared with the Company's fulfillment partners and third party billing company. The Company plans to implement standardized electronic transaction mechanisms (such as Secure Electronic Transaction technology, the standard being developed by major credit card companies) as they become commercially available.

     Scalability. The structure of the Company's hardware and software is built upon a distributed transaction processing model which allows software to be distributed among multiple parallel servers. This architecture allows the Company to scale by either adding new servers or increasing the capacity of existing servers. The current system is designed to scale from 4,000 simultaneous users currently to at least 20,000 users, while maintaining both user performance and cost per transaction. In the rapidly changing Internet environment, the ability to update the application system to stay current with new technologies is important. The system's template technology and modular database design allow the addition or replacement of server-based applications such as multimedia formats and delivery systems, additional EDI-based fulfillment partners and search and retrieval engines. This architecture also enables low-cost, rapid deployment of additional websites that integrate with the shopping and genre websites.

     Advanced Technologies. The Company continually evaluates emerging technologies, new developments in web technologies and CD/DVD (digital video disc) multimedia authoring. Technologies with which the Company is currently working include Sun's Java language, electronic payment and transaction systems in the service of an international multiple fulfillment distribution system, Real Time Streaming Protocol (RTSP) for the orderly delivery of multimedia content over the Internet. The Company is implementing Collaborative Filtering software developed by Net Perceptions Inc. to personalize the Music Boulevard website to each individual customer and provide CD recommendations derived from past buying behavior and buying patterns among the entire Music Boulevard community of customers.

COMPETITION

     The market for Internet content providers is highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. With no substantial barriers to entry, the Company expects that competition will continue to intensify. Currently, there are more than one hundred music retailing websites on the Internet. With respect to competing for consumers' attention, in addition to intense competition from Internet content providers, the Company also faces competition from traditional media such as radio, television and print. N2K Encoded Music competes with the major, and other independent, record labels. With respect to recorded music sales, the Company competes with numerous Internet retailers, including traditional music retail chains, record labels and independents with websites on the Internet. In addition, the Company competes with traditional retail stores, including chains and megastores, mass merchandisers, consumer electronics stores and music clubs.

     The Company believes that the primary competitive factors in providing music entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. The Company's success in this market will depend heavily upon its ability to provide high quality, entertaining content, along with cutting-edge technology and value-added Internet services. Other factors that will affect the Company's success include the Company's continued ability to attract experienced marketing, sales and management talent. In addition, the competition for advertising revenues, both on Internet websites and in more traditional media, is intense. The Company believes that its high-quality music-related content, offered free of charge, is an important differentiation from other music-related and music-merchandising websites.

     Many of the Company's current and potential competitors in the Internet and music entertainment businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors.

EMPLOYEES

     As of May 15, 1998, the Company had 274 full-time employees, including 188 in operations and development, 55 in sales and marketing and 31 in general and administrative. As of May 15, 1998, the Company also had 20 part-time employees, primarily focused on customer service and 5 consultants, primarily focused on the Company's music entertainment business. The Company's future success depends, in significant part, upon the continued service of its key technical, editorial, sales, product development and senior management personnel and on its ability to attract and retain highly qualified employees. There is no assurance that the Company will continue to attract and retain high-caliber employees, as competition for such personnel is intense. The Company's employees are not represented by any collective bargaining organization. The Company has never experienced a work stoppage and considers relations with its employees to be good.

TRADEMARKS AND PATENTS

     Music Boulevard(R) (and its related logo) is a registered service mark of the Company. The Company has also applied for trademark and/or service mark registrations for Music Blvd.(TM), N2K Encoded(TM) and Rocktropolis(TM). In addition, the Company is using allstar(TM), Classical Insites(TM), e_mod(TM), Jazz Central Station(TM) (and its related logo), N2K(TM), Need To Know(TM) and RAM(TM) as trademarks and/or service marks.

FACILITIES

     The Company's corporate headquarters are located in the New York Information Technology Center in New York, New York. The Company leases its facilities and certain other equipment under operating and capital lease agreements. The Company leases approximately 55,400 square feet of office space at these facilities. The leases for approximately 44,000 square feet, 6,000 square feet, 2,000 square feet and 2,000 square feet expire on August 31, 2002, December 31, 2002, January 31, 2003 and July 31, 2003, respectively. An additional 1,400 square feet is leased on a month to month basis. These facilities offer advanced technology amenities including state-of-the-art voice, video and data transmission and advanced telecom and data security. The Company leases an additional 25,000 square foot facility in Wayne, Pennsylvania which houses the Company's main computer operations. The leases for approximately 23,000 square feet and 2,000 square feet expire on August 31, 2001 and February 28, 2002, respectively. There can be no assurance that a system failure at this location would not adversely affect the performance of the Company's services. The Company leases approximately 2,000 square feet of office space in Los Angeles, California. The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its requirements for the foreseeable future.

LITIGATION

     The Company and 17 other entities have been named as defendants in a civil action captioned Interactive Gift Express v. Compuserve, Inc. et al., which is pending in the U.S. District Court, Southern District of New York, Docket 95 CV 6871 (BSJ). The Company has also been named as defendant in a civil action captioned Parsec Sight/Sound, Inc. v. N2K Inc. which is pending in the U.S. District Court of Pennsylvania, Western District, Docket 98 CV 0118. The plaintiffs in each of these actions allege infringement of certain intellectual property rights, and each seeks treble damages and costs in an unspecified amount, as well as other declaratory and injunctive relief. The Company believes that the claims against it in each action are without merit and intends to vigorously defend against each of them. Moreover, the Company believes that these lawsuits, even if adversely determined, will not have a material adverse effect on the Company's business, financial condition or results of operations.

     A class action complaint has been filed against the Company and its directors in the U.S. District Court for the Southern District of New York alleging violations of the Securities Act of 1933 in connection with the public offering of shares of the Company's Common stock in April 1998. The Company believes that the claims against it in this action are without merit and intends to vigorously defend against these claims.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the Company's executive officers and members of the Board of Directors as of the date of this Prospectus:

NAME                                    AGE                        POSITION
----                                    ---                        --------
Lawrence L. Rosen(1)..................  57     Chairman of the Board of Directors and Chief
                                               Executive Officer
Jonathan V. Diamond...................  38     Vice Chairman and Director
Robert David Grusin...................  63     Vice Chairman and Director
James E. Coane........................  57     President, Chief Operating Officer and Director
Philip Ramone.........................  59     President, N2K Encoded Music
Jerold L. Rosen.......................  29     President, On-line Entertainment
Bruce Johnson.........................  47     Senior Vice President, Secretary, Treasurer,
                                               Chief Financial Officer and Director
Arthur S. Weiner......................  54     Senior Vice President, Corporate Development and
                                               General Counsel
Robert C. Harris, Jr.(1)(2)(3)........  51     Director
Susanne Harrison(1)(2)(3).............  53     Director

---------------
(1) A member of the Compensation Committee.

(2) A member of the Audit Committee.

(3) A member of the Stock Option Committee.

     Prior to the Merger, certain of the individuals listed below served as executive officers and directors of New York N2K, while others served as executive officers and directors of Telebase.

     LAWRENCE L. ROSEN has served as Chairman of the Board of Directors since the Merger. Mr. Rosen has also served as Chief Executive Officer of the Company since the Merger. From June 1995 until the Merger, Mr. Rosen was Co-Chairman of New York N2K. Previously, Mr. Rosen and Mr. Grusin formed Grusin/Rosen Productions in 1976 to produce artists' recordings for major record labels. Between 1978 and 1982, Mr. Rosen served as producer, recording engineer and as President of Arista/GRP Records under a global label distribution agreement with Arista Records. In 1982, Mr. Rosen co-founded GRP as an independent label with Mr. Grusin, and it became one of the first record labels to digitally produce music titles from concept through finished recording in CD format, with Mr. Rosen as its Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Rosen served as President and Chief Executive Officer of GRP, which was operated as a division of the MCA Music Entertainment Group, until 1995. Mr. Rosen has served as a member of the Board of Governors of the New York Chapter of the National Association of Recording Arts and Sciences, is a member of the Grammy Screening Committee and serves on the Board of the National Foundation for the Advancement of the Arts. Mr. Rosen attended the Manhattan School of Music. In 1997, Mr. Rosen was named Entrepreneur of the Year by Ernst & Young LLP in the Entertainment and New Media category.

     JONATHAN V. DIAMOND has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Diamond served as Co-Chairman of New York N2K. Mr. Diamond was an investor in and director of Telebase from September 1994 to the Merger. Mr. Diamond founded and was Chairman, from 1991 to 1995, of the J. Diamond Group, a holding company which acquired and launched six media and entertainment companies in the U.S. and the U.K., including Vermilion Films, which produced the feature film, Let Him Have It. From 1984 to 1990, Mr. Diamond served as a director and Executive Vice President of GRP, where he was responsible for its business and financial strategy. Prior to his association with GRP, Mr. Diamond founded Diamond Investments, his own investment firm, which acquired or launched companies in the media, entertainment and broadcasting areas. Mr. Diamond currently serves on the Board of

Directors of The Alliance for Downtown New York and The Lower Manhattan Cultural Council, and is a member of the Corporate Council of the Whitney Museum and co-founder of the Whitney Museum's New Media Committee. Mr. Diamond serves as the Chairman of Opus 118, an inner city music education program in Harlem. Mr. Diamond holds a B.A. in Economics and Music from the Honors College of the University of Michigan and a M.B.A. from Columbia University's Graduate School of Business.

     ROBERT DAVID GRUSIN has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Grusin served as a director of New York N2K. In 1976, Mr. Grusin and Mr. Rosen formed Grusin/Rosen Productions to produce artist recordings for major record labels, which led to a production agreement with Arista in 1978. In 1982, Mr. Grusin and Mr. Rosen founded GRP as an independent record company with Mr. Grusin as Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Grusin served as Executive Vice President of GRP, which became a division of the MCA Music Entertainment Group, until 1995. Mr. Grusin, a composer, producer and musician, is the recipient of ten Grammy Awards and one Academy Award. Mr. Grusin serves on the College of Music Advisory Board at the University of Colorado, and has received honorary doctorates from both Berkelee College of Music and the University of Colorado.

     JAMES E. COANE has served as President, Chief Operating Officer and a director of the Company since the Merger. From April 1987 to the Merger, Mr. Coane served as President and Chief Executive Officer of the Company and as Chairman of the Board of Directors from 1993 until the Merger. Previously, from 1984 to 1987, Mr. Coane served as President and Chief Operating Officer of Morris Decision Systems, Inc., a marketer and supplier of microcomputers and related peripherals. Mr. Coane serves on the Board of Directors of the Information Industry Association, the Ben Franklin Technology Council and The Council of Growing Companies. Mr. Coane is a Phi Beta Kappa graduate of Duke University with an A.B. in Economics and Business Administration.

     PHILIP RAMONE has served as President, N2K Encoded Music, since October 1996. From 1973 to 1996, Mr. Ramone was President of Phil Ramone, Inc., a company he formed to produce artist recordings for major record labels. Mr. Ramone has received eight grammy awards and produced numerous platinum and gold albums and singles. Mr. Ramone attended the Julliard School of Music and has received an honorary doctorate from Berkelee College of Music.

     JEROLD L. ROSEN has served as President, On-line Entertainment since January 1998. From the Merger to January 1998, Mr. Rosen served as Senior Vice President and General Manager, On-line Entertainment. From June 1995 to the Merger, Mr. Rosen served as President of New York N2K. From 1988 to 1992, Mr. Rosen served in various capacities at GRP, including serving as head of its music licensing department. Mr. Rosen holds a B.A. in Political Economics from Tulane University and a M.B.A. in Finance from Rutgers University. Jerold Rosen is the son of Lawrence L. Rosen.

     BRUCE JOHNSON has served as Secretary, Treasurer, Vice President and Chief Financial Officer of the Company since 1988 and as Senior Vice President since January 1998. Mr. Johnson has served as a director since January 1997. Mr. Johnson has sixteen years of previous experience in public accounting and financial management with positions at Arthur Andersen & Co., Marriott Corp. and SEI Corp. Mr. Johnson holds a degree in Accounting from St. Joseph's University and a M.B.A. in Finance from Drexel University and is a Certified Public Accountant.

     ARTHUR S. WEINER has served as General Counsel and Senior Vice President, Corporate Development since November 1997. Before joining the Company, he provided outside legal services to N2K for approximately two years through his own law office. From 1986 to 1995, he was General Counsel and Vice President of Legal & Business Affairs for GRP Records. Mr. Weiner holds a B.A. in Political Science from Hunter College and a J.D. degree from the Benjamin Cardozo School of Law.

     ROBERT C. HARRIS, JR. has served as a director of the Company since February 1996. Mr. Harris is a Senior Managing Director of Bear, Stearns & Co. Inc. From 1989 to October 1997, he was a co-founder and Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Incorporated. From 1979 to 1984, he was a Partner of Robertson

Stephens & Company. Mr. Harris is a Director of Mobile Data Solutions Inc. and a number of private companies. Mr. Harris is a graduate of the University of California at Berkeley, where he received B.S. and M.B.A. degrees.

     SUSANNE HARRISON has served as a director of the Company since 1993. Ms. Harrison has been General Partner of the high technology venture capital funds, Poly Ventures, Limited Partnership and Poly Ventures II, Limited Partnership, since 1989 and 1991, respectively. Prior to joining Poly Ventures, Ms. Harrison was Vice President for Technology Investment Banking at Steinberg and Lyman Inc. from 1983 to 1987. From 1977 to 1982, she held various management positions at Symbol Technologies, Inc., a supplier of bar-code laser scanners and portable terminals. Ms. Harrison serves as a director of several privately held high technology portfolio companies, as well as a Director of the Long Island Venture Group. Ms. Harrison holds a B.A. from Hunter College, a M.A. from the State University of New York and a M.B.A. from Adelphi University.

     Each director holds office until the next annual meeting of stockholders or until a successor has been duly elected and qualifies, or until his or her earlier death, resignation or removal. The Company's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY

     Liability Limitation. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Delaware GCL. Section 102(b)(7) of the Delaware GCL currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, for unlawful dividends or unlawful stock repurchases or redemptions, and (iv) for any transaction from which the director derives an improper personal benefit. The Delaware GCL does afford persons who serve on the board of directors of a Delaware corporation protection against awards of monetary damages for negligence in the performance of their duties as directors. The Delaware GCL does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware GCL will automatically be incorporated by reference into the Company's Certificate of Incorporation, without any vote on the part of its stockholders, unless otherwise required.

     Indemnification Agreements. The Company and each of its directors entered into indemnification agreements providing that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened, pending or completed legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them was, is or is threatened to be made a party by reason of his or her status as a director, officer or agent of the Company or his or her serving at the request of the Company in any other capacity for or on behalf of the Company, provided that (i) such director acted in good faith and in a manner at least not opposed to the best interests of the Company, (ii) with respect to any criminal proceedings, such director had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances that the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against reasonable costs and expenses incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Compensation and Stock Option Committees. The Audit Committee consists of Mr. Harris and Ms. Harrison. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's financial statements and reviews and evaluates the Company's internal control functions. The Compensation Committee consists of Messrs. Harris and Rosen and Ms. Harrison. The Compensation Committee determines executive compensation and makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Stock Option Committee consists of Mr. Harris and Ms. Harrison. The Stock Option Committee administers the Company's stock option and stock purchase plans in accordance with the terms and conditions set forth therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Harris, Ms. Harrison and Mr. Rosen served as members of the Company's Compensation Committee during fiscal year 1997. Other than Mr. Rosen, who served as the Company's Chairman and Chief Executive Officer during 1997, no committee member is or has been an officer or employee of the Company. Mr. Rosen serves only as a non-voting member of the Compensation Committee.

COMPENSATION OF DIRECTORS

     Non-employee directors currently receive a fee of $250 per meeting for their service on the Board of Directors or any committee thereof. Directors are eligible to receive options under the Company's Directors' Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during 1996 and 1997 to the Company's chief executive officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives"). The current positions of the Named Executives are also included in the table.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                        ---------------------------
                                                  ANNUAL COMPENSATION    SECURITIES
                                                  -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY      BONUS    OPTIONS/SARS   COMPENSATION
---------------------------               ----    --------    -------   ------------   ------------
Lawrence L. Rosen(1)....................  1996    $175,000    $50,000     220,274        $10,062(4)
  Chairman of the Board of Directors and  1997     100,000     25,000     166,666          6,752(4)
  Chief Executive Officer
Jonathan V. Diamond(2)..................  1996     175,000     50,000     220,274         11,031(5)
  Vice Chairman                           1997     100,000     25,000     166,666          6,695(5)
James E. Coane..........................  1996     171,695         --      31,250         12,100(6)
  President and Chief Operating Officer   1997     175,000         --      50,000         12,100(6)
Phil Ramone(3)..........................  1996      93,750         --      73,677             --
  President, N2K Encoded Music            1997     470,833         --          --         15,100(7)
Bruce Johnson...........................  1996     114,375         --      12,500          2,059(8)
  Senior Vice President and Chief         1997     132,167         --      37,500          2,364(8)
  Financial Officer

---------------
(1) On February 13, 1996, Mr. Rosen entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1997. See "-- Employment Agreements." As of July 1, 1997, Mr. Rosen agreed not to receive compensation from the Company (in the form of either salary or bonus) through the end of fiscal year 1997.

(2) On February 13, 1996, Mr. Diamond entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1997. See "-- Employment Agreements." As of July 1, 1997, Mr. Diamond agreed not to receive compensation from the Company (in the form of either salary or bonus) through the end of fiscal year 1997.

(3) On October 15, 1996, Mr. Ramone entered into an employment agreement with the Company which provides for an annual base salary of $450,000 from the period October 15, 1996 to October 14, 1997 and $550,000 from the period October 15, 1997 to October 14, 1998. See "-- Employment Agreements."

(4) Represents a car allowance of $8,400 and $4,800 in 1996 and 1997, respectively, and Company matching contributions under its 401(k) Matched Savings Plan of $1,662 and $1,952 in 1996 and 1997, respectively.

(5) Represents a car allowance of $8,400 and $4,800 in 1996 and 1997, respectively, and Company matching contributions under its 401(k) Matched Savings Plan of $2,631 and $1,895 in 1996 and 1997, respectively.

(6) Represents a car lease valued at $9,250 in both 1996 and 1997 and Company matching contributions under its 401(k) Matched Savings Plan of $2,850 in both 1996 and 1997.

(7) Represents a car lease valued at $12,250 and Company matching contributions under its 401(k) Matched Savings Plan of $2,850.

(8) Represents Company matching contributions under its 401(k) Matched Savings Plan in 1996 and 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended December 31, 1997.

                                          INDIVIDUAL GRANTS
                                          -----------------                              POTENTIAL REALIZABLE
                                             PERCENT OF                                VALUE AT ASSUMED ANNUAL
                             NUMBER OF      TOTAL OPTIONS                                RATES OF STOCK PRICE
                             SECURITIES      GRANTED TO                                APPRECIATION FOR OPTION
                             UNDERLYING       EMPLOYEES       EXERCISE                         TERM(3)
                              OPTIONS         IN FISCAL       PRICE PER   EXPIRATION   ------------------------
           NAME               GRANTED         YEAR 1997         SHARE        DATE          5%          10%
           ----              ----------   -----------------   ---------   ----------   ----------  ------------
Lawrence L. Rosen..........    21,052(1)         2.5%          $20.90     10/16/2007    $276,623    $  701,242
                               37,281(1)         4.4            19.00     10/16/2007     445,508     1,128,869
                              108,333(2)        12.7            12.00      7/30/2004     528,665     1,232,830
Jonathan V. Diamond........    21,052(1)         2.5            20.90     10/16/2007     276,623       701,242
                               37,281(1)         4.4            19.00     10/16/2007     445,508     1,128,869
                              108,333(2)        12.7            12.00      7/30/2004     528,665     1,232,830
James E. Coane.............    50,000(1)         5.9            19.00     10/16/2007     597,500     1,514,000
Phil Ramone................        --             --               --             --          --            --
Bruce Johnson..............    37,500(1)         4.4            19.00     10/16/2007     448,125     1,135,500

---------------
(1) Stock options reported were granted pursuant to the 1996 Stock Option Plan at exercise prices equal to at least the fair market value of the Common Stock at the time of grant. The options vest ratably over a four-year period on each anniversary of the date of grant and have a ten-year term.

(2) Stock Options reported were granted at exercise prices equal to the fair market value of the Common Stock at the time of grant. This fair market value determination was based upon transactions relating to the purchase of the Company's preferred stock by third parties on or near the grant date. The options automatically vest on the date of grant and have a seven-year term. These options were not granted under any of the Company's plans.

(3) This column shows the hypothetical gains on the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year or seven-year term of the option. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of future Common Stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable stock options as of fiscal year-end, and the values for exercisable and unexercisable options.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN THE MONEY OPTIONS
                                 SHARES                      AT DEC. 31, 1997             AT DEC. 31, 1997(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
Lawrence L. Rosen............         --     $     --     163,402        223,538       $903,532      $1,857,473
Jonathan V. Diamond..........         --           --     164,652        223,538        918,563       1,857,473
James E. Coane...............    100,000      800,000      44,925         85,937        519,491         412,461
Phil Ramone..................         --           --      36,839         36,838         96,701          96,701
Bruce Johnson................     33,750      270,000      24,340         56,250        284,123         216,094

---------------
(1) Based on the difference between $14.63, the fair market value of the Common Stock on December 31, 1997, and the option exercise price for each above-stated option. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

     On February 13, 1996, the Company entered into employment agreements with Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the "Rosen Employment Agreement," the "Diamond Employment Agreement" and the "Grusin Employment Agreement", respectively) to provide for service in the capacities of Chairman and Chief Executive Officer, Vice Chairman and Vice Chairman, respectively, and base salaries of $200,000, $200,000 and $100,000, respectively, which salaries may be increased as determined by the Compensation Committee of the Board of Directors. Each of the Rosen Employment Agreement and the Diamond Employment Agreement provides for payment of an annual bonus of not less than $50,000, until such time as such executive's base salary is at least $250,000. The Grusin Employment Agreement provides for an annual bonus in an amount to be determined by the Board of Directors.

     In connection with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, the Company also agreed to grant incentive stock options to each of the executives to purchase 125,000 shares of Common Stock and additional nonqualified options to purchase 95,274 shares of Common Stock at an exercise price of $3.20 per share (or such higher exercise price as may be required under Section 422 of the Internal Revenue Code), which vest ratably over a four-year period.

     Each of the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement is for a two-year term, but absent notice of termination by either the Company or the executive, shall be automatically renewed for consecutive one-year periods. If the Company terminates any of such executive's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Rosen Employment Agreement, the Diamond Employment Agreement and the Grusin Employment Agreement), such executive will generally be entitled to (i) eighteen months severance plus an amount equal to his average annual bonus over the prior three years (or such lesser number of years if employed for less than three years) multiplied by 1.5, and paid out, at the election of such executive, in a lump sum or in equal installments over the 18 months following termination and (ii) the immediate vesting of any unexercised stock options. In accordance with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, each executive has agreed not to disclose any of the Company's confidential information and not to compete with the Company for an eighteen-month period following termination of his employment with the Company.

     On May 1, 1987, the Company entered into an employment agreement with Mr. Coane (as amended, the "Coane Employment Agreement") that provides for a base salary of $115,000 until September 30, 1987, and a base salary of $125,000 thereafter, subject to salary increases or other compensation at the discretion of the Board of Directors. The Company also granted, and Mr. Coane exercised in May 1997, an option to purchase

100,000 shares of Common Stock of the Company at an exercise price of $3.20 per share. Pursuant to the terms of the Coane Employment Agreement, Mr. Coane agreed to serve as President and Chief Executive Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Coane Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or Mr. Coane, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates Mr. Coane's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Coane Employment Agreement), Mr. Coane shall be entitled to severance for eighteen months. In accordance with the Coane Employment Agreement, Mr. Coane has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

     On February 8, 1988, the Company entered into an employment agreement with Bruce Johnson (the "Johnson Employment Agreement") that provides for a base salary of $75,000, participation in a bonus plan and salary increases or other compensation at the discretion of the Board of Directors. The Company also granted, and Mr. Johnson exercised in May 1997, an option to purchase 31,250 shares of Common Stock of the Company at an exercise price of $3.20 per share. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson agreed to serve as Vice President and Chief Financial Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Johnson Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or Mr. Johnson, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates Mr. Johnson's employment other than for "cause" or due to "disability," or there occurs a "change in control" (each as defined in the Johnson Employment Agreement), Mr. Johnson shall be entitled to severance for twelve months. In accordance with the terms of the Johnson Employment Agreement, Mr. Johnson has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

     On October 15, 1996, the Company entered into an employment agreement with Phil Ramone (the "Ramone Employment Agreement") to provide for his service as President of N2K Encoded Music. The initial term of the Ramone Employment Agreement is three years (the "Initial Term"), with an option for an additional two-year period at the Company's discretion (the "Option Period"). The Ramone Employment Agreement provides for a base salary of $450,000 for the first year, increasing to $550,000 for the remainder of the Initial Term. If Mr. Ramone's employment continues after the Initial Term, he will receive $650,000 for the first year of the Option Period, with the salary for the second year to be negotiated in good faith upon commencement of the Option Period. Notwithstanding the foregoing, in the event that the Company and Mr. Ramone are unable to agree on the amount of Mr. Ramone's annual salary during the Option Period after 30 days' good faith negotiations, then the Company's option will be treated as if it had not been exercised. The Ramone Employment Agreement also provides for (a) a one-time $100,000 bonus payable on October 1, 1997 in the form of a loan from the Company, the principal of and the interest on which will be forgiven (assuming no termination for cause) over a 12-month period beginning on October 1, 1998 and (b) an annual performance bonus in the amount of (i) $50,000 if the gross revenues of N2K Encoded Music are at least $8 million but not in excess of $10 million during such fiscal year or (ii) $100,000 if such gross revenues exceed $10 million during such fiscal year. As of May 15, 1998, the $100,000 one-time bonus has not yet been paid. The Ramone Employment Agreement also provides that Mr. Ramone is entitled to 10% of the after-tax net profit attributable to N2K Encoded Music's operations in any fiscal year, including participation in the proceeds of a sale of N2K Encoded Music as if he were a 5% (during the Initial Term) or a 7.5% (during the Option Period) equity owner of N2K Encoded Music. Mr. Ramone was granted qualified and nonqualified options under the terms of the Ramone Employment Agreement to purchase 73,677 shares of Common Stock at $12.00 per share. Such options expire on October 15, 2002, but not later than one year from the date Mr. Ramone's employment with the Company terminates. One quarter of Mr. Ramone's options vested at the beginning of his employment on October 15, 1996, with the balance to vest ratably over a three-year period. Should Mr. Ramone's employment with the Company be terminated, the Company at its option may repurchase any or all shares of Common Stock issued to Mr. Ramone upon his exercise of any of his options held by him on the date of such termination at fair market value (or, if such termination is for cause, at the price paid by Mr. Ramone for such shares). The Company may elect to pay for these shares in three equal annual installments by delivery of a promissory note with an interest rate of 8% per annum.

     The Company has loaned Mr. Ramone $100,000 pursuant to the Ramone Employment Agreement. The promissory note related to this loan (the "Ramone Note") is due on October 1, 2000 and is interest-free unless an event of default (as defined therein) occurs, in which case the interest rate shall become 15% until such default is cured. The terms of the Ramone Note give the Company the right to deduct and withhold certain compensation owed by the Company to Mr. Ramone under either of the Ramone Employment Agreement or the Producer's Agreement (as defined below).

     Simultaneously with the execution of the Ramone Employment Agreement, the Company also entered into a Music Producer's Agreement (the "Producer's Agreement") with Mr. Ramone (through a personal corporation) providing for the recording and production of master recordings of one or more of the Company's recording artists. The term of the Producer's Agreement is coextensive with the term of the Ramone Employment Agreement. Pursuant to the terms of the Producer's Agreement, Mr. Ramone will receive a percentage of royalties based on agreed upon formulas. No payments under the Producer's Agreement shall be made to Mr. Ramone until such time that the Ramone Note has been repaid.

STOCK PLANS

     The Company has historically utilized stock options as an integral component of its compensation program for directors, officers and key employees of the Company. The Company believes that stock options provide long-term incentives to such persons and encourage the ownership of the Common Stock.

     1987 Employee Incentive Stock Option Plan. The Company's 1987 Employee Incentive Stock Option Plan (the "1987 Option Plan") provided for the grant of stock options to certain officers and key executive employees of the Company. The options granted under the 1987 Option Plan were intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. As of May 15, 1998, a total of 171,914 options for Common Stock were outstanding under the 1987 Option Plan. Generally, options granted under the 1987 Option Plan vest ratably over a four-year period on each anniversary of the date of grant and have a ten-year term. No further stock options will be granted under the 1987 Option Plan.

     Under the 1987 Option Plan, options are not assignable or transferable except by will or under the laws of descent and distribution. In the event of an offer to acquire all or substantially all of the assets or stock of the Company, all options granted under the 1987 Option Plan shall automatically become immediately exercisable in full without regard to the provisions relating to installment exercises or vesting periods.

     1996 Stock Option Plan. The 1996 Option Plan was adopted in February 1996. In June 1996, the Board of Directors of the Company adopted, and in July 1996 the stockholders of the Company approved, the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Option Plan"). The 1987 Option Plan, the 1996 Option Plan and the Directors' Plan (as hereinafter defined) are collectively referred to as the "Stock Option Plans." Under the 1996 Option Plan, stock options may be granted to directors, executives and other key employees of the Company and its subsidiaries. All options granted under the 1996 Option Plan are not assignable or transferable except by will or under the laws of descent and distribution. As of May 15, 1998, a total of 1,508,844 options for Common Stock were outstanding under the 1996 Option Plan.

     The 1996 Option Plan is administered by the Stock Option Committee of the Board of Directors. Subject to the limitations set forth in the 1996 Option Plan, the Stock Option Committee has the sole and complete authority to select participants, grant options to participants, impose restrictions and conditions upon each option, modify or amend the terms of each outstanding option, reduce the exercise price per share of unexercised options, accelerate or defer the exercise price per share of any outstanding option and make all other determinations and take all other actions necessary for the administration of the plan. The Stock Option Committee may amend or modify the terms of any option agreement in any manner to the extent that it would have had the authority initially to grant an option with such amended terms; provided, that no such amendment or modification shall impair the rights of any participant under any outstanding option without the consent of such participant.

     Options granted under the 1996 Option Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or options that do not qualify as incentive stock options. Generally, options granted under the 1996 Option Plan vest ratably over a four-year period on each anniversary of the date of grant. At the Stock Option Committee's discretion, however, options may be made exercisable at any other time or upon the occurrence of certain events or the achievement of certain conditions or performance goals. Options granted under the 1996 Option Plan are exercisable for a period not to exceed ten years from the date of grant, except that upon a participant's termination of employment for any reason, all vested options shall expire 90 days following such termination date and any nonvested options shall be immediately forfeited. Pursuant to the terms of the 1996 Option Plan, the exercise price of all incentive stock options and nonqualified stock options granted under the Plan shall not be less than the fair market value of the Common Stock at the time of grant. In the event of a "change of control" of the Company (as defined in the 1996 Option Plan) or the termination of a participant's employment other than for cause, death, disability or voluntary departure, the Stock Option Committee may provide that unvested stock options previously granted shall be immediately exercisable and that such options, if not exercised by a prescribed date, shall terminate.

     The Company has authorized and reserved 2,150,000 shares of Common Stock for issuance under the 1996 Option Plan. The shares may be unissued shares or treasury shares. If any options that are the subject of an award are not exercised prior to their expiration or are cancelled, terminated or forfeited without the issuance of Common Stock thereunder, such shares will no longer be charged against such maximum share limitation and may again be made subject to award under the 1996 Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Common Stock of the Company, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and price of outstanding awards made before the event. The 1996 Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors. All awards granted under the 1996 Option Plan prior to its termination remain outstanding until exercised, paid or terminated in accordance with their terms. The Board of Directors may amend the 1996 Option Plan at any time, except that stockholder approval is required for certain amendments to the extent it is required by law, agreement or the rules of any exchange upon which the Common Stock is listed.

     The grant of a stock option under the 1996 Option Plan will not generally result in taxable income for the participant, nor in a deductible compensation expense for the Company, at the time of grant. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the participant will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of a participant's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding period has been satisfied.

     Stock options previously granted under the 1996 Option Plan to the Named Executives and directors are described above under "-- Executive Compensation." The number of shares of Common Stock that may be subject to options granted in the future to executive officers and other officers, key employees and directors of the Company under the 1996 Option Plan is not determinable at this time.

     1996 Employee Stock Purchase Plan. In June 1996, the Board of Directors of the Company adopted and the stockholders of the Company approved, the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to satisfy the requirements of Section 423 of the Internal

Revenue Code. The Purchase Plan is administered by the Stock Option Committee. Any employee of the Company or any subsidiary designated by the Stock Option Committee who customarily works at least 20 hours per week and more than five months per year is eligible to participate in the Purchase Plan after having worked for the Company for six months. Approximately 145 employees currently are eligible to participate in the Purchase Plan. Non-employee directors of the Company are not eligible to participate in the Purchase Plan. Each employee eligible to participate in the Purchase Plan will be granted an option to contribute between one and ten percent of the employee's compensation towards the purchase of the Common Stock at a purchase price for each three-month purchase period (a "Purchase Period") equal to the lower of (x) 85% of the fair market value of a share of the Common Stock on the first day of the Purchase Period and (y) 85% of the fair market value of a share of the Common Stock on the last day of the Purchase Period. The amount to be contributed by a participant will be deducted from each paycheck, held for the participant during a Purchase Period and applied towards the purchase of the Common Stock on the last day of the Purchase Period. A participant may change the percentage of his or her compensation to be contributed for any given purchase period prior to the beginning of that period and may elect not to participate with respect to one or more plan periods, but then must wait until the next calendar year before participating again. The number of shares available for purchase under the Purchase Plan is 1,500,000. The Board at any time may amend, suspend or discontinue the Purchase Plan, in whole or in part. As of May 15, 1998, the Company has issued 991 shares pursuant to the Purchase Plan.

     Directors' Stock Option Plan. In April 1997, the Board of Directors adopted and the stockholders of the Company approved, the 1997 Directors' Stock Option Plan (the "Directors' Plan") pursuant to which each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the Board of Directors is entitled to receive annually options to purchase 12,500 shares of Common Stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Plan options to purchase an aggregate of more than 125,000 shares of Common Stock. The Stock Option Committee of the Board of Directors administers the Directors' Plan; however, it cannot direct the number, timing or price of options granted to eligible recipients thereunder.

     Each option grant under the Directors' Plan vests after the first anniversary of the date of grant and expires three years thereafter. The number of shares of Common Stock related to awards that expire unexercised or are forfeited, surrendered, terminated or cancelled are available for future awards under the Directors' Plan. If a director's service on the Board of Directors terminates for any reason other than death, all vested options may be exercised by such director until the earlier of his or her death and the expiration date of the option grant. In the event of a director's death, any options which such director was entitled to exercise on the date immediately preceding his or her death may be exercised by a transferee of such director for the six-month period after the date of the director's death. Pursuant to the Directors' Plan, in the case of a director who represents an institutional investor, such as a venture capital fund, option grants may be made directly to the institutional investor on whose behalf a director serves on the Board of Directors.

     The maximum number of shares of Common Stock reserved for issuance under the Directors' Plan is 500,000 shares (subject to adjustment for certain events such as stock splits and stock dividends). Pursuant to the terms of the Directors' Plan, on the effective date in April 1997, a total of 25,000 options were granted to non-employee directors under the Directors' Plan at an exercise price per share equal to $19.00. Additionally, in May 1998, a total of 25,000 options were granted to non-employee directors under the Director's Plan at an exercise price per share equal to $23.38.

                              CERTAIN TRANSACTIONS

STOCK PURCHASES

     In February 1996, as consideration for all of the outstanding shares of common stock of New York N2K in the Merger, the shareholders of New York N2K received shares of the Company. The shareholders of New York N2K at the time of the Merger included Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin and Jerold L. Rosen. Each of these individuals received the number of shares of Common Stock set forth immediately following his or her name: Lawrence L. Rosen (488,598); Jonathan V. Diamond (488,598); Robert David Grusin (488,598); and Jerold L. Rosen (134,785). Also in February 1996, entities affiliated with Robert C. Harris, Jr. and Susanne Harrison, directors of the Company, and Messrs. Diamond, Grusin, L. Rosen and J. Rosen purchased an aggregate of 762,500 shares of Common Stock at a purchase price of $3.20 per share. Each of these individuals (and/or their affiliated entities) purchased the number of shares of Common Stock set forth immediately following his or her name: Robert C. Harris, Jr. (129,687); Susanne Harrison (125,000); Lawrence L. Rosen (164,063); Jonathan
V. Diamond (179,688); Robert David Grusin (156,250); and Jerold Rosen (7,812). In May 1996, Mr. Harris purchased an additional 31,250 shares of Common Stock at a purchase price per share of $3.20.

     In April 1997, Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin, directors and executive officers of the Company, purchased an aggregate of 83,331 shares of Common Stock. The purchase price per share of Common Stock was $12.00. Each of these individuals purchased the number of shares of Common Stock set forth immediately following his name: Lawrence L. Rosen (27,777); Jonathan V. Diamond (27,777); and Robert David Grusin (27,777).

MANAGEMENT NOTES

     In July 1997, the Company issued $1.75 million aggregate principal amount of Management Notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin, each of whom loaned the Company $583,333. The Management Notes, including interest, were converted into 95,354 shares of Common Stock at $19.00 per share. In consideration for these loans, the Company issued warrants to purchase an aggregate of 48,609 shares of Common Stock, representing warrants to purchase 16,203 shares to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12.00 per share and expire in July 2004.

OPTION GRANTS TO INSIDERS

     The Company has granted options to purchase shares of Common Stock to certain of its executive officers and directors. See "Management -- Employment Agreements," "-- Compensation of Directors," and "-- Executive Compensation."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its executive officers as described under "Management -- Employment Agreements."

INDEMNIFICATION AGREEMENTS

     The Company entered into Indemnification Agreements with each of its directors and executive officers whereby the Company agreed, subject to certain limitations, to indemnify and hold harmless each director and executive officer from liabilities incurred as a result of such person's status as a director of the Company. See "Management -- Limitations on Directors'
Liability -- Indemnification Agreements."

FUTURE INTERESTED TRANSACTIONS

     The Board of Directors has adopted a policy to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors, (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (iii) be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of May 15, 1998, certain information regarding beneficial ownership of Common Stock held by (i) each director and each of the Named Executives who own shares of Common Stock, (ii) all directors and executive officers of the Company as a group and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock beneficially owned by them, except where otherwise noted.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
NAME                                                          NUMBER(1)    PERCENT
----                                                          ---------    -------
EXECUTIVE OFFICERS AND DIRECTORS:
Jonathan V. Diamond(2)......................................  1,035,449      7.2
Lawrence L. Rosen(3)........................................    958,323      6.6
Robert David Grusin(4)......................................    939,093      6.5
Jerold L. Rosen(5)..........................................    150,097      1.1
James E. Coane(6)...........................................    152,737      1.1
Robert C. Harris, Jr.(7)....................................     71,875        *
Bruce Johnson(8)............................................     61,740        *
Philip Ramone(9)............................................     36,839        *
Susanne Harrison(10)........................................     16,393        *
Arthur S. Weiner(11)........................................      2,500        *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10
  PERSONS):.................................................  3,425,046     22.7
OTHER PRINCIPAL STOCKHOLDERS:
FMR Corporation(12)                                           1,446,600     10.2
  82 Devonshire Street
  Boston, MA 02109

---------------
   * Indicates beneficial ownership of less than 1.0% of the outstanding shares of Common Stock.

 (1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. As of May 15, 1998, the Company had 14,202,733 shares of Common Stock outstanding.

 (2) Represents 799,526 shares of Common Stock and exercisable options to purchase 235,923 shares of Common Stock.

 (3) Represents 536,150 shares of Common Stock and 187,500 shares of Common Stock held by the Lawrence L. Rosen Family Trust, and exercisable options to purchase 234,673 shares of Common Stock. Mr. Rosen disclaims beneficial ownership of the Lawrence L. Rosen Family Trust.

 (4) Represents 704,420 shares of Common Stock and exercisable options to purchase 234,673 shares of Common Stock.

 (5) Represents 142,597 shares of Common Stock and exercisable options to purchase 7,500 shares of Common Stock.

 (6) Represents 75,000 shares of Common Stock and 25,000 shares of Common Stock owned by JoAnn Coane, Mr. Coane's spouse, and exercisable options to purchase 52,737 shares of Common Stock.

 (7) Represents 59,375 shares of Common Stock and exercisable options to purchase 12,500 shares of Common Stock.

 (8) Represents 34,275 shares of Common Stock and an exercisable option to purchase 27,465 shares of Common Stock.

 (9) Represents exercisable options to purchase 36,839 shares of Common Stock.

(10) Represents 3,893 shares of Common Stock owned by Poly Ventures Associates II, Limited Partnership of which Ms. Harrison is a general partner and options to purchase 12,500 shares of Common Stock owned by Ms. Harrison. Ms. Harrison disclaims beneficial ownership of 1,629 shares owned by Poly Ventures Associates II, Limited Partnership.

(11) Represents 2,500 shares of Common Stock.

(12) As indicated on Schedule 13G dated May 10, 1998.

                              SELLING STOCKHOLDER

     The Company is registering the 169,779 shares of Common Stock that AOL agreed to purchase simultaneously with the IPO. The table below sets forth, as of May 15, 1998, certain information with respect to such AOL Shares. AOL has sole investment and voting power with respect to the AOL Shares. The address of AOL is 22000 AOL Way, Dulles, Virginia 20166.

                                                                                   SHARES BENEFICIALLY
                                           SHARES BENEFICIALLY                    OWNED AFTER OFFERING
                                         OWNED PRIOR TO OFFERING     SHARES TO    ---------------------
                                          NUMBER         PERCENT      BE SOLD     NUMBER       PERCENT
                                         ---------      ---------    ---------    -------      --------
SELLING STOCKHOLDER:
America Online, Inc....................   169,779          1.2%       169,779      --            --

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes the material provisions of the Certificate of Incorporation and Bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized capital stock of the Company is comprised of 100,000,000 shares of Common Stock and 40,000,000 shares of Preferred Stock.

COMMON STOCK

     On May 15, 1998, there were 14,202,733 shares of Common Stock outstanding. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. The holders of Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor, if any. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock as described below. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any redemption or sinking fund provisions. As of May 15, 1998, there were approximately 248 record holders of Common Stock.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (ii) the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; (iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deterring or preventing a change of control of the Company or an unsolicited acquisition proposal. See "Risk Factors -- Anti-Takeover Provisions."

REGISTRATION RIGHTS

     The holders of an aggregate of 4,403,388 shares of the Common Stock not sold in the Public Offering (collectively, the "Registration Rights Holders") have been granted by the Company certain demand and incidental registration rights. In general, the Registration Rights Holders have the right at any time until the time that the Company shall have qualified for the use of Form S-2 or S-3, on one occasion, to cause the Company to register their holdings of Common Stock under the Securities Act (such right being referred to as a "demand registration right"). The Registration Rights Holders are also entitled, if the Company determines to file a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4) to require the Company to use its best efforts to include a requested amount of their shares of Common Stock in the Company's registered offering (such right being referred to as an "incidental registration right"), subject to reduction if the managing underwriter for the offering determines that the inclusion of such shares would interfere with the successful marketing of the offering. Furthermore, at such time as the Company shall have qualified for the use of Form S-2 or S-3, the Registration Rights Holders, and their permitted transferees, have the right to make one demand registration request annually, subject to certain marketing restrictions. The Company has granted AOL certain registration rights with respect to the AOL Shares, including incidental registration rights if the Company files a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4). The Company has also granted AOL the right to require the Company to register the AOL Shares for resale by filing a shelf registration statement; to have such registration statement declared effective no later than April 16, 1998; and to use its best efforts to continuously maintain the effectiveness of such registration statement until October 22, 1999. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right to require the Company to repurchase the AOL Shares for cash at a price equal to the greater of $3.0 million or the value of the AOL Shares based on the closing price of the Company's shares on the trading day immediately preceding the day notice of the desired repurchase was given to the Company by AOL. The Company's repurchase obligation is supported by an escrow arrangement currently secured by the $3.0 million purchase price of such shares and requiring the periodic delivery by the Company of additional funds in the form of cash and/or irrevocable letter of credit calculated with reference to the market value of the Company's shares in an amount to be agreed upon by the Company and AOL, which amount shall not be less than $3.0 million nor more than $7.5 million. The Company is obligated to honor its repurchase obligation to AOL within five days after receiving notice from AOL that AOL wishes the repurchase to occur. The current market value of the Company's Common Stock as of June 18, 1998 was $18.75 per Common share. As of June 18, 1998, these shares had not been registered and AOL had not exercised its put right. If the Company is required to purchase the AOL Shares, the Common Stock subject to put rights on the Company's consolidated balance sheets will be accreted to its fair value based upon the price of the Company's Common Stock at each reporting date. The fair value will be recorded as a charge to retained earnings at each reporting date and will reduce earnings available to Common shareholders. As of June 18, 1998, there is no charge as the market value of the Company's Common Stock is below $19.00 per Common share. In addition, AOL was granted registration rights comparable to those held by the Registration Rights Holders with respect to the shares of Common Stock for which the AOL Warrant is exercisable.

     The Company is required to bear all registration expenses (other than underwriting discounts and commissions and fees, and certain fees and disbursements of counsel of the Registration Rights Holders and AOL) and has agreed to indemnify the Registration Rights Holders and AOL against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with incidental and demand registrations.

WARRANTS

     As of May 15, 1998, there were warrants outstanding (including the AOL Warrant) to purchase an aggregate of 599,554 shares of Common Stock at an average exercise price of $14.16 per share, expiring at various dates ending in October 2004, and options to purchase an aggregate of 2,124,355 shares of Common Stock at an average exercise price of $10.58 per share, expiring at various dates ending in May 2008. The AOL Warrant is for the purchase of 184,736 shares of Common Stock at an exercise price of $19.00 per share. The

AOL Warrant is exercisable as to one-half of the total shares on October 22, 1998 and as to the balance of the shares on October 22, 1999; such warrant expires on October 22, 2004. The exercise price and number of shares of Common Stock issuable upon exercise of the aforementioned warrants are subject to adjustment upon the occurrence of certain events, including stock splits; stock dividends; reorganizations; reclassifications; consolidations or mergers; sales; certain issuances of capital stock, rights, options, warrants or convertible securities; distributions of the capital stock or evidences of indebtedness; and extraordinary dividends or distributions. The AOL Warrant is subject to certain conversion rights, at the election of the holder. The AOL Warrant and shares of Common Stock issuable upon exercise of the AOL Warrant are subject to certain registration rights.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     Section 203 of the Delaware GCL contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open-market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Stock.

     Set forth below is a description of the relevant provisions of Section 203 of the Delaware GCL. The description is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware GCL.

     Section 203 of the Delaware GCL prohibits certain "business combination" transactions between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder, unless (i) prior to that date either the proposed business combination or the proposed acquisition of stock resulting in its becoming an interested stockholder is approved by the board of directors of the corporation, (ii) in the same transaction in which it becomes an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (iii) the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

NASDAQ NATIONAL MARKET LISTING

     The Common Stock is quoted on the Nasdaq National Market under the trading symbol "NTKI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following this offering, the Company will have outstanding 14,372,512 shares of Common Stock. Of these shares, the 169,779 shares of Common Stock sold in this offering, the 3,125,722 shares of Common Stock sold in the Public Offering, the 3,829,754 shares of Common Stock sold in the IPO, the 116,616 shares of Common Stock issued pursuant to the Company's Stock Plans, and the 32,110 shares sold under Rule 144 since the IPO will be freely tradable in the public market without restriction under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In addition, any employee, director or officer of, or consultant to, the Company who purchased his shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

     The directors and executive officers of the Company, who collectively hold 2,566,343 of the outstanding shares of Common Stock, have agreed not to offer to sell, sell, contract to sell, grant any option to sell, encumber, pledge or otherwise dispose of, or exercise any demand rights with respect to, any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period of 90 days after the date of the prospectus for the Public Offering without the prior written consent of PaineWebber Incorporated. Of the remaining 4,532,188 outstanding shares of Common Stock that are "restricted securities" not sold in the Public Offering, 620,077 shares may be publicly resold pursuant to the current public information, manner of sale and volume limitations of Rule 144 and 3,832,529 shares may be publicly resold without limitation pursuant to Rule 144(k). Certain stockholders of the Company are entitled to both demand and incidental registration rights with respect to 4,403,388 shares of Common Stock not sold in the Public Offering. Such holders, except for holders of 1,027,023 shares who have agreed to the lockup arrangement described in this paragraph, may choose to exercise their demand registration rights, which could result in a large number of shares being sold in the public market. AOL has the right to require the Company to file a shelf registration statement to register for resale the 169,779 shares that AOL agreed to purchase; to have such registration statement declared effective no later than April 16, 1998; and to use its best efforts to continuously maintain the effectiveness of such registration statement until October 22, 1999. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right, secured by a cash escrow arrangement, to require the Company to repurchase its shares based on the then-current value of the Company's shares. In addition, the holder of the AOL Warrant will have the right to require the Company to register one-half of the shares of Common Stock for which the AOL Warrant is exercisable beginning October 17, 1998 and the remaining half of the shares of Common Stock for which the AOL Warrant is exercisable beginning October 17, 1999.

     The Company has filed registration statements on Form S-8 under the Securities Act to register an aggregate of (i) 2,080,632 of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the Stock Option Plans, (ii) 500,000 of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the Directors' Plan and
(iii) 1,500,000 shares of Common Stock reserved for issuance pursuant to the Purchase Plan. The stock registered under such registration statements will thereafter be available for sale in the public market, subject to the resale limitations of Rule 144 applicable to "affiliates" of the Company. See "Management -- Stock Plans."

                              PLAN OF DISTRIBUTION

     The Selling Stockholder or its nominees or pledgees may sell or distribute some or all of the Common Stock from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on NASDAQ, in privately negotiated transactions (including sales pursuant to pledges) in the over-the-counter market, in transactions in which shares of Common Stock may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares of Common Stock may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), in brokerage transactions, in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used by affiliates of the Selling Stockholder, or by other persons reasonably acceptable to the Company acquiring shares of Common Stock and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any Common Stock which qualifies for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this Prospectus.

     The Selling Stockholder and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of Common Stock.

     The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Registration Rights Agreement entered into by the Company and the Selling Stockholder provides that all expenses incurred by the Company in complying with its obligations thereunder with respect to this offering of shares of Common Stock by the Selling Stockholder shall be paid by the Company, including, without limitation, all registration and filing fees, printing expenses, blue sky filing fees, fees and disbursements for the Company, as well as the fees and disbursements of counsel designated for the Selling Stockholder, and expenses of any required audits; provided, however, that all underwriting discounts and selling commissions and other similar fees and costs applicable to the shares offered hereunder shall be borne by the Selling Stockholder. The Registration Rights Agreement between the Company and the Selling Stockholder provides that the Company will indemnify the Selling Stockholder, its directors, officers and underwriters or any other person acting on behalf of the Selling Stockholder and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, against certain liabilities arising under the Securities Act. Similarly, the Selling Stockholder will indemnify the Company, each director of the Company, each officer of the Company who signs the Registration Statement, and any person who controls the Company within the meaning of the Securities Act, against certain liabilities, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company has agreed to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares have been sold by the Selling Stockholder, (ii) such time as all of the Shares are immediately callable under Rule 144 of the Securities Act, or (iii) October 22, 1999.

     If shares of Common Stock are sold in an underwritten offering, the shares of Common Stock may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed form time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the shares of Common Stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares of Common Stock are purchased.

     If the shares of Common Stock are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on NASDAQ immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M. Passive market making presently consists of displaying bids on NASDAQ limited by the bid prices of market makers not connected with such offering and purchases limited by prices and effected in response to order flow. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019.

                                    EXPERTS

     The audited consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of N2K Inc., a New York corporation, as of December 31, 1995 appearing in the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Registration Statement and have been included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's Common Stock is quoted on the Nasdaq National Market, and reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, or obtained at prescribed rates from the public reference facilities maintained by the Commission at the addresses set forth above.

                           N2K INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF N2K INC. AND
  SUBSIDIARIES
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
FINANCIAL STATEMENTS OF NEW YORK N2K
  Independent Auditors' Report..............................  F-27
  Balance Sheet.............................................  F-28
  Statement of Operations...................................  F-29
  Statement of Stockholders' Equity.........................  F-30
  Statement of Cash Flows...................................  F-31
  Notes to Financial Statements.............................  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To N2K Inc.:

     We have audited the accompanying consolidated balance sheets of N2K Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, PA
February 12, 1998

                           N2K INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                          ----------------------------     MARCH 31,       PRO FORMA
                                                              1996            1997            1998          (NOTE 1)
                                                          ------------    ------------     ---------       ---------
                                                                                          (UNAUDITED)     (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $  4,483,450    $ 36,831,748    $ 27,781,516    $ 89,361,516
  Accounts receivable, net..............................        63,549         892,020       1,082,993       1,082,993
  Receivable for Common stock subject to put rights.....            --       2,999,995       2,999,995       2,999,995
  Prepaid expenses......................................       703,657      16,786,535      13,105,737      13,105,737
  Inventory.............................................       113,824          90,039         162,134         162,134
  Advances and recoupable costs.........................        86,525         203,350         169,498         169,498
                                                          ------------    ------------    ------------    ------------
        Total current assets............................     5,451,005      57,803,687      45,301,873     106,881,873
                                                          ------------    ------------    ------------    ------------
NET ASSETS OF DISCONTINUED OPERATIONS...................        14,446              --              --              --
                                                          ------------    ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
  Computer equipment....................................     2,289,944       4,638,311       6,106,060       6,106,060
  Office furniture and equipment........................       491,942       1,147,102       1,243,162       1,243,162
  Leasehold improvements................................       486,877       1,882,684       2,036,689       2,036,689
  Property and equipment under capital leases...........       868,436       1,801,663       1,801,663       1,801,663
                                                          ------------    ------------    ------------    ------------
                                                             4,137,199       9,469,760      11,187,574      11,187,574
Less -- Accumulated depreciation and amortization.......    (1,002,435)     (2,290,452)     (2,895,392)     (2,895,392)
                                                          ------------    ------------    ------------    ------------
        Net property and equipment......................     3,134,764       7,179,308       8,292,182       8,292,182
                                                          ------------    ------------    ------------    ------------
OTHER ASSETS:
  Intangible assets, net................................       320,162         244,154         225,839         225,839
  Restricted cash.......................................       167,000         167,000         167,000         167,000
  Other.................................................       299,093         138,206         171,795         171,795
                                                          ------------    ------------    ------------    ------------
        Total other assets..............................       786,255         549,360         564,634         564,634
                                                          ------------    ------------    ------------    ------------
                                                          $  9,386,470    $ 65,532,355    $ 54,158,689    $115,738,689
                                                          ============    ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligations..........  $    182,868    $    464,147    $    450,691    $    450,691
  Accounts payable......................................     1,088,657       1,504,143       2,249,847       2,249,847
  Accrued merchandise costs.............................        24,740       1,169,898       2,091,090       2,091,090
  Accrued compensation..................................       529,063       1,341,354       1,156,842       1,156,842
  Accrued royalties.....................................            --         629,989         641,100         641,100
  Other accrued liabilities.............................     1,571,012       3,251,595       4,016,296       4,016,296
                                                          ------------    ------------    ------------    ------------
        Total current liabilities.......................     3,396,340       8,361,126      10,605,866      10,605,866
                                                          ------------    ------------    ------------    ------------
CAPITAL LEASE OBLIGATIONS...............................       235,153         653,558         550,246         550,246
                                                          ------------    ------------    ------------    ------------
OTHER LONG-TERM LIABILITIES.............................       309,100         369,741         403,441         403,441
                                                          ------------    ------------    ------------    ------------
COMMON STOCK SUBJECT TO PUT RIGHTS......................       537,498       2,999,995       2,999,995       2,999,995
                                                          ------------    ------------    ------------    ------------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 40,000,000 shares
    authorized, 15,397,088 shares and none issued and
    outstanding.........................................        15,397              --              --              --
  Common stock, $.001 par value, 100,000,000 shares
    authorized, 2,923,216, 12,118,100 and 12,162,004
    shares issued and outstanding actual; 14,162,004
    shares issued and outstanding pro forma.............         2,923          12,118          12,162          14,162
  Additional paid-in capital............................    31,694,385     109,197,798     109,353,226     170,931,226
  Accumulated deficit...................................   (26,804,326)    (56,061,981)    (69,766,247)    (69,766,247)
                                                          ------------    ------------    ------------    ------------
        Total stockholders' equity......................     4,908,379      53,147,935      39,599,141     101,179,141
                                                          ------------    ------------    ------------    ------------
                                                          $  9,386,470    $ 65,532,355    $ 54,158,689    $115,738,689
                                                          ============    ============    ============    ============

        The accompanying notes are an integral part of these statements.

                           N2K INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          -----------------------------------------   --------------------------
                                             1995           1996           1997          1997           1998
                                          -----------   ------------   ------------   -----------   ------------
                                                                                             (UNAUDITED)
NET REVENUES............................  $    96,505   $  1,655,704   $ 11,262,788   $ 1,115,897   $  7,031,422
COST OF REVENUES........................       85,176      1,493,764      9,393,539       890,202      5,936,338
                                          -----------   ------------   ------------   -----------   ------------
         Gross profit...................       11,329        161,940      1,869,249       225,695      1,095,084
OPERATING EXPENSES:
  Operating and development.............    1,034,617      7,954,616     14,851,666     2,601,838      6,001,282
  Sales and marketing...................    1,077,649      2,726,291     11,470,149     1,065,838      8,102,123
  General and administrative............      871,667      2,477,995      4,842,842       945,357      1,194,794
  Charge for purchased research and
    development.........................           --      5,242,523             --            --             --
                                          -----------   ------------   ------------   -----------   ------------
         Operating loss.................   (2,972,604)   (18,239,485)   (29,295,408)   (4,387,338)   (14,203,115)
INTEREST AND OTHER INCOME...............      106,370        352,531        693,881        47,890        523,165
INTEREST EXPENSE........................      (18,237)       (52,281)      (653,970)      (18,942)       (24,316)
                                          -----------   ------------   ------------   -----------   ------------
         Loss from continuing
           operations...................   (2,884,471)   (17,939,235)   (29,255,497)   (4,358,390)   (13,704,266)
INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS............................    1,289,671       (968,674)      (415,970)     (159,943)            --
GAIN ON DISPOSAL OF DISCONTINUED
  OPERATIONS............................           --             --      1,574,493            --             --
                                          -----------   ------------   ------------   -----------   ------------
LOSS BEFORE EXTRAORDINARY ITEM..........   (1,594,800)   (18,907,909)   (28,096,974)   (4,518,333)   (13,704,266)
EXTRAORDINARY ITEM......................           --             --       (639,262)           --             --
                                          -----------   ------------   ------------   -----------   ------------
NET LOSS................................  $(1,594,800)  $(18,907,909)  $(28,736,236)  $(4,518,333)  $(13,704,266)
                                          ===========   ============   ============   ===========   ============
BASIC AND DILUTED INCOME (LOSS) PER
  COMMON SHARE:
  Loss from continuing operations.......  $     (1.84)  $      (6.50)  $      (5.99)  $     (1.49)  $      (1.13)
  Income (loss) from discontinued
    operations..........................         0.82          (0.35)         (0.08)        (0.06)            --
  Gain on disposal of discontinued
    operations..........................           --             --           0.32            --             --
  Extraordinary item....................           --             --          (0.13)           --             --
                                          -----------   ------------   ------------   -----------   ------------
         Net loss per Common share......  $     (1.02)  $      (6.85)  $      (5.88)  $     (1.55)  $      (1.13)
                                          ===========   ============   ============   ===========   ============
SHARES USED IN COMPUTING BASIC AND
  DILUTED NET LOSS PER COMMON SHARE.....    1,566,955      2,760,948      4,885,556     2,923,216     12,146,810
                                          ===========   ============   ============   ===========   ============

        The accompanying notes are an integral part of these statements.

                           N2K INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            ADDITIONAL
                                     PREFERRED   COMMON      PAID-IN      ACCUMULATED
                                       STOCK      STOCK      CAPITAL        DEFICIT         TOTAL
                                     ---------   -------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1994.........  $  4,057    $ 1,567   $  8,539,697   $ (6,301,617)  $  2,243,704
  Common stock options exercised...        --         --             80             --             80
  Net loss.........................        --         --             --     (1,594,800)    (1,594,800)
                                     --------    -------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1995.........     4,057      1,567      8,539,777     (7,896,417)       648,984
  Issuance of Common stock and
     Series E Preferred stock in
     connection with purchase of
     New York N2K..................     1,348      1,348      4,148,708             --      4,151,404
  Issuance of Series E Preferred
     stock.........................     4,659         --      3,722,701             --      3,727,360
  Issuance of Series F Preferred
     stock, net....................     5,333         --     15,262,951             --     15,268,284
  Issuance of Common stock for
     services rendered.............        --          6         14,244             --         14,250
  Common stock options exercised...        --          2          6,004             --          6,006
  Net loss.........................        --         --             --    (18,907,909)   (18,907,909)
                                     --------    -------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1996.........    15,397      2,923     31,694,385    (26,804,326)     4,908,379
  Issuance of Series G Preferred
     stock, net....................     2,480         --      7,213,051             --      7,215,531
  Warrants issued in connection
     with Management and Senior
     Notes.........................        --         --        950,000             --        950,000
  Warrants issued in connection
     with AOL Contract.............        --         --        775,000             --        775,000
  Issuance of Common stock in
     initial public offering,
     net...........................        --      3,830     65,320,929             --     65,324,759
  Conversion of Preferred stock to
     Common stock..................   (17,877)     5,020         12,857             --             --
  Management Note Conversion.......        --         95      1,811,637             --      1,811,732
  Rocktropolis Put expiration......        --         45        537,453             --        537,498
  Common stock purchase and
     retirement....................        --        (41)            --       (521,419)      (521,460)
  Issuance of Common stock for
     services rendered.............        --          3         52,496             --         52,499
  Issuance of Common stock options
     for services rendered.........        --         --         31,463             --         31,463
  Common stock options exercised...        --        243        798,527             --        798,770
  Net loss.........................        --         --             --    (28,736,236)   (28,736,236)
                                     --------    -------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1997.........        --     12,118    109,197,798    (56,061,981)    53,147,935
  Issuance of Common stock under
     employee stock purchase
     plan..........................        --          1         18,847             --         18,848
  Common stock options and warrants
     exercised.....................        --         43        136,581             --        136,624
  Net loss.........................        --         --             --    (13,704,266)   (13,704,266)
                                     --------    -------   ------------   ------------   ------------
BALANCE, MARCH 31, 1998
  (unaudited)......................  $     --    $12,162   $109,353,226   $(69,766,247)  $ 39,599,141
                                     ========    =======   ============   ============   ============
PRO FORMA BALANCE
  (Note 1)(unaudited)..............  $     --    $14,162   $170,931,226   $(69,766,247)  $101,179,141
                                     ========    =======   ============   ============   ============

        The accompanying notes are an integral part of these statements.

                           N2K INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                     -----------------------------------------   --------------------------
                                                        1995           1996           1997          1997           1998
                                                     -----------   ------------   ------------   -----------   ------------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.........................................  $(1,594,800)  $(18,907,909)  $(28,736,236)  $(4,518,333)  $(13,704,266)
  Adjustments to reconcile net loss to net cash
    used in operating activities --
    Depreciation and amortization..................      238,558        767,357      1,437,541       271,022        625,005
    Amortization of marketing advances.............           --             --      2,769,741            --      4,129,619
    Gain on disposal of discontinued operations....           --             --     (1,574,493)           --             --
    Loss on disposal of property and equipment.....           --             --         79,620            --             --
    Extraordinary loss from early extinguishment of
      debt.........................................           --             --        639,262            --             --
    Amortization of discount on Management and
      Senior Notes.................................           --             --        310,738            --             --
    Provision for future returns...................           --             --      1,816,238        54,000         21,499
    Provision for doubtful accounts................           --         18,000         64,045            --        188,460
    Charge for purchased research and
      development..................................           --      5,242,523             --            --             --
    Issuance of Common stock for services
      rendered.....................................           --         14,250         52,499            --             --
    Issuance of Common stock options for services
      rendered.....................................           --             --         31,463            --             --
  Decrease (increase) in --
    Restricted cash................................           --        500,000             --            --             --
    Accounts receivable............................      485,839        461,356     (1,022,882)     (188,997)       747,904
    Receivable from Common stock subject to put
      rights.......................................           --             --     (2,999,995)           --             --
    Prepaid expenses...............................      (30,225)      (610,365)   (18,065,728)      (51,164)      (448,821)
    Inventory......................................           --       (113,824)        23,785        49,234        (72,095)
    Advances and recoupable costs..................           --        (86,525)      (116,825)     (495,453)        33,852
    Other assets...................................         (229)       (49,144)       (45,945)        1,750        (88,832)
  Increase (decrease) in --
    Accounts payable...............................      (30,951)     1,177,839        (61,680)      311,970       (403,132)
    Accrued merchandise costs......................       33,300         (8,560)     1,145,158       218,486        921,192
    Accrued compensation...........................       44,335        484,819        625,084      (293,256)      (184,512)
    Accrued royalties..............................           --             --        629,989        84,180         11,111
    Other accrued liabilities......................          821        317,418       (733,858)    1,160,779        764,701
    Other long-term liabilities....................      (20,671)        59,073         60,641         9,789         33,700
                                                     -----------   ------------   ------------   -----------   ------------
        Net cash used in operating activities......     (874,023)   (10,733,692)   (43,671,838)   (3,385,993)    (7,424,615)
                                                     -----------   ------------   ------------   -----------   ------------
INVESTING ACTIVITIES:
  Purchases of and deposits on property and
    equipment......................................     (338,721)    (2,933,196)    (4,313,916)     (781,244)    (1,664,321)
  Acquisition of New York N2K, net of cash
    acquired.......................................           --       (224,077)            --            --             --
  Purchase of Rocktropolis website.................           --       (671,744)            --            --             --
  Proceeds from disposal of discontinued
    operations.....................................           --             --      3,000,000            --             --
                                                     -----------   ------------   ------------   -----------   ------------
        Net cash used in investing activities......     (338,721)    (3,829,017)    (1,313,916)     (781,244)    (1,664,321)
                                                     -----------   ------------   ------------   -----------   ------------
FINANCING ACTIVITIES:
  Net borrowings (repayments) under line of
    credit.........................................      400,000       (400,000)            --       850,000             --
  Proceeds from Management and Senior Notes........           --             --      7,771,600            --             --
  Repayment of Senior Notes........................           --             --     (6,021,600)           --             --
  Payments on capital lease obligations............     (109,476)      (103,115)      (233,543)      (47,551)      (116,768)
  Proceeds from issuance of Preferred stock, net...           --     18,995,644      7,215,531            --             --
  Proceeds from issuance of Common stock in initial
    public offering, net...........................           --             --     65,324,759            --             --
  Proceeds from AOL Purchase.......................           --             --      2,999,995            --             --
  Proceeds from issuance of Common stock under the
    employee stock purchase plan...................           --             --             --            --         18,848
  Proceeds from exercise of Common stock options
    and warrants...................................           80          6,006        277,310            --        136,624
                                                     -----------   ------------   ------------   -----------   ------------
        Net cash provided by financing
          activities...............................      290,604     18,498,535     77,334,052       802,449         38,704
                                                     -----------   ------------   ------------   -----------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     (922,140)     3,935,826     32,348,298    (3,364,788)    (9,050,232)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....    1,469,764        547,624      4,483,450     4,483,450     36,831,748
                                                     -----------   ------------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $   547,624   $  4,483,450   $ 36,831,748   $ 1,118,662   $ 27,781,516
                                                     ===========   ============   ============   ===========   ============

        The accompanying notes are an integral part of these statements.

                           N2K INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY:

  Background

     N2K Inc. (the Company or N2K), formerly Telebase Systems, Inc., was formed as a result of the merger in February 1996, of N2K Inc., a New York corporation (New York N2K) which was founded in 1995, and Telebase Systems, Inc. (Telebase), which was founded in 1984 as a provider of on-line information services (see
Note 2). In 1994, recognizing increasing opportunities in the entertainment market, Telebase expanded its strategy to include music entertainment. In April 1997, the Company discontinued its on-line information services business and in August 1997, the Company sold substantially all of the net assets of this business. The operations of the on-line information services business have been accounted for as discontinued operations (see Note 3).

     The Company is an on-line music entertainment company using the Internet as a global platform for promoting, marketing and selling music and related merchandise. The Company's strategy is to build loyal user communities around genre-specific websites that provide music content and enable consumers to purchase compact discs (CDs), cassettes and related merchandise. The Company believes that as its user base continues to grow, it will be able to increase revenues from sales of music, related merchandise, advertising and sponsorship programs.

     The Company has also established its own record label, N2K Encoded Music, under the direction of Grammy Award-winning producer, Phil Ramone. N2K Encoded Music uses the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. Since January 1997, the Company has released 16 recordings on the N2K Encoded Music label. The Company currently has agreements with 15 artists for future recordings.

     The Company has incurred significant losses and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of March 31, 1998, the Company had an accumulated deficit of $69,766,247. The Company has incurred losses from continuing operations of $17,939,235, $29,255,497 and $13,704,266 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its websites, to establish marketing and distribution relationships and to build its administrative organization. The Company currently intends to increase substantially its operating expenses as a result of the Company's strategic alliances, to fund increased sales and marketing, to enhance existing websites and to implement strategic relationships important to the success of the Company. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will be able to generate sufficient revenues from the sale of music recordings, related merchandise, advertising and sponsorship to achieve or maintain profitability on a quarterly or annual basis in the future. The Company expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its business.

     In July 1997, the Company issued $1,750,000 aggregate principal amount of promissory notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the Management Notes), each of whom loaned the Company $583,333. The Management Notes bore interest at 14% per annum and were due on the earlier of
(i) a change of control of the Company, as defined, and (ii) March 31, 1998. The Management Notes, including interest, converted into an aggregate 95,354 shares of Common stock upon the consummation of the initial public offering in October 1997 (the Management Note Conversion). In consideration for these loans, the Company issued an aggregate of 48,609 warrants to purchase 48,609 shares

                           N2K INC. AND SUBSIDIARIES
of Common stock, representing 16,203 warrants to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12 per share and expire in July 2004. The Management Notes were recorded net of the value ($150,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. When the Management Notes were converted into Common stock, the Company recorded an extraordinary charge to its consolidated statement of operations, which was equal to the unamortized portion of the discount (approximately $102,000).

     In August 1997, the Company issued $6,021,600 aggregate principal amount of Senior Notes (the Senior Notes) to a group of five institutional investors affiliated with an insurance company and one existing stockholder of the Company in return for loans in that amount to the Company. The Senior Notes bore interest at 14% per annum and were due on the earlier of (i) consummation of the Company's initial public offering, (ii) a change of control of the Company, as defined, and (iii) March 31, 1998. In consideration for these loans, the Company issued an aggregate of 167,266 warrants to purchase 167,266 shares of Common stock. The warrants are exercisable at a price of $12 per share and expire in August 2004. The Senior Notes were recorded net of the value ($800,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. In connection with the early repayment of the Senior Notes upon the consummation of the initial public offering, the Company recorded an extraordinary charge to its consolidated statement of operations which was equal to the unamortized portion of the discount (approximately $537,000). In addition, the Company issued warrants to purchase 83,389 shares of Common stock at an exercise price of $12 per share as a placement fee relating to this transaction.

     In August 1997, the Company sold substantially all of the net assets of its discontinued operations and received $3,000,000, which was paid in cash at closing (see Note 3).

     The Company and America Online, Inc. (AOL) formed a strategic alliance as of September 1, 1997 under an interactive marketing agreement (the AOL Contract), pursuant to which N2K is featured as the exclusive on-line music retailer within the MusicSpace channel of AOL's on-line service. In addition, pursuant to the terms of the AOL Contract, an N2K banner continuously appears in a prominent place on the main screen of the MusicSpace channel and links to a customized Music Boulevard website. N2K also receives an anchor tenant position in the music retailing department of AOL's Shopping channel. Although a limited number of other music retailers may appear in the Shopping channel, none will be featured or promoted more prominently than N2K. The AOL Contract also provides for an integrated package of placements, promotions and links through aol.com, linking to the customized Music Boulevard website. N2K is also promoted on the results pages for certain music-related searches conducted through the AOL NetFind search engine on aol.com. N2K and AOL have also agreed to cooperate in the sale of advertising on the websites governed by the terms of the AOL Contract. Each party has the first right to sell any advertising or promotional spaces which reside on their servers. In consideration of the marketing, promotion, advertising and other services AOL provides under the AOL Contract, N2K agreed to pay AOL a total of $18,000,000 over a three-year contract term, of which an aggregate of $12,000,000 has been paid as of December 31, 1997 and March 31, 1998 (included in prepaid expenses), with additional payments of $3,000,000 to be made on each of November 1, 1998 and November 1, 1999. On November 1, 1997, the Company amended the AOL Contract to provide for promotional and anchor tenant buttons on aol.com's home and principal shopping pages with a guaranteed minimum number of impressions over a term of one year in exchange for a fee of $4,000,000 to be paid on November 1, 2000, and revenue sharing on sales and advertising resulting from button-generated traffic to Music Boulevard. The Company is amortizing the costs associated with the AOL Contract over the contract terms of one to three years, primarily on a straight-line basis (see Note 4). After the initial three year term, the AOL Contract may be renewed at the option of AOL for additional one-year terms.

     In connection with the AOL Contract, AOL and the Company entered into an agreement, pursuant to which AOL agreed to purchase from the Company at the initial public offering price per share of $19.00 (less

                           N2K INC. AND SUBSIDIARIES
underwriting discounts and commissions) an aggregate amount of $3,000,000 or 169,779 shares (the AOL Purchase). The Company has granted AOL certain shelf and other registration rights with respect to the shares purchased by AOL in the AOL Purchase, including the right to require the Company to register such shares for resale, to have such registration statement declared effective on or before April 16, 1998 and to maintain the effectiveness of such registration statement for a period of two years from the consummation of the AOL Purchase. Accordingly, the value of these shares is not included in Stockholders' equity. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right to require the Company to repurchase such shares for cash at a price equal to the greater of the original purchase price therefor (which is being held by AOL in a segregated account) and the then-current fair market value. The current fair market value of the Company's Common stock as of June 18, 1998 was $18.75 per Common share. As of June 18, 1998, these shares had not been registered and AOL had not exercised its put right. If the Company is required to purchase the AOL shares, the Common subject to put rights on the Company's consolidated balance sheets will be accreted to its fair value based upon the price of the Company's stock at each reporting date. The fair value will be recorded as a charge to retained earnings at each reporting date and will reduce earnings available to Common shareholders. As of June 18, 1998, there is no charge as the market value of the Company's Common stock is below $19.00 per Common share. The Company's repurchase obligation is secured by an escrow in the form of cash and/or letter of credit in an amount to be agreed upon by the Company and AOL, which amount shall not be less than $3,000,000 nor more than $7,500,000.

     In addition, the Company granted AOL a warrant for the future purchase of up to 184,736 additional shares of Common stock (the AOL Warrant) at an exercise price equal to the initial public offering price per share. The AOL Warrant is exercisable as to one-half of the total number of shares on the first anniversary of the date of issuance and as to the balance of the shares on the second anniversary of the date of issuance. The AOL Warrant expires in October 2004. The fair value of these warrants ($775,000) has been included in prepaid expenses and is being amortized over the term of the AOL Contract, which is three years.

     On September 23, 1997, the Company entered into a sponsorship agreement with Excite, Inc. (Excite) (the Excite Contract), pursuant to which N2K is the exclusive retail music store sponsor of the excite.com website, provides certain music-related content to the excite.com website, created a co-branded area of Music Boulevard, the Company's website, and participates in joint promotions to customers of this co-branded area. The Excite Contract provides for the Company to pay Excite an initiation fee, an annual exclusivity fee and an annual sponsorship fee for ongoing programming, links, placements, advertisements and promotions. Under the terms of the Excite Contract, the Company also pays Excite a specified share of gross margins realized by the Company on transactions, advertising, sponsorship, promotions and other revenues generated during the term of the Excite Contract on Music Boulevard as a result of users referred from the excite.com website. In consideration of the sponsorship opportunity afforded to the Company under the Excite Contract, N2K agreed to pay Excite a guaranteed minimum total of $9,800,000 over a two-year contract term, of which $3,300,000 has been paid as of December 31, 1997 and March 31, 1998 (included in prepaid expenses), with additional payments of $2,375,000 during 1998 and $4,125,000 during 1999. The Company is amortizing the costs associated with the Excite Contract over the initial contract term which expires on November 17, 1999. The amortization method is primarily based upon the number of impressions received during the contract term (see Note 4). Pursuant to the terms of the Excite Contract, Excite is obligated to offer the Company the right of first refusal to negotiate with Excite for renewal of the Excite Contract.

     On September 27, 1997, N2K entered into a website services agreement (the Netscape Services Agreement) with Netscape Communications Corporation (Netscape) pursuant to which the Company produced, developed and manages a retail website, maintained on the Company's servers and linked to Netscape's website, modeled after, but differentiated from, the Company's Music Boulevard website. Under this Netscape Services Agreement, visitors to Netscape's website may readily access the retail website, which is promoted by Netscape using content provided by the Company, for the on-line purchase of music products

                           N2K INC. AND SUBSIDIARIES
and access to related information. The Netscape Services Agreement provides for the Company to pay Netscape $1,000,000 on December 18, 1998, 12 months after the date on which the service was fully functional and accessible to end users, and a second payment of $1,000,000 on June 18, 1999, 18 months after such date. The Company is amortizing this cost, primarily as impressions are received over the two-year contract term. In addition, over the two-year contract term, Netscape and the Company will share net revenues from the sale of certain music products, advertising services, subscriptions to content, fees paid by content providers for the provision of pay-per-view access to end users and sponsorships. N2K has entered into an additional agreement with Netscape. Under a trademark license agreement (the Netscape License Agreement) effective as of September 28, 1997, Netscape granted to the Company a license to use Netscape's trademark in connection with the retail website that, in part, promotes Netscape's products and services. In exchange for the rights granted to the Company under the license, the Company has agreed to pay Netscape a one-time license fee of $4,000,000, $3,000,000 of which was paid as of December 31, 1997 (included in prepaid expenses), and the remainder of which was paid in April 1998. The Company is amortizing this cost over the two-year contract term, primarily on a straight-line basis (see Note 4). Pursuant to the terms of the Netscape License Agreement, Netscape is obligated to offer the Company the right of first refusal to negotiate with Netscape for renewal of the Netscape License Agreement.

     On October 17, 1997, the Company completed its initial public offering of 3,330,221 shares of Common stock at a price of $19 per share. Additionally, on October 22, 1997, the underwriter exercised their over-allotment option for the purchase of 499,533 shares at a price of $19 per share. The Company received net cash proceeds of approximately $65,300,000 from the initial public offering. Additionally, on October 17, 1997, the following events occurred: (i) the automatic conversion of all outstanding shares of the Company's Preferred stock; $0.001 par value, into an aggregate of 4,986,778 shares of Common stock upon the consummation of the initial public offering; (ii) the automatic expiration upon the consummation of the initial public offering of the put rights associated with 44,790 shares of Common stock issued in connection with purchase of the rock website, Rocktropolis; (iii) the Management Note Conversion; (iv) the AOL Purchase; and (v) the repayment of the Senior Notes.

     On April 20, 1998, the Company completed its secondary public offering of 3,125,722 shares of Common stock at a price of $33 per share. Of the 3,125,722 shares of Common stock offered, 2,000,000 were offered by the Company, and 1,125,722 were offered by selling stockholders. The Company received net proceeds of approximately $61,580,000.

  Unaudited Pro Forma Balance Sheet

     On April 20, 1998, the Company completed its secondary public offering of 3,125,722 shares of Common stock at a price of $33 per share. Of the 3,125,722 shares of Common stock offered, 2,000,000 were offered by the Company, and 1,125,722 were offered by selling stockholders. The Company received net proceeds of approximately $61,580,000. The pro forma consolidated balance sheet and statement of stockholders' equity reflects the receipt of the net proceeds of this transaction as if it had occurred on March 31, 1998.

  Stock Split and Reorganization

     On October 15, 1997, the Company effected a one-for-four reverse stock split of each outstanding share of Common stock in N2K Inc., a Pennsylvania corporation, prior to the reorganization of N2K Inc. as a Delaware corporation, which occurred on October 16, 1997. All share, stock option and warrant data have been restated to reflect the reverse stock split.

                           N2K INC. AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Statements

     The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results to be expected for the entire year.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents are comprised of investments in various mutual and money market funds, as well as short-term notes.

  Supplemental Disclosures of Cash Flow Information

     For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company paid interest of $18,237, $52,281, $277,528, $12,547 and $24,316, respectively. Income taxes paid in 1995, 1996 and 1997 were immaterial. The Company incurred $99,454, $933,227 and $208,226 of capital lease obligations during 1995, 1997 and the three months ended March 31, 1997, respectively. There were no capital lease obligations incurred during 1996 or 1998.

                           N2K INC. AND SUBSIDIARIES

     The following table displays the noncash assets and liabilities that were consolidated as a result of the New York N2K acquisition on February 13, 1996 (see Note 2):

Noncash assets (liabilities):
  Accounts receivable.......................................  $    78,090
  Prepaid expenses..........................................        3,540
  Property and equipment....................................      557,455
  Other assets..............................................       36,612
  Goodwill..................................................      280,000
  Charge for purchased research and development.............    4,133,281
  Accounts payable and other accrued liabilities............     (405,118)
  Capital lease obligations.................................     (308,379)
                                                              -----------
     Net noncash assets acquired............................    4,375,481
     Less -- Preferred stock issued.........................   (1,078,286)
             Common stock issued............................   (3,073,118)
                                                              -----------
  Cash paid, net of cash acquired...........................  $   224,077
                                                              ===========

     Additionally, the following table displays the noncash assets that were acquired as a result of the Rocktropolis website acquisition on June 21, 1996 (see Note 2):

Noncash assets:
  Charge for purchased research and development.............  $1,109,242
  Intangible assets.........................................     100,000
                                                              ----------
     Net noncash assets acquired............................   1,209,242
     Less -- Common stock issued............................    (537,498)
                                                              ----------
Cash paid...................................................  $  671,744
                                                              ==========

  Advances and Recoupable Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 50, "Financial Reporting in the Record and Music Industry," advances to artists and producers and other recoupable costs are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are expensed when paid and included in operating and development expenses on the accompanying consolidated statement of operations.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Computer equipment is depreciated primarily over an estimated useful life of 4 years and office furniture and equipment is depreciated over an estimated useful life of 4 to 8 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Improvements and betterments are capitalized, and maintenance and repair costs are charged to expense as incurred. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the consolidated statement of operations.

                           N2K INC. AND SUBSIDIARIES

  Intangible Assets

     Intangible assets consist of acquired technology costs and the Rocktropolis tradename and are being amortized over 5 years on a straight-line basis.

     The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flow is less than the net book value of the asset, the asset is written down to its net realizable value. As of March 31, 1998, no such write-down was required.

  Revenue Recognition

     Revenues from the sale of music CDs and cassettes sold via the Internet include shipping and handling charges and are recognized at the time of shipment. The Company records the estimated gross profit which will be lost due to current period shipments being returned in future periods as a reduction of revenues and cost of revenues in the period of shipment.

     Beginning in January 1997, in connection with the Company's first record release, revenues began to be derived from the sale of original and licensed artist recordings. Revenues are recognized at the time of shipment. Provision is made for the estimated effect of sales returns where right-of-return privileges exist. Returns of product from customers are accepted in accordance with standard industry practice. The full amount of the returns allowance (estimated returns to be received net of distribution, royalty and inventory costs) is shown as a reduction of accounts receivable in the accompanying consolidated financial statements. If the amount is a net liability, it is included in accounts payable.

     The Company has numerous agreements with other companies in the entertainment business which provide for, among other things, the Company to pay a percentage of revenues, as defined, derived from customers entering the Company's website via the websites of these other companies. The Company records these costs in cost of revenues at the time the related revenues are recorded.

     Advertising revenues are derived from the sale of advertising on the Company's websites. Advertising revenues are recognized in the period the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions", or times that any advertisement is viewed by users on the Company's websites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed impression levels are achieved. Revenues from the sale of certain advertising on the Company's websites are shared with third parties under the terms of certain agreements. The Company records such advertising revenues net of amounts allocable to third parties under the terms of such agreements. To date, amounts allocable to third parties have not been significant. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, advertising revenues were $3,000, $222,680, $965,954, $34,900 and $712,160, respectively.

     The Company recognizes advertising revenue as a result of barter transactions. Such revenue is recognized based on the fair value received or sold, whichever clearly estimates the fair value of the asset, which generally consists of advertising or merchandise. Barter revenue and the corresponding expenses are recognized in the period the advertising is displayed. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, approximately $0, $0, $340,000, $0 and $388,000, respectively, of advertising revenue was recognized related to barter transactions.

     International net revenues were $25,570, $650,258, $2,112,732, $305,700 and
$1,084,652 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

                           N2K INC. AND SUBSIDIARIES

  Operating and Development Expenses

     Operating and development expenses consist of software engineering, multimedia production, graphic design, certain nonrecoverable advances and recoupable costs, artist relations, telecommunications charges, inventory management and computer operations which support the Company's products. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company incurred costs of $724,326, $3,051,174,
$4,128,249, $913,501 and $1,531,841, respectively, relating to research and development. These amounts are included in operating and development expenses as shown in the accompanying consolidated statements of operations.

  Advertising Expenses

     Promotional costs incurred in connection with the N2K Encoded Music label are capitalized for unreleased projects and expensed when the related product is released. All other advertising and promotional costs incurred by the Company are expensed the first time the advertising takes place. Advertising and promotion expense, excluding the amortization of the Company's marketing advances (see Note 4), was $388,748, $1,759,515, $5,955,200, $551,039 and
$3,462,024 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively, and is included in sales and marketing expenses in the accompanying consolidated statements of operations.

  Charge for Purchased Research and Development

     In connection with the acquisition of New York N2K in February 1996 and the rock website, Rocktropolis, in June 1996 (see Note 2), $5,242,523 of the aggregate purchase price was allocated to incomplete research and development projects. Accordingly, these costs were charged to expense as of the acquisition dates. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The acquired technology required substantial additional development by the Company.

  Loss per Common Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which supersedes APB 15. SFAS No. 128 requires dual presentation of basic and diluted earnings (loss) per share for complex capital structures on the face of the statements of operations. According to SFAS No. 128, basic earnings (loss) per share, which replaced primary earnings (loss) per share, is calculated by dividing net income available to Common stockholders by the weighted average number of Common shares outstanding for the period. Diluted earnings per share, which replaced fully diluted earnings (loss) per share, reflects the potential dilution from the exercise or conversion of securities into Common stock, such as stock options.

     The Company adopted SFAS No. 128 during the period ended December 31, 1997, as earlier application was not permitted. As required by SFAS No. 128, all prior-period loss per common share data has been restated to conform with the provisions of this statement.

     The following is a summary of the numerators and denominators of the basic and diluted net loss per Common share computations:

                                 YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED
                       -------------------------------------------    ---------------------------
                          1995            1996            1997           1997            1998
                       -----------    ------------    ------------    -----------    ------------
Loss (numerator).....  $(1,594,800)   $(18,907,909)   $(28,736,236)   $(4,518,333)   $(13,704,266)
Shares
  (denominator)......    1,566,955       2,760,948       4,885,556      2,923,216      12,146,810
Per share amount.....  $     (1.02)   $      (6.85)   $      (5.88)   $     (1.55)   $      (1.13)

                           N2K INC. AND SUBSIDIARIES

     Diluted net loss per share is the same as basic net loss per share as no additional shares for the potential dilution from the exercise or conversion of securities into Common stock are included in the denominator as the result is anti-dilutive due to the Company's losses. Options to purchase 2,136,262 shares of Common stock at a weighted average exercise price of $10.28 per share, warrants to purchase 599,554 shares of Common stock at a weighted average exercise price of $14.16 per share and the AOL Purchase were outstanding as of March 31, 1998, but were not included in the computation of diluted net loss per Common share.

  Major Supplier and Distribution Agreement

     The Company had a contract with Valley Record Distributors (Valley), which was re-negotiated in January 1998. Valley is currently the Company's primary provider of order fulfillment for direct-to-consumer music products. The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Valley or that it will be able to find an alternative, comparable supplier capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Valley terminate. An unanticipated termination of the Company's relationship with Valley, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative fulfillment house. The re-negotiated contract expires in February 2000. Valley may terminate its existing agreement with the Company upon 30 days' written notice, in the event that Valley decides to discontinue providing services to all of Valley's on-line service customers. To date, Valley has satisfied the Company's requirements on a timely basis. However, to the extent that Valley does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of the Company, such capacity constraint would have a material adverse effect on the Company's business, results of operations and financial condition. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company incurred costs related to this relationship of approximately $83,000, $1,439,000, $5,941,000, $699,000 and $4,750,000,
respectively, which are included in cost of revenues on the accompanying consolidated statements of operations. As of December 31, 1996 and 1997 and March 31, 1998, relative to this relationship, Valley was due approximately $25,000, $1,037,000 and $1,980,000, respectively, from the Company, which is included in accrued merchandise costs on the accompanying consolidated balance sheets.

     On October 16, 1996, the Company and RED Distribution, Inc. (RED), a subsidiary of Sony Music Entertainment, Inc., entered into a letter agreement which provided that RED be the exclusive distribution agent in the United States for the N2K Encoded Music label. The agreement has a three-year term and provides for a distribution fee of between 16% to 20% of net revenues, as defined. The agreement provides that the Company will deliver at least 12 previously unreleased, newly compiled or recorded studio albums during each year of the term of the agreement and no less than 4 such albums during each six months of each year of the term of the agreement. The distribution services rendered by RED include billing and collecting from customers, bearing bad debts, distributing promotional items, advertising, undertaking retail marketing and inventory control activities and processing returns. The payment of the distribution fees owed to RED by the Company is secured by all of the Company's inventories in RED's possession awaiting distribution. The Company does not have a distribution operation of its own for the N2K Encoded Music label and, accordingly, is dependent upon maintaining its existing relationship with RED or establishing a new distribution relationship with a comparable distributor. There can be no assurance that the Company will maintain its relationship with RED beyond the term of its existing agreement. The termination of such relationship would, absent establishing a substitute relationship with another distributor, have a material adverse effect on the Company's business, results of operations and financial condition. As the Company's first recording was released in January 1997, there was no activity under this agreement prior to December 31, 1996. For the year

                           N2K INC. AND SUBSIDIARIES
ended December 31, 1997 and the three months ended March 31, 1997 and 1998, approximately $5,919,000, $428,000 and $963,000, respectively, in gross product revenues and approximately $3,170,000, $352,000 and $770,000, respectively, in net product revenues were generated through RED. Net amounts due from RED as of December 31, 1997 were approximately $75,000, which are included in accounts receivable in the accompanying consolidated balance sheets. Net amounts owed to RED as of March 31, 1998 were approximately $1,148,000 which are included in accounts payable in the accompanying consolidated balance sheets.

  Reclassifications

     The consolidated financial statements for prior periods have been reclassified to conform with the current period's presentation.

2.  ACQUISITIONS:

  Acquisition of New York N2K

     On February 13, 1996, New York N2K merged with and into Telebase in a transaction accounted for as a purchase. Telebase issued 1,347,857 shares of Common stock valued at $3,073,118 and 1,347,860 shares of Series E Preferred stock valued at $1,078,286 in exchange for all of the outstanding Common stock of New York N2K. The fair value assigned to the Common stock was determined based upon an independent appraisal. Telebase is the surviving corporation; however, the corporate name of the surviving corporation was changed to N2K Inc. Telebase was the acquirer in this purchase. The results of the acquired business have been included in the consolidated financial statements from the date of acquisition. The total purchase price of $4,375,481, including transaction costs, was allocated to the assets acquired and liabilities assumed based on their respective fair values. The Company recorded $4,133,281 of the purchase price as a charge to the consolidated statements of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The remaining balance of the purchase price of $280,000 was allocated to acquired technology costs and is being amortized over 5 years on a straight-line basis. If the acquisition of New York N2K had occurred on January 1, 1995, the unaudited pro forma information, after giving effect to the pro forma adjustments described below, would have been as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                      1995            1996
                                                   -----------    ------------
Unaudited pro forma revenues.....................  $   240,131    $  1,724,331
                                                   ===========    ============
Unaudited pro forma loss from continuing
  operations.....................................  $(4,129,250)   $(14,189,842)
                                                   ===========    ============
Unaudited pro forma net loss.....................  $(2,839,579)   $(15,158,516)
                                                   ===========    ============
Unaudited pro forma basic and diluted net loss
  per Common share...............................  $     (1.81)   $      (5.49)
                                                   ===========    ============

     The unaudited pro forma information does not purport to be indicative of the results that would have been attained if the operations had actually been combined for the periods presented and is not necessarily indicative of the operating results to be expected in the future.

     The pro forma adjustments consist of compensation charges for certain executive officers who did not receive any compensation from New York N2K prior to the merger and the amortization of the acquired technology costs. The amount of the compensation pro forma adjustment was $500,000 and $75,000 for the years ended December 31, 1995 and 1996, respectively. The amount of the acquired technology cost amortization pro forma adjustment was $46,667 and $7,000 for the years ended December 31, 1995 and 1996, respectively. Additionally, the above unaudited pro forma information excludes the one-time charge of $4,133,281 associated with the write-off of purchased research and development costs in connection with the

                           N2K INC. AND SUBSIDIARIES

New York N2K acquisition and includes the write-off of purchased research and development costs associated with the purchase of the Rocktropolis website for the year ended December 31, 1996. This one-time charge would have increased the unaudited pro forma basic and diluted net loss per Common share for the year ended December 31, 1996 by $1.50.

     On February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred stock at $.80 per share and received gross proceeds of $3,000,000 (see
Note 7).

  Acquisition of Rocktropolis Website

     On June 21, 1996, the Company acquired the assets that relate to the rock website known as Rocktropolis, from Rocktropolis Enterprises, LLC for $633,000 in cash and 44,790 shares of Common stock valued at $537,498. The total purchase price of $1,209,242, including transaction costs, was allocated to the assets acquired based on their respective fair values. The Company recorded $1,109,242 of the purchase price as a charge to the consolidated statements of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The remaining balance of the purchase price was allocated to the Rocktropolis tradename and is being amortized on a straight-line basis over 5 years.

     The Common stock issued in connection with the acquisition of the Rocktropolis website could have been "put" back to the Company at a price of $12 per share at any time beginning 366 days after the issuance date if there was not at that time a public market for shares of the Company's Common stock. Accordingly, the value of these shares ($537,498) was not included in Stockholders' equity in the accompanying consolidated balance sheets prior to the consummation of the initial public offering. The "put" rights expired upon the consummation of the initial public offering.

3.  DISCONTINUED OPERATIONS:

     In April 1997, the Company's Board of Directors approved a formal plan of disposal for its on-line information services business.

     The on-line information services business was accounted for as discontinued operations with a measurement date of April 4, 1997. The Company expected that the sale of the on-line information services business would result in a gain on the disposal of the segment's net assets which would be sufficient to offset the losses of the segment from the measurement date to the disposal date. As a result, no amounts were accrued in the accompanying consolidated financial statements relating to the disposal of the segment. The net losses from discontinued operations from the measurement date to the disposal date were recorded as an adjustment to the net assets of the discontinued operations in the accompanying consolidated balance sheets. The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations.

     Effective August 1, 1997, the Company entered into an agreement for the sale of all of the net assets of the on-line information services business, except its accounts receivable and accounts payable. The total purchase price of $6,000,000 consists of $3,000,000 which was paid in cash at closing, and up to an additional $3,000,000 pursuant to an earn-out which, if and to the extent earned, is payable at the purchaser's sole discretion on March 31, 1999 and September 30, 1999, either in cash or that number of shares of its Common stock having a market value equal to the amount to be paid. The earn-out is based upon the revenues of the business which are generated from July 1, 1997 through December 31, 1998. If revenues during the above period do not meet the specified target, the earn-out is reduced. If revenues during the above period exceed the specified target, the earn-out is increased, up to a maximum of $1,000,000. The Company will record the earn-out as a gain on the sale of discontinued operations when realized. At closing, the Company recorded a gain on the sale of discontinued operations of $1,574,493. The gain was net of a provision for certain disposal costs including accruals for future commitments relating to severance and doubtful accounts relating to the

                           N2K INC. AND SUBSIDIARIES
on-line information services business' accounts receivable. These costs are reflected in accrued discontinued operations disposal costs (see Note 5). In connection with the sale, the Company entered into a services agreement under which it will provide certain services and support personnel to the purchaser through September 1999 for a fixed monthly fee.

     Revenues and income (loss) from discontinued operations in the accompanying consolidated statements of operations were:

                                 YEAR ENDED DECEMBER 31,             THREE MONTHS
                         ---------------------------------------        ENDED
                            1995           1996          1997       MARCH 31, 1997
                         -----------    ----------    ----------    --------------
Revenues...............  $10,976,711    $7,855,758    $2,411,057      $1,335,497
                         ===========    ==========    ==========      ==========
Income (loss) before
  income taxes.........  $ 1,289,971    $ (968,674)   $ (415,970)     $ (159,943)
Income taxes...........          300            --            --              --
                         -----------    ----------    ----------      ----------
Income (loss)..........  $ 1,289,671    $ (968,674)   $ (415,970)     $ (159,943)
                         ===========    ==========    ==========      ==========

     The assets and liabilities of the on-line information services business have been reclassified in the accompanying consolidated balance sheets to separately identify them as net assets of discontinued operations. A summary of these net assets of discontinued operations as of December 31, 1996 is as follows:

Current assets, excluding accounts receivable...............  $   11,891
Accounts receivable.........................................   1,033,734
Property and equipment, net.................................     278,875
Other assets................................................          --
Current liabilities.........................................  (1,310,054)
Long-term liabilities.......................................          --
                                                              ----------
Net assets of discontinued operations.......................  $   14,446
                                                              ==========

4.  PREPAID EXPENSES:

     Prepaid expenses as of December 31, 1996 and 1997 and March 31, 1998 consist of the following:

                                             DECEMBER 31,
                                        -----------------------     MARCH 31,
                                          1996         1997           1998
                                        --------    -----------    -----------
AOL marketing advances................  $     --    $12,775,000    $12,775,000
Excite marketing advances.............        --      3,300,000      3,300,000
Netscape marketing advances...........        --      3,000,000      3,000,000
Other.................................   703,657        481,276        930,097
                                        --------    -----------    -----------
                                         703,657     19,556,276     20,005,097

Less: Accumulated amortization of
  marketing advances..................        --     (2,769,741)    (6,899,360)
                                        --------    -----------    -----------
                                        $703,657    $16,786,535    $13,105,737
                                        ========    ===========    ===========

     The Company is amortizing the costs associated with its marketing advances over the contractual terms of the strategic alliance which is primarily one to three years and the amortization method is primarily on a straight-line basis or as impressions are received. Amortization expense for the year ended December 31, 1997 and the three months ended March 31, 1998 was $2,769,741 and $4,129,619, respectively, and is included in sales and marketing expenses on the accompanying financial statements. The Company continually evaluates the realizability of the marketing advances, and if necessary, will write-down the asset to its net realizable

                           N2K INC. AND SUBSIDIARIES
value based on estimates of undiscounted future cash flows from each advance over the remaining useful life of the asset. As of March 31, 1998, no such write-down was required.

5.  OTHER ACCRUED LIABILITIES:

     Other accrued liabilities as of December 31, 1996 and 1997 and March 31, 1998 consist of the following:

                                               DECEMBER 31,          MARCH 31,
                                         ------------------------    ----------
                                            1996          1997          1998
                                         ----------    ----------    ----------
Accrued advertising....................  $       --    $  652,138    $1,554,558
Accrued discontinued operations
  disposal costs (Note 3)..............          --       671,407       509,770
Other..................................   1,571,012     1,928,050     1,951,968
                                         ----------    ----------    ----------
                                         $1,571,012    $3,251,595    $4,016,296
                                         ==========    ==========    ==========

6.  CREDIT AGREEMENTS:

     The Company had a line of credit with a bank of $2,000,000 that originally expired on December 31, 1997. On January 23, 1998, pursuant to a letter agreement, the line of credit was extended to March 31, 1998. On March 30, 1998, pursuant to a letter agreement, the line of credit was extended to June 30, 1998. The Company is obligated to pay a commitment fee equal to 0.5% on the average daily unused portion of the commitment. The line of credit bears interest at the "bank's prime rate," as defined, and is secured by a security interest in substantially all of the Company's assets. Maximum borrowings are limited to certain percentages of eligible accounts receivable (as defined). There were no borrowings on the line of credit for the three months ended March 31, 1998. During 1995, 1996 and 1997 and the three months ended March 31, 1997, the maximum amount outstanding was $400,000, $600,000, $850,000 and $850,000, respectively. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997, the weighted average interest rate was 8.7%, 8.7%, 8.5% and 8.3%, respectively. In addition, the line of credit requires the Company to meet certain financial covenants. Interest expense for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, was $7,360, $14,992, $54,711, $8,343 and $0, respectively.

7.  PREFERRED STOCK:

     At December 31, 1996, Preferred stock consisted of the following:

Preferred stock, $.001 par value, 40,000,000 shares
  authorized and designated as follows --
  Series A, 500,000 shares authorized, 488,838 shares issued
     and outstanding........................................  $   489
  Series B, 625,000 shares authorized, issued and
     outstanding............................................      625
  Series C, 2,857,143 shares authorized, 2,142,857 shares
     issued and outstanding.................................    2,143
  Series D, 1,000,000 shares authorized, 800,000 shares
     issued and outstanding.................................      800
  Series E, 6,007,060 shares authorized, issued and
     outstanding............................................    6,007
  Series F, 5,333,333 shares authorized, issued and
     outstanding............................................    5,333
  Series G, 15,000,000 shares authorized in 1997............       --
                                                              -------
                                                              $15,397
                                                              =======

     In January 1988, the Company issued 488,838 shares of Series A Preferred stock at $1.25 per share upon the conversion of certain liabilities. The Series A Preferred shares were converted into 171,276 shares of Common stock upon the consummation of the initial public offering.

                           N2K INC. AND SUBSIDIARIES

     In March 1988, the Company sold 625,000 shares of Series B Preferred stock for $1,000,000. In August 1988, the Company sold 2,142,857 shares of Series C Preferred stock for $3,000,000. In 1993, the Series C Preferred stockholder sold all of its shares to various outside investors, as well as to certain officers of the Company. In June 1997, certain officers converted 120,000 shares of their Series C Preferred shares into 33,600 shares of Common stock. The Series B and Series C Preferred shares were converted into 178,569 and 566,399 shares of Common stock, respectively, upon the consummation of the initial public offering.

     In September 1994, the Company sold 800,000 shares of Series D Preferred stock at $2 per share and received net proceeds of $1,559,084. The Series D Preferred shares were converted into 615,381 shares of Common stock upon the consummation of the initial public offering.

     On February 13, 1996, the Company issued 1,347,860 shares of Series E Preferred Stock in connection with the acquisition of New York N2K (see Note 2). Also, on February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred stock for $.80 per share and received proceeds of $3,000,000. In April and May 1996, the Company sold 909,200 shares of Series E Preferred stock at $.80 per share and received proceeds of $727,360. The number of shares of Series E Preferred stock sold to certain officers and directors of the Company at $.80 per share was 3,299,992. The Series E Preferred shares were converted into 1,501,755 shares of Common stock upon the consummation of the initial public offering. In May and June 1996, the Company sold 5,333,333 shares of Series F Preferred stock at $3 per share and received net proceeds of $15,268,284. The Series F Preferred shares were converted into 1,333,321 shares of Common stock upon the consummation of the initial public offering.

     In April 1997, the Company sold 2,480,329 shares of Series G Preferred stock at $3 per share, including 17,000 shares issued as a finder's fee, and received gross proceeds of $7,389,987 and net proceeds of $7,215,531. The Series G Preferred shares were converted into 620,077 shares of Common stock upon the consummation of the initial public offering. The number of shares of Series G Preferred stock sold to certain officers and directors of the Company at $3 per share was 333,333. Additionally, the Company issued warrants to purchase 48,555 shares of Common stock at an exercise price of $12 per share as a placement fee relating to this transaction.

8.  STOCKHOLDERS' EQUITY:

  Common Stock Options

     Under the Company's 1987 Incentive Stock Option Plan, options to purchase 775,000 shares of Common stock could have been granted to certain officers, directors and employees. The options expire ten years from the date of grant and vest over four years. Expiration dates range from 1998 to 2005. As of March 31, 1998, there are 186,687 options outstanding and no additional grants will be made under this plan. Subsequent to March 31, 1998, 14,773 options under this plan were exercised.

     Additionally, the Company has 56,632 nonqualified stock options outstanding as of March 31, 1998, with expiration dates ranging from July 1998 to January 2005. Currently, these options are fully vested. Subsequent to March 31, 1998, 22,082 of these options were exercised and 2 of these options were terminated.

     In February 1996, the Company established the 1996 Stock Option Plan, which authorized options to purchase 1,650,000 shares of Common stock, as amended and restated on June 20, 1996. On May 7, 1998, the Company increased the number of shares available to 2,150,000. Under the 1996 Stock Option Plan, options may be granted to officers, directors and other key employees. The options expire ten years from the date of grant and vest over four years, unless specifically agreed to otherwise. The exercise price is fixed at the grant date and equals at least 100% of the fair market value of the Common stock on the date of grant. As of March 31, 1998, there were 1,523,894 options outstanding and 118,888 options available for grant under the 1996 Stock Option Plan. Subsequent to March 31, 1998, under the 1996 Stock Option Plan, no options were granted, 1,374 options were exercised and 13,676 options were terminated.

                           N2K INC. AND SUBSIDIARIES

     In July 1997, the Company granted 324,999 stock options to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin. The options expire seven years from the date of grant and vest over four years. The exercise price is equal to the fair market value of the Common stock on the date of grant. These options were not granted under any of the Company's plans.

     In December 1996, the Company granted 4,050 nonqualified stock options to individuals who were neither employees or directors of the Company. The options expire ten years from the date of grant and vested immediately upon grant. The exercise price is equal to the fair market value of the Common stock on the date of grant. These options were not granted under any of the Company's plans. In April 1997, the Company's Board of Directors approved the issuance of options to purchase 15,000 shares of Common stock, which were not granted pursuant to any of the Company's option plans, to non-employees of the Company. These options were granted at the time of the initial public offering and at an exercise price equal to the price for shares sold in the initial public offering ($19.00 per share). In accordance with SFAS No. 123, the Company recorded a charge for the fair value of these options in the accompanying consolidated statement of operations. Subsequent to March 31, 1998, the Company's Board of Directors approved the issuance of options to purchase 15,000 shares of Common stock, which were not granted pursuant to any of the Company's option plans, to a non-employee of the Company. The exercise price is equal to the fair market value of the Common stock on the date of grant.

     In April 1997, the Board of Directors adopted and the stockholders of the Company approved, the 1997 Directors' Stock Option Plan (the Directors' Plan) pursuant to which each member of the Board of Directors, who is not an employee of the Company, who is elected or continues as a member of the Board of Directors is entitled to receive annually, options to purchase 12,500 shares of Common stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Plan, options to purchase an aggregate of more than 125,000 shares of Common stock. Each option grant under the Directors' Plan vests after the first anniversary of the date of grant and expires three years thereafter. The maximum number of shares of Common stock reserved for issuance under the Directors' Plan is 500,000 shares (subject to adjustment for certain events such as stock splits and stock dividends). In April 1997, the Board of Directors authorized the issuance of 25,000 options under the Directors' Plan at an exercise price equal to the price for shares sold in the initial public offering ($19.00 per share). Additionally, in May 1998, the Board of Directors authorized the issuance of 25,000 options under the Directors' Plan at an exercise price per share equal to $23.38.

                           N2K INC. AND SUBSIDIARIES

     Information relative to all of the Company's stock option activity is as follows:

                                                                      WEIGHTED
                                                    EXERCISE          AVERAGE
                                                      PRICE        EXERCISE PRICE    AGGREGATE
                                      OPTIONS      (PER SHARE)      (PER SHARE)      PROCEEDS
                                     ---------   ---------------   --------------   -----------
Balance as of December 31, 1994....    396,891   $ 2.50 - $ 5.00       $ 3.52       $ 1,398,884
  Granted..........................    231,375     2.60 -   3.20         2.63           608,325
  Exercised........................        (25)             3.20         3.20               (80)
  Terminated.......................     (5,850)             3.20         3.20           (18,720)
                                     ---------   ---------------       ------       -----------
Balance as of December 31, 1995....    622,391     2.50 -   5.00         3.19         1,988,409
  Granted..........................  1,020,169     3.20 -  12.00         4.83         4,922,483
  Exercised........................     (2,145)    2.60 -   3.20         2.80            (6,006)
  Terminated.......................   (102,363)    2.50 -   5.00         3.05          (311,994)
                                     ---------   ---------------       ------       -----------
Balance as of December 31, 1996....  1,538,052     2.50 -  12.00         4.29         6,592,892
  Granted..........................    866,194    12.00 -  21.00        16.59        14,374,381
  Exercised........................   (242,417)    2.60 -  12.00         3.30          (798,770)
  Terminated.......................   (102,463)    2.60 -  21.00         6.89          (706,120)
                                     ---------   ---------------       ------       -----------
Balance as of December 31, 1997....  2,059,366     2.50 -  21.00         9.45        19,462,383
  Granted..........................    100,010    20.75 -  32.50        28.13         2,813,095
  Exercised........................     (5,413)    2.60 -   3.20         3.07           (16,624)
  Terminated.......................    (17,701)    2.60 -  25.00        16.61          (294,100)
                                     ---------   ---------------       ------       -----------
Balance as of March 31, 1998.......  2,136,262   $ 2.50 - $32.50       $10.28       $21,964,754
                                     =========   ===============       ======       ===========
Options exercisable as of
  March 31, 1998...................  1,000,851                         $ 7.16
                                     =========                         ======

     The weighted average remaining contractual life of all options outstanding at March 31, 1998 is 8.2 years.

     The following table summarizes information relating to the all of the Company's stock option activity based upon each exercise price.

                                                                                                    WEIGHTED
                                                                WEIGHTED                            AVERAGE
                                             WEIGHTED           AVERAGE                             EXERCISE
                          OPTIONS            AVERAGE         EXERCISE PRICE       OPTIONS            PRICE
      RANGE OF         OUTSTANDING AT       REMAINING        OF OUTSTANDING    EXERCISABLE AT    OF EXERCISABLE
   EXERCISE PRICES       MARCH 31,       CONTRACTUAL LIFE     OPTIONS (PER       MARCH 31,        OPTIONS (PER
     (PER SHARE)            1998             (YEARS)             SHARE)             1998             SHARE)
---------------------  --------------    ----------------    --------------    --------------    --------------
$ 2.50 - $ 3.52          1,022,928             7.5               $ 3.28             557,499          $ 3.25
           5.00             28,000              .6                 5.00              28,000            5.00
 12.00 -  14.63            472,912             8.5                12.06             382,852           12.00
 19.00 -  21.00            516,772             9.6                19.45              32,500           19.00
 25.00 -  32.50             95,650             9.9                28.44                  --              --
                         ---------                                               ----------
                         2,136,262                                                1,000,851
                         =========                                               ==========

     The Company accounts for all of its option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS No. 123 requires that an employer's financial statements include certain

                           N2K INC. AND SUBSIDIARIES
disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS No. 123, the Company's net loss in 1995, 1996 and 1997 and the pro forma net loss per Common share in 1995, 1996 and 1997 would have been increased to the following pro forma amounts:

                                               1995            1996            1997
                                            -----------    ------------    ------------
Net Loss:
  As reported...........................    $(1,594,800)   $(18,907,909)   $(28,736,236)
                                            ===========    ============    ============
  Pro forma.............................    $(2,218,800)   $(21,681,909)   $(32,061,236)
                                            ===========    ============    ============
Basic and Diluted Net Loss per Common
  share:
  As reported...........................    $     (1.02)   $      (6.85)   $      (5.88)
                                            ===========    ============    ============
  Pro forma.............................    $     (1.42)   $      (7.85)   $      (6.56)
                                            ===========    ============    ============

     Since the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost disclosed above may not be representative of that to be expected in future years.

     The weighted average fair value of the stock options granted during 1995, 1996 and 1997 was $9.93, $8.62 and $8.40, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                         1995       1996       1997
                                                        -------    -------    -------
Risk-free interest rate.............................       6.5%       5.5%       6.1%
Expected dividend yield.............................       0.0%       0.0%       0.0%
Expected life.......................................    6 Years    6 Years    6 Years
Expected volatility.................................       0.0%       0.0%      33.1%

  Common Stock Warrants

     In February 1996, the Company issued warrants to purchase 37,500 shares of Common stock at an exercise price of $3.20 per share. In January 1998, these warrants were exercised. In May and June 1996, the Company issued warrants to purchase 66,999 shares of Common stock at an exercise price of $12 per share. These warrants expire in 2003. In April 1997, the Company issued warrants to purchase 48,555 shares of Common stock at an exercise price of $12 per share in connection with the Series G Preferred stock financing. These warrants expire in April 2004. In July and August 1997, the Company issued warrants to purchase an aggregate of 299,264 shares of Common stock at an exercise price of $12 per share in connection with the issuance of the Management Notes and Senior Notes (see Note 1). Additionally, in connection with the AOL agreements, discussed in
Note 1, the Company granted AOL a warrant for the future purchase of up to 184,736 shares of Common stock at an exercise price equal to the initial public offering price per share, which was $19.00 per share. The AOL Warrant is exercisable as to one-half of the total number of shares on the first anniversary of the date of issuance and as to the balance of the shares on the second anniversary of the date of issuance. The AOL Warrant expires in October 2004.

  Employee Stock Purchase Plan

     In June 1996, the Company established the 1996 Employee Stock Purchase Plan (the ESP Plan). The number of shares available to purchase under the ESP Plan is 1,500,000 shares of Common stock. As of March 31, 1998, the Company has issued 991 shares under the ESP Plan. The employee's purchase price is the lower of (a) 85% of the fair market value of a share of the Company's Common stock on the first day of

                           N2K INC. AND SUBSIDIARIES
the Purchase period (as defined) and (b) 85% of the fair market value of a share of the Company's Common stock on the last day of the Purchase period (as defined).

9.  INCOME TAXES:

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset-and-liability approach in accounting for income taxes. Under this method, deferred income taxes are computed based on the differences between financial reporting and income tax reporting of assets and liabilities using enacted tax rates.

     As of December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $40,225,000, which begin to expire in 2001. Significant components of deferred income taxes consist of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1996            1997
                                                              -----------    ------------
Gross deferred tax assets:
  Net operating loss carryforwards..........................  $ 8,534,000    $ 16,238,000
  Depreciation and amortization.............................       13,000              --
  Research and development expenses not currently
     deductible.............................................           --       2,463,000
  Accruals not currently deductible.........................      413,000       1,503,000
                                                              -----------    ------------
                                                                8,960,000      20,204,000
                                                              -----------    ------------
Gross deferred tax liabilities:
  Depreciation and amortization.............................           --        (183,000)
  Other deferred tax liabilities............................      (17,000)         (1,000)
                                                              -----------    ------------
                                                                  (17,000)       (184,000)
                                                              -----------    ------------
Less--Valuation allowance...................................   (8,943,000)    (20,020,000)
                                                              -----------    ------------
                                                              $        --    $         --
                                                              ===========    ============

     The Company has recorded a valuation allowance for the net deferred tax asset as the Company concluded that the net deferred tax asset did not meet the recognition criteria under SFAS No. 109. The valuation allowance increased $11,077,000 during 1997 due principally to net operating loss carryforwards and research and development expenses which will be deductible in future years. Based on changes in ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations.

10.  OTHER RELATED-PARTY TRANSACTIONS:

     For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company incurred fees of $30,000, $130,000, $1,000, $0 and $0, respectively, to a law firm in which certain of its partners were Series A Preferred stockholders.

11.  COMMITMENTS AND CONTINGENCIES:

     The Company has entered into various operating and capital leases for office space, computer equipment and office equipment. Assets acquired under capital leases at a cost of $868,436, $1,801,663 and $1,801,663, less accumulated amortization of $477,535, $709,777 and $803,867, are included in property and equipment in the accompanying consolidated balance sheets as of December 31, 1996 and 1997 and March 31, 1998, respectively. Certain capital leases are secured by certificates of deposit totaling $167,000, which are shown as restricted cash in other assets in the accompanying consolidated balance sheets. Interest rates on these capital

                           N2K INC. AND SUBSIDIARIES
leases range from 6.0% to 19.0%. Future minimum lease payments under operating and capital leases as of December 31, 1997, are as follows:

                                                              OPERATING      CAPITAL
                                                              ----------    ----------
1998........................................................  $1,696,155    $  538,343
1999........................................................   1,760,380       373,954
2000........................................................   1,740,692       280,683
2001........................................................   1,538,380        48,290
2002........................................................     912,985         8,048
                                                              ----------    ----------
Total minimum lease payments................................  $7,648,592     1,249,318
                                                              ==========
Less -- Amount representing interest........................                  (131,613)
                                                                            ----------
Present value of minimum capital lease payments.............                $1,117,705
                                                                            ==========

     Rent expense under the operating leases for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, was $100,870, $529,186, $823,676, $226,341 and $396,310, respectively.

     The Company has entered into agreements with various content providers, vendors and recording artists. The remaining terms of these agreements range from one to five years. These agreements provide for the payment of royalties, bounties and certain guaranteed amounts. Other than the payments that the Company is required to make for its strategic alliances (discussed below), minimum guaranteed payments required under such agreements are insignificant. In 1997, the Company entered into a number of strategic alliance agreements, including AOL, Excite and Netscape (see Note 1). During April 1998, the Company signed four additional strategic alliance agreements with Ticketmaster Ticketing Company, Inc., AOL Bertelsmann Online, Disney Online, and Microsoft Corporation. The Company's commitments under all of its strategic alliance agreements, including those signed in April 1998, include cash payments of approximately $17,100,000, $13,500,000 and $4,000,000 for 1998, 1999 and 2000, respectively.

     The Company has employment agreements with certain officers that provide for, among other things, salary, bonus, severance and change in control provisions.

     The Company entered into an employment agreement with Phil Ramone (the Ramone Employment Agreement) to provide for his service as President of N2K Encoded Music effective as of October 15, 1996. The initial term of the Ramone Employment Agreement is three years (the Initial Term), with an option for an additional two-year period at the Company's discretion (the Option Period). The Ramone Employment Agreement provides for a base salary of $450,000 for the first year, increasing to $550,000 for the remainder of the Initial Term. If Mr. Ramone's employment continues after the Initial Term, he will receive $650,000 for the first year of the Option Period, with the salary for the second year to be negotiated in good faith upon commencement of the Option Period. Notwithstanding the foregoing, in the event that the Company and Mr. Ramone are unable to agree on the amount of Mr. Ramone's annual salary during the Option Period after 30 days' good faith negotiations, then the Company's option will be treated as if it had not been exercised. The Ramone Employment Agreement also provides for (a) a one-time $100,000 bonus payable on October 1, 1997 in the form of a loan from the Company, the principal of and the interest on which will be forgiven (assuming no termination for cause) over a 12-month period beginning on October 1, 1998 and (b) an annual performance bonus in the amount of (i) $50,000 if the gross revenues of N2K Encoded Music are at least $8 million but not in excess of $10 million during such fiscal year or (ii) $100,000 if such gross revenues exceed $10 million during such fiscal year. As of May 15, 1998, the $100,000 one-time bonus has not yet been paid. The Ramone Employment Agreement also provides that Mr. Ramone is entitled to 10% of the after-tax net profit attributable to N2K Encoded Music's operations in any fiscal year, including participation in the proceeds of a sale of N2K Encoded Music as if he were a 5% (during the Initial Term) or a 7.5% (during the Option Period) equity owner of N2K Encoded Music. Mr. Ramone was granted qualified and non-qualified

                           N2K INC. AND SUBSIDIARIES
options under the terms of the Ramone Employment Agreement to purchase 73,677 shares of Common stock at $12.00 per share. Such options expire on October 15, 2002, but not later than one year from the date Mr. Ramone's employment with the Company terminates. One quarter of Mr. Ramone's options vested at the beginning of his employment on October 15, 1996, with the balance vesting ratably over a three-year period. Should Mr. Ramone's employment with the Company be terminated, the Company at its option may repurchase any or all shares of Common stock issued to Mr. Ramone upon his exercise of any of his options held by him on the date of such termination at fair market value (or, if such termination is for cause, at the price paid by Mr. Ramone for such shares). The Company may elect to pay for these shares in three equal annual installments by delivery of a promissory note with an interest rate of 8% per annum.

     The Company was obligated to loan Mr. Ramone $100,000 at the signing of the Ramone Employment Agreement on September 26, 1997. As of December 31, 1997, the Company had loaned Mr. Ramone $50,000. Subsequent to December 31, 1997, the remaining $50,000 was loaned to Mr. Ramone. The promissory note related to this loan (the Ramone Note) is due on October 1, 2000 and is interest-free unless an event of default (as defined therein) occurs, in which case the interest rate shall become 15% until such default is cured. The terms of the Ramone Note give the Company the right to deduct and withhold certain compensation owed by the Company to Mr. Ramone under either of the Ramone Employment Agreement or the Producer's Agreement (as defined below).

     Simultaneously with the execution of the Ramone Employment Agreement, the Company also entered into a Music Producer's Agreement (the Producer's Agreement) with Mr. Ramone (through a personal corporation) providing for the recording and production of master recordings of one or more of the Company's recording artists. The term of the Producer's Agreement is co-extensive with the term of the Ramone Employment Agreement. Pursuant to the terms of the Producer's Agreement, Mr. Ramone will receive a percentage of royalties based on agreed upon formulas. No payments under the Producer's Agreement shall be made to Mr. Ramone until such time that the Ramone Note has been repaid.

     The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     A class action complaint has been filed against the Company and it directors in the U.S. District Court for the Southern District of New York alleging violations of the Securities Act of 1933 in connection with the public offering of shares of the Company's Common stock in April 1998. The Company believes that the claims against it in this action are without merit and intends to vigorously defend against these claims.

     Due to the fact that material may be downloaded from websites and may be subsequently distributed to others, there is potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is currently not aware of any such claims.

12.  DEFINED CONTRIBUTION PLAN:

     The Company maintains a Matched Savings Plan (the Plan) in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers substantially all full-time employees of the Company. Participants may contribute up to 15% of their total compensation to the Plan, with the Company matching 30% of the participant's contribution, limited to 6% of the participant's total compensation. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company contributed $18,200, $53,100, $111,786, $24,000 and $41,475, respectively, to the Plan.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
N2K Inc.
New York, New York

     We have audited the balance sheet of N2K Inc. (a New York corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period beginning March 7, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K Inc. as of December 31, 1995 and the results of its operations and its cash flows for the period beginning March 7, 1995 through December 31, 1995 in conformity with generally accepted accounting principles.

     As described in Note F, on February 13, 1996, the Company effected a business combination in which it merged with a company formerly known as Telebase Systems, Inc.

New York, New York
January 31, 1996

With respect to Note F
February 13, 1996
                                          RICHARD A. EISNER & COMPANY, LLP

                                    N2K INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $245,423
  Accounts receivable.......................................    57,281
  Prepaid expenses..........................................     2,057
                                                              --------
          Total current assets..............................   304,761
  Property and equipment, net...............................   311,812
  Goodwill..................................................     4,467
  Deposits..................................................   101,621
                                                              --------
          TOTAL.............................................  $722,661
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of capital lease obligations...........  $ 57,407
  Accounts payable and accrued expenses.....................   207,144
                                                              --------
          Total current liabilities.........................   264,551
  Capital lease obligations.................................   136,184
  Deferred rent payable.....................................    20,038
                                                              --------
          Total liabilities.................................   420,773
                                                              --------
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 2,000,000 authorized,
  1,000,000 shares issued and outstanding...................    10,000
  Additional paid-in capital................................   990,000
  Accumulated (deficit).....................................  (698,112)
                                                              --------
          Total stockholders' equity........................   301,888
                                                              --------
          TOTAL.............................................  $722,661
                                                              ========

  The accompanying notes to financial statements are an integral part hereof.

                                    N2K INC.

                            STATEMENT OF OPERATIONS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Revenues:
  Consulting revenue........................................  $ 132,626
  Network revenue...........................................     11,000
                                                              ---------
          Total revenue.....................................    143,626
                                                              ---------
Expenses:
  Selling, general and administrative expenses..............    767,628
  Purchased research and development........................     56,262
  Depreciation and amortization.............................     16,575
                                                              ---------
          Total expense.....................................    840,465
                                                              ---------
Operating loss..............................................   (696,839)
Interest expense, net of interest income of $185............     (1,273)
                                                              ---------
Net loss....................................................  $(698,112)
                                                              =========

  The accompanying notes to financial statements are an integral part hereof.

                                    N2K INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

                                                           ADDITIONAL
                                                COMMON      PAID IN      ACCUMULATED
                                                 STOCK      CAPITAL        DEFICIT        TOTAL
                                                -------    ----------    -----------    ----------
Sale of common stock..........................  $10,000     $990,000             --     $1,000,000
Net loss......................................       --           --      $(698,112)      (698,112)
                                                -------     --------      ---------     ----------
Balance -- December 31, 1995..................  $10,000     $990,000      $(698,112)    $  301,888
                                                =======     ========      =========     ==========

  The accompanying notes to financial statements are an integral part hereof.

                                    N2K INC.

                            STATEMENT OF CASH FLOWS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss..................................................  $(698,112)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     16,575
     Changes in assets and liabilities:
       Increase in:
          Accounts receivable...............................    (48,543)
          Prepaid expenses..................................     (2,057)
          Deposits..........................................   (101,621)
          Accounts payable and accrued expenses.............    207,144
          Deferred rent payable.............................     20,038
                                                              ---------
            Net cash used in operating activities...........   (606,576)
                                                              ---------
Cash flows from investing activities:
  Assets acquired in purchase transaction...................    (43,738)
  Purchase of property and equipment........................   (101,612)
                                                              ---------
            Net cash used in investing activities...........   (145,350)
                                                              ---------
Cash flows from financing activities:
  Principal payments on capital lease obligations...........     (2,651)
  Sale of common stock......................................  1,000,000
                                                              ---------
            Net cash provided by financing activities.......    997,349
                                                              ---------
Increase in cash and cash equivalents.......................    245,423
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $ 245,423
                                                              =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................  $   1,458
  Noncash investing and financing activity:
  The Company entered into capital leases for equipment
     valued at $196,242.

  The accompanying notes to financial statements are an integral part hereof.

                                    N2K INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- ORGANIZATION AND ACQUISITION:

     N2K Multimedia Company, Inc. (the "Company") was incorporated on March 7, 1995 for the purpose of developing interactive on-line web sites and technology, with 200 shares of authorized common stock of which 100 shares were issued in exchange for $100,000 paid in cash. On October 10, 1995 the authorized common stock was increased to 2,000,000 shares of $.01 par value and the outstanding shares were split 10,000 for 1. All references to shares in these financial statements give retroactive effect to the stock split. On June 13, 1995 the Company purchased substantially all the assets of N2K Inc. a company engaged primarily in computer systems consulting and its name was changed to N2K Inc. The purchase price was $100,000 which was allocated in accordance with fair values as follows: Fixed Assets $30,000; Accounts Receivable $8,738; Research and Development Costs $56,262, and Goodwill $5,000. Because computer systems consulting is not the focus of the Company, the acquiree is not a predecessor company.

     After the acquisition the Company developed an on-line site called Jazz Central Station that provides a comprehensive history of Jazz. The site was launched on the Microsoft Network on August 24, 1995 and is in beta testing on the World Wide Web.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Use of estimates:

     These financial statements were prepared by management using generally accepted accounting principles which require the use of estimates.

  [2] Property and equipment:

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over estimated useful lives of the assets, primarily 5 years. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the statement of operations. When assets become fully depreciated, the applicable asset and accumulated depreciation amounts are relieved.

  [3] Goodwill:

     Goodwill, which represents the excess purchase price of N2K Inc. over the fair value of the identifiable assets acquired, is being amortized on a straight-line basis over five years.

  [4] Statement of Cash Flows:

     Highly liquid investments with an original maturity of three months or less are considered cash equivalents for purposes of the statement of cash flows.

  [5] Capital Leases:

     The Company capitalizes assets acquired under capital leases and records the related capital lease obligations.

  [6] Income Taxes:

     The Company is an S corporation for Federal and State income tax purposes. No provision for these taxes is required.

                                    N2K INC.

NOTE C -- PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

Computer equipment..........................................  $249,726
Furniture and fixtures......................................    16,796
Leasehold improvements......................................    61,332
                                                              --------
                                                               327,854
Less accumulated depreciation...............................   (16,042)
                                                              --------
                                                              $311,812
                                                              ========

     Included in property and equipment is property acquired under capital leases with an aggregate cost of $196,242 and accumulated depreciation of $9,569.

NOTE D -- EQUIPMENT LEASE FINANCING:

     The Company has a line of credit to finance its acquisition of furniture, office and computer equipment in the amount of $350,000. Under the terms of the master agreement, acquired assets are financed pursuant to capital leases with a three year term and interest rate of 8.75%. At December 31, 1995 $175,424 of the line of credit was available. The Company is also obligated under two other capital leases with interest rates of approximately 14% and aggregating $18,167 at December 31, 1995.

NOTE E -- COMMITMENTS, CONTINGENCIES AND RISKS:

     The Company is obligated under operating and capital leases for office space, computers and office equipment. Future annual minimum lease payments under leases in effect at December 31, 1995 are as follows:

                                                         OPERATING    CAPITAL
                                                         ---------    --------
  1996.................................................  $120,456     $ 72,233
  1997.................................................   196,088       75,795
  1998.................................................   195,356       68,132
  1999.................................................   219,550        5,522
  2000.................................................   213,155          -0-
                                                                      --------
                                                                       221,682
Less amount representing interest......................                 28,091
                                                                      --------
Present value of capital lease obligations.............               $193,591
                                                                      ========

     The Company maintains its accounts at one institution insured by the Federal Deposit Insurance Corporation up to a maximum of $100,000.

     The Company is committed to purchase furniture and equipment aggregating approximately $125,000 which it expects to finance under the equipment lease financing commitment described in Note D.

     Two of the Company's consulting customers individually accounted for 59% and 27% of the Company's consulting revenues for the period ended December 31, 1995 and 76% and 22% of the accounts receivable at December 31, 1995.

NOTE F -- SUBSEQUENT EVENT:

     The Company merged with Telebase Systems, Inc. on February 13, 1996. Pursuant to the merger the Company's shares were exchanged for common and preferred shares of Telebase Systems, Inc. which changed its name to N2K Inc.

======================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Use of Proceeds.......................   14
Capitalization........................   15
Selected Consolidated Financial
  Data................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   29
Management............................   45
Certain Transactions..................   55
Principal Stockholders................   56
Selling Stockholder...................   57
Description of Capital Stock..........   58
Shares Eligible for Future Sale.......   61
Plan of Distribution..................   62
Legal Matters.........................   63
Experts...............................   63
Available Information.................   63
Index to Financial Statements.........  F-1

======================================================
======================================================

                                 169,779 SHARES

                                [N2K INC. LOGO]
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                 June   , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

Securities and Exchange Commission filing fee...............  $    968
Nasdaq National Market Listing Fee..........................     3,396
Accounting fees and expenses................................    30,000
Legal fees and expenses.....................................    40,000
Printing and engraving expenses.............................    20,000
Miscellaneous...............................................     5,636
                                                              --------
          Total.............................................  $100,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Registrant require, indemnification of directors, officers, employees and agents to the full extent permitted by law.

     (b) Pursuant to the provisions of Section 145 of the Delaware GCL, every Delaware corporation has the power to indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense or settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     (c) Section 102(b)(7) of the Delaware GCL currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, for unlawful dividends or unlawful stock repurchases or redemptions, and (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The securities issued in the transactions described below were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to transactions by an issuer not involving any public offering. The factors that assured the availability of the exemption provided by
Section 4(2) of the Securities Act included the sophistication of the offerees and the purchasers, their access to material information, the disclosures actually made to them by the Company and the absence of any general solicitation or advertising.

     In September 1994, the Company issued 800,000 shares of preferred stock to a class of six accredited investors for the aggregate offering price of $1,600,000 resulting in net proceeds of $1,559,084.

     In December 1995, the Company issued 112,500 shares of Common Stock to Daniel E. Meyer, a former employee and officer of the Company, as consideration in a pooling-of-interests transaction in which Advanced Research Technologies, Inc. was merged with and into ART Acquisition Corp., a wholly owned subsidiary of the Company. Prior to December 31, 1995, ART Acquisition Corp. was merged into the Company.

     In February 1996, the Company issued 1,347,859 shares of Common Stock and 1,347,860 shares of preferred stock to the shareholders of New York N2K (consisting of Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin and Jerold L. Rosen) in exchange for all of the outstanding common stock of New York N2K. The Company subsequently changed its name to N2K Inc.

     In February 1996, the Company issued a warrant to Unterberg Harris to purchase 37,500 shares of Common Stock at an exercise price of $3.20 per share as compensation for acting as financial advisor to the Company in connection with the Merger. In January 1998, these warrants were exercised.

     In February, April and May 1996, the Company issued 4,659,200 shares of preferred stock (in addition to the 1,347,860 shares of preferred stock issued in consideration for the shares of N2K Inc.), to a class of purchasers (consisting of 40 accredited investors and 3 management employees of the Company) for the aggregate offering price of $3,727,360.

     In May and June 1996, the Company issued 5,333,333 shares of preferred stock to a class of 43 accredited investors for the aggregate offering price of $16,000,000 resulting in net proceeds of $15,268,284.

     In May and June 1996, the Company issued warrants to Allen & Company Incorporated to purchase 64,166 shares of Common Stock at an exercise price of $12.00 per share, as compensation for acting as placement agent to the Company in connection with the issuance of preferred stock.

     In May 1996, the Company issued 6,250 shares of Common Stock in payment to the law firm of Pryor, Cashman, Sherman & Flynn for legal services rendered.

     In June 1996, the Company issued warrants to purchase 2,833 shares of Common Stock at an exercise price of $12.00 per share to Stuart Sundlun, an unaffiliated individual, as a finder's fee in connection with the issuance of preferred stock.

     In April 1997, the Company issued 2,480,329 shares of preferred stock (including 17,000 shares as a finder's fee issued to David Darst, an unaffiliated individual) to a class of 18 accredited investors for the aggregate offering price of $7,389,987 resulting in net proceeds of $7,215,531. In connection with the issuance of preferred stock in April 1997, the Company issued warrants to Allen & Company Incorporated to purchase 48,555 shares of Common Stock at an exercise price of $12.00 per share as a placement fee.

     In July 1997, the Company issued Management Notes to three members of the Company's management in the aggregate principal amount of $1,750,000 in exchange for loans to the Company in the aggregate principal amount of $1,750,000, along with warrants to purchase 48,609 shares of Common Stock at an exercise price of $12.00 per share. On October 17, 1997, the Management Notes, including interest, converted into 95,354 shares of Common Stock.

     In August 1997, the Company issued Senior Notes to a group of five affiliated accredited institutional investors and one existing stockholder in the aggregate principal amount of $6,021,600 in exchange for loans to the Company in the aggregate principal amount of $6,021,600, along with warrants to purchase 167,266 shares of Common Stock at an exercise price of $12.00 per share. In connection with the issuance of the Senior Notes in August 1997, the Company issued warrants to Allen & Company Incorporated to purchase 83,389 shares of Common Stock at an exercise price of $12.00 per share as a placement fee.

     In October 1997, (i) AOL agreed to purchase 169,779 shares of Common Stock simultaneously with the IPO, which are subject to a put arrangement, and (ii) the Company issued a warrant for the future purchase of up to 184,736 additional shares of Common Stock to AOL, for the aggregate offering price (and net proceeds) of $3,000,000. The AOL Warrant is exercisable as to 92,368 shares of Common Stock in October 1998 and as to another 92,368 shares of Common Stock in October 1999, at an exercise price of $19.00 per share.

     In November 1997, the Company issued 2,500 shares of Common Stock to Arthur
S. Weiner for legal services rendered prior to his employment with the Company.

     Since August 1994, the Company has issued an aggregate of 2,276,638 stock options at a weighted average exercise price of $9.88 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   3.1   --   Amended and Restated Certificate of Incorporation of the
              Registrant. (Exhibit 3.1 to the Registrant's Registration
              Statement on Form S-1 (File No. 333-47307) is hereby
              incorporated by reference.)
   3.2   --   Amended and Restated Bylaws of the Registrant. (Exhibit 3.2
              to the Registrant's Registration Statement on Form S-1 (File
              No. 333-47307) is hereby incorporated by reference.)
   4.1   --   Specimen of Certificate for Common Stock (Exhibit 4.1 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.2   --   1987 Employee Incentive Stock Option Plan of the Company
              (Exhibit 4.2 to the Registrant's Registration Statement on
              Form S1 (File No. 333-33105) is hereby incorporated by
              reference).
   4.3   --   Amended and Restated 1996 Stock Option Plan of the Company
              (Exhibit 4.3 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
   4.4   --   1996 Employee Stock Purchase Plan (Exhibit 4.4 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.5   --   1997 Directors' Stock Option Plan (Exhibit 4.5 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.6   --   Note Purchase Agreement dated October 30, 1987 between the
              Company and Gary M. Lauder (Exhibit 4.6 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
   4.7   --   Form of Series A Preferred Stock Purchase Agreement (Exhibit
              4.7 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
   4.8   --   Form of Series C Preferred Stock Purchase Agreement (Exhibit
              4.8 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   4.9   --   Form of Series D Preferred Stock Purchase Agreement (Exhibit
              4.9 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
   4.10  --   Form of Series E Preferred Stock Purchase Agreement (Exhibit
              4.10 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
   4.11  --   Form of Series F Preferred Stock Purchase Agreement (Exhibit
              4.11 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
   4.12  --   Form of Series G Preferred Stock Purchase Agreement (Exhibit
              4.12 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
   4.13  --   Registration Rights Agreement dated as of February 13, 1996 among the Company and the shareholders of New York N2K
              (Exhibit 4.13 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
   4.14  --   Warrant Agreement dated as of February 13, 1996 between the
              Company and Unterberg Harris (Exhibit 4.14 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.15  --   Form of Warrant Certificate of the Company (Exhibit 4.15 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
   4.16  --   Form of 14% Management Note of the Company (Exhibit 4.16 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
   4.17  --   Form of 14% Senior Note of the Company (Exhibit 4.17 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.18  --   Form of Warrant Certificate of the Company, issued in
              connection with the 14% Senior Notes (Exhibit 4.18 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.19  --   Letter Agreement dated September 16, 1997 between the
              Company and America Online, Inc. (Exhibit 4.19 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
   4.21  --   Subscription Agreement dated as of October 22, 1997 between the Company and America Online, Inc. (the "AOL Subscription
              Agreement") (Exhibit 4.1 to the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended September 30, 1997 is hereby incorporated by reference).
   4.22  --   Registration Rights Agreement dated as of October 22, 1997 between the Company and America Online, Inc. (Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1997 is hereby incorporated by reference).
   4.23  --   Form of Warrant Certificate of the Company, issued in
              connection with the purchase of shares of the Company's
              Common Stock by America Online, Inc. under the terms of the
              AOL Subscription Agreement (Exhibit 4.3 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1997 is hereby incorporated by reference).
   5.1   --   Opinion of Dewey Ballantine LLP.

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   9.1   --   Stockholders' Agreement dated February 13, 1996, by and
              among James E. Coane, Charles Wilson III, Poly Ventures II,
              Limited Partnership, AT&T Corporation, Gary Lauder,
              Unterberg Harris Interactive Media Limited Partnership,
              C.V., Lawrence L. Rosen, Jonathan V. Diamond, Robert David
              Grusin and the Company (Exhibit 9.1 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
  10.1   --   Employment Agreement effective as of February 13, 1996
              between the Company and Lawrence L. Rosen (Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.2   --   Employment Agreement effective as of February 13, 1996
              between the Company and Jonathan V. Diamond (Exhibit 10.2 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.3   --   Employment Agreement effective as of February 13, 1996
              between the Company and Robert David Grusin (Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.4   --   Employment Agreement dated as of May 1, 1987 between the
              Company and James E. Coane (Exhibit 10.4 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
  10.5   --   Employment Agreement dated as of February 8, 1988 between
              the Company and Bruce Johnson (Exhibit 10.5 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.6   --   Letter Agreement re: Revolving Line of Credit with
              CoreStates Bank, N.A. (f.k.a. Meridian Bank) (Exhibit 10.6
              to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.7   --   Letter Agreement dated June 3, 1996 between the Company and
              Rocktropolis Enterprises, LLC (Exhibit 10.7 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.8   --   Lease Agreement dated April 26, 1991 between the Company and
              Bebob Associates, as amended (Exhibit 10.8 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.9   --   Lease Agreement dated September 7, 1995 between New York N2K and 55 Broad Street Company, as supplemented by the First,
              Second, Third and Fourth Additional Space Agreements dated
              April 1, April 2, April 3 and October 15, 1996 between the
              Company and 55 Broad Street Company (Exhibit 10.9 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.10  --   Small Order Fulfillment Agreement between the Company and
              Valley Record Distributors (Exhibit 10.10 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.11  --   Indemnification Agreement dated as of February 13, 1996
              among the Company and the stockholders of New York N2K
              (Exhibit 10.11 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
  10.12  --   Form of Director Indemnification Agreement (Exhibit 10.12 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.13  --   Sales Data Agreement dated June 5, 1996 between the Company and SoundScan, Inc. (Exhibit 10.13 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  10.14  --   Distribution Agreement dated October 16, 1996 between the
              Company and RED Distribution, Inc. (Exhibit 10.14 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.15  --   Employment Agreement dated as of October 15, 1996 between
              the Company and Phil Ramone (Exhibit 10.15 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.16  --   Sponsorship Agreement dated September 23, 1997 between the
              Company and Excite, Inc. (Exhibit 10.16 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
  10.17  --   Letter Agreement dated October 28, 1996 between the Company and Virgin Records America Inc. (Exhibit 10.17 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.18  --   Web Site Development Agreement dated as of November 1, 1996 between the Company and Interstate Broadcasting Company,
              Inc. (Exhibit 10.18 to the Registrant's Registration
              Statement on Form S-1 (File No. 333-33105) is hereby
              incorporated by reference).
  10.19  --   Content and Services Agreement dated as of May 21, 1997
              between WebTV Networks, Inc. and the Company (Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.20  --   Letter of Intent dated December 18, 1996 between the Company and MTV Networks (Exhibit 10.21 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
  10.21  --   Web Site Development Agreement dated as of June 18, 1997
              between WBGO and the Company (Exhibit 10.22 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.22  --   @Home Shopping Tenant Agreement dated June 5, 1997 between
              At Home Corporation and the Company (Exhibit 10.23 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.23  --   Interactive Marketing Agreement dated as of September 1,
              1997 between America Online, Inc. and the Company (Exhibit
              10.24 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
  10.24  --   Memorandum of Understanding dated August 4, 1997 between the
              Company and PointCast, Inc. (Exhibit 10.25 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  10.25  --   Music Producer's Agreement dated as of October 15, 1996
              between the Company and Phil Ramone, Inc. (Exhibit 10.26 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
  10.26  --   Web Site Services Agreement dated as of September 27, 1997 between Netscape Communications Corporation and the Company
              (Exhibit 10.27 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
  10.27  --   Trademark License Agreement dated as of September 28, 1997 between Netscape Communications Corporation and the Company
              (Exhibit 10.28 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
  10.28  --   CD ROM Agreement dated as of September 27, 1997 between
              Netscape Communications Corporation and the Company (Exhibit
              10.29 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  10.29  --   Addendum No. 1 dated as of November 1, 1997 to Interactive
              Marketing Agreement dated as of September 1, 1997 between
              America Online, Inc. and the Company. (Exhibit 10.29 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-47307) is hereby incorporated by reference.)
  10.30  --   Marketing, Advertising and Retail Agreement dated as of
              April 23, 1998 between Ticketmaster Ticketing Co., Inc. and the Company.+
  21.1   --   Subsidiaries of the Registrant (Exhibit 21.1 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
  23.1   --   Consent of Arthur Andersen LLP.
  23.2   --   Consent of Richard A. Eisner & Company, LLP.
  23.3   --   Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).
  24.1   --   Power(s) of Attorney (included on page II-9).

---------------
+ Confidential treatment requested.

     (b) Financial Statement Schedules

     None

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 22, 1998.

                                          N2K INC.

                                          By: /s/ LAWRENCE L. ROSEN

                                            ------------------------------------
                                            Lawrence L. Rosen
                                            Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below under the heading "Signatures" constitutes and appoints Jonathan V. Diamond and Bruce Johnson his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and all documents in connection therewith, including, without limitation, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of June, 1998.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ LAWRENCE L. ROSEN                    Chairman of the Board, Chief Executive Officer
-----------------------------------------------------      and Director (Principal Executive Officer)
                  Lawrence L. Rosen

               /s/ JONATHAN V. DIAMOND                   Vice Chairman and Director
-----------------------------------------------------
                 Jonathan V. Diamond

               /s/ ROBERT DAVID GRUSIN                   Vice Chairman and Director
-----------------------------------------------------
                 Robert David Grusin

                 /s/ JAMES E. COANE                      President, Chief Operating Officer and
-----------------------------------------------------      Director
                   James E. Coane

                  /s/ BRUCE JOHNSON                      Senior Vice President, Secretary, Chief
-----------------------------------------------------      Financial Officer, (Principal Accounting
                    Bruce Johnson                          Officer and Principal Financial Officer) and
                                                           Director

              /s/ ROBERT C. HARRIS, JR.                  Director
-----------------------------------------------------
                Robert C. Harris, Jr.

                /s/ SUSANNE HARRISON                     Director
-----------------------------------------------------
                  Susanne Harrison

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
 3.1      --  Amended and Restated Certificate of Incorporation of the
              Registrant. (Exhibit 3.1 to the Registrant's Registration
              Statement on Form S-1 (File No. 333-47307) is hereby
              incorporated by reference.)
 3.2      --  Amended and Restated Bylaws of the Registrant. (Exhibit 3.2
              to the Registrant's Registration Statement on Form S-1 (File
              No. 333-47307) is hereby incorporated by reference.)
 4.1      --  Specimen of Certificate for Common Stock (Exhibit 4.1 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.2      --  1987 Employee Incentive Stock Option Plan of the Company
              (Exhibit 4.2 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
 4.3      --  Amended and Restated 1996 Stock Option Plan of the Company
              (Exhibit 4.3 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
 4.4      --  1996 Employee Stock Purchase Plan (Exhibit 4.4 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.5      --  1997 Directors' Stock Option Plan (Exhibit 4.5 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.6      --  Note Purchase Agreement dated October 30, 1987 between the
              Company and Gary M. Lauder (Exhibit 4.6 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
 4.7      --  Form of Series A Preferred Stock Purchase Agreement (Exhibit
              4.7 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.8      --  Form of Series C Preferred Stock Purchase Agreement (Exhibit
              4.8 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.9      --  Form of Series D Preferred Stock Purchase Agreement (Exhibit
              4.9 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.10     --  Form of Series E Preferred Stock Purchase Agreement (Exhibit
              4.10 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.11     --  Form of Series F Preferred Stock Purchase Agreement (Exhibit
              4.11 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.12     --  Form of Series G Preferred Stock Purchase Agreement (Exhibit
              4.12 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
 4.13     --  Registration Rights Agreement dated as of February 13, 1996 among the Company and the shareholders of New York N2K
              (Exhibit 4.13 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
 4.14     --  Warrant Agreement dated as of February 13, 1996 between the
              Company and Unterberg Harris (Exhibit 4.14 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.15     --  Form of Warrant Certificate of the Company (Exhibit 4.15 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
 4.16     --  Form of 14% Management Note of the Company (Exhibit 4.16 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
 4.17     --  Form of 14% Senior Note of the Company (Exhibit 4.17 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.18     --  Form of Warrant Certificate of the Company, issued in
              connection with the 14% Senior Notes (Exhibit 4.18 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.19     --  Letter Agreement dated September 16, 1997 between the
              Company and America Online, Inc. (Exhibit 4.19 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
 4.21     --  Subscription Agreement dated as of October 22, 1997 between the Company and America Online, Inc. (the "AOL Subscription
              Agreement") (Exhibit 4.1 to the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended September 30, 1997 is hereby incorporated by reference).
 4.22     --  Registration Rights Agreement dated as of October 22, 1997 between the Company and America Online, Inc. (Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1997 is hereby incorporated by reference).
 4.23     --  Form of Warrant Certificate of the Company, issued in
              connection with the purchase of shares of the Company's
              Common Stock by America Online, Inc. under the terms of the
              AOL Subscription Agreement (Exhibit 4.3 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1997 is hereby incorporated by reference).
 5.1      --  Opinion of Dewey Ballantine LLP.
 9.1      --  Stockholders' Agreement dated February 13, 1996, by and among James E. Coane, Charles Wilson III, Poly Ventures II,
              Limited Partnership, AT&T Corporation, Gary Lauder,
              Unterberg Harris Interactive Media Limited Partnership,
              C.V., Lawrence L. Rosen, Jonathan V. Diamond, Robert David
              Grusin and the Company (Exhibit 9.1 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
10.1      --  Employment Agreement effective as of February 13, 1996 between the Company and Lawrence L. Rosen (Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.2      --  Employment Agreement effective as of February 13, 1996 between the Company and Jonathan V. Diamond (Exhibit 10.2 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.3      --  Employment Agreement effective as of February 13, 1996 between the Company and Robert David Grusin (Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.4      --  Employment Agreement dated as of May 1, 1987 between the
              Company and James E. Coane (Exhibit 10.4 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
10.5      --  Employment Agreement dated as of February 8, 1988 between the Company and Bruce Johnson (Exhibit 10.5 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.6      --  Letter Agreement re: Revolving Line of Credit with
              CoreStates Bank, N.A. (f.k.a. Meridian Bank) (Exhibit 10.6
              to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.7      --  Letter Agreement dated June 3, 1996 between the Company and
              Rocktropolis Enterprises, LLC (Exhibit 10.7 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.8      --  Lease Agreement dated April 26, 1991 between the Company and
              Bebob Associates, as amended (Exhibit 10.8 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
10.9      --  Lease Agreement dated September 7, 1995 between New York N2K and 55 Broad Street Company, as supplemented by the First,
              Second, Third and Fourth Additional Space Agreements dated
              April 1, April 2, April 3 and October 15, 1996 between the
              Company and 55 Broad Street Company (Exhibit 10.9 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.10     --  Small Order Fulfillment Agreement between the Company and
              Valley Record Distributors (Exhibit 10.10 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.11     --  Indemnification Agreement dated as of February 13, 1996 among the Company and the stockholders of New York N2K
              (Exhibit 10.11 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
10.12     --  Form of Director Indemnification Agreement (Exhibit 10.12 to
              the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.13     --  Sales Data Agreement dated June 5, 1996 between the Company and SoundScan, Inc. (Exhibit 10.13 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
10.14     --  Distribution Agreement dated October 16, 1996 between the
              Company and RED Distribution, Inc. (Exhibit 10.14 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.15     --  Employment Agreement dated as of October 15, 1996 between the Company and Phil Ramone (Exhibit 10.15 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.16     --  Sponsorship Agreement dated September 23, 1997 between the
              Company and Excite, Inc. (Exhibit 10.16 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
10.17     --  Letter Agreement dated October 28, 1996 between the Company and Virgin Records America Inc. (Exhibit 10.17 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.18     --  Web Site Development Agreement dated as of November 1, 1996 between the Company and Interstate Broadcasting Company,
              Inc. (Exhibit 10.18 to the Registrant's Registration
              Statement on Form S-1 (File No. 333-33105) is hereby
              incorporated by reference).
10.19     --  Content and Services Agreement dated as of May 21, 1997 between WebTV Networks, Inc. and the Company (Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).
10.20     --  Letter of Intent dated December 18, 1996 between the Company and MTV Networks (Exhibit 10.21 to the Registrant's
              Registration Statement on Form S-1 (File No. 333-33105) is
              hereby incorporated by reference).
10.21     --  Web Site Development Agreement dated as of June 18, 1997 between WBGO and the Company (Exhibit 10.22 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.22     --  @Home Shopping Tenant Agreement dated June 5, 1997 between
              At Home Corporation and the Company (Exhibit 10.23 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.23     --  Interactive Marketing Agreement dated as of September 1,
              1997 between America Online, Inc. and the Company (Exhibit
              10.24 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
10.24     --  Memorandum of Understanding dated August 4, 1997 between the
              Company and PointCast, Inc. (Exhibit 10.25 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
10.25     --  Music Producer's Agreement dated as of October 15, 1996 between the Company and Phil Ramone, Inc. (Exhibit 10.26 to the Registrant's Registration Statement on Form S-1 (File
              No. 333-33105) is hereby incorporated by reference).

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
10.26     --  Web Site Services Agreement dated as of September 27, 1997 between Netscape Communications Corporation and the Company
              (Exhibit 10.27 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
10.27     --  Trademark License Agreement dated as of September 28, 1997 between Netscape Communications Corporation and the Company
              (Exhibit 10.28 to the Registrant's Registration Statement on
              Form S-1 (File No. 333-33105) is hereby incorporated by
              reference).
10.28     --  CD ROM Agreement dated as of September 27, 1997 between
              Netscape Communications Corporation and the Company (Exhibit
              10.29 to the Registrant's Registration Statement on Form S-1
              (File No. 333-33105) is hereby incorporated by reference).
10.29     --  Addendum No. 1 dated as of November 1, 1997 to Interactive
              Marketing Agreement dated as of September 1, 1997 between
              America Online, Inc. and the Company. (Exhibit 10.29 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-47307) is hereby incorporated by reference.)
10.30     --  Marketing, Advertising and Retail Agreement dated as of
              April 23, 1998 between Ticketmaster Ticketing Co., Inc. and the Company.+
21.1      --  Subsidiaries of the Registrant (Exhibit 21.1 to the
              Registrant's Registration Statement on Form S-1 (File No.
              333-33105) is hereby incorporated by reference).
23.1      --  Consent of Arthur Andersen LLP.
23.2      --  Consent of Richard A. Eisner & Company, LLP.
23.3      --  Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).
24.1      --  Power(s) of Attorney (included on page II-9).

---------------
+ Confidential treatment requested.